                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)

            of the Securities Exchange Act of 1934 (Amendment No. 3)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              Tice Technology, Inc.
                (Name of Registrant as Specified In Its Charter)

     ----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          Purchase price of subsidiaries used to calculate fee

     4)   Proposed maximum aggregate value of transaction:
          $1,079,000

     5)   Total fee paid:
          $216

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
                                  ----------------------------------------------
     2)   Form, Schedule or Registration Statement No.:
                                                        ------------------------
     3)   Filing Party:
                        --------------------------------------------------------
     4)   Date Filed:
                      ----------------------------------------------------------

                              Tice Technology, Inc.
                               10267 Kingston Pike
                           Knoxville, Tennessee 37922
                                 (865) 531-0000


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON February 23, 2004

     The annual meeting of shareholders of Tice Technology, Inc., a Delaware corporation ("Tice"), will be held at 10:00 a.m. EDT on Monday, February 23, 2004, at the Tice offices at 10267 Kingston Place, Knoxville, Tennessee, for the following purposes:


     1. To elect directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified.

     2. To amend Tice's Certificate of Incorporation to change the name of the corporation to Atmospheric Glow Technologies, Inc.

     3. To amend Tice's Certificate of Incorporation to increase the number of Common Shares Tice is authorized to issue to 400,000,000.


     4. To ratify the sale of assets and stock of Tice's subsidiary MidSouth Sign Company, Inc. and to approve the sale of stock of Tice's subsidiary LandOak Company, Inc.

     5. To ratify the appointment of Coulter & Justus, P.C. as the independent auditors of the Company for the fiscal year ending March 31, 2004.


     6. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.


     Only shareholders of record at the close of business on January 2, 2004 are entitled to notice of and to vote at the meeting. All shareholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the enclosed envelope for that purpose. Any shareholder of record attending the meeting may vote in person even if he or she previously has returned a proxy.

     A copy of Tice's Annual Report (including Form 10-KSB) is enclosed. A copy of Tice's quarterly report on Form 10-QSB for the six month period ended September 30, 2003 is attached to the proxy statement. Copies of Tice's quarterly report as amended on Form 10-QSB/A for the three month period ended June 30, 2003 is available without charge from Tice upon request or may be viewed at the World Wide Website of the Securities and Exchange Commission (http://www.sec.gov).

     DATED at Knoxville, Tennessee this 1st day of February, 2004.


                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              Charles R. West, President

                             Tice Technology, Inc.
                              10267 Kingston Pike
                           Knoxville, Tennessee 37922
                                 (865) 531-0000

                                PROXY STATEMENT


          THIS PROXY STATEMENT IS DATED FEBRUARY 1, 2004, AND IS FIRST BEING MAILED TO SHAREHOLDERS ENTITLED TO VOTE AT THE MEETING ON OR ABOUT FEBRUARY 11, 2004.


                               SUMMARY TERM SHEET

          This Summary Term Sheet highlights selected information regarding the shareholders' meeting and the matters to be voted upon at the meeting. The summary may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement and the appendices. We have included page references directing you to more complete descriptions.

Proposed Acquisition of the Assets of Atmospheric Glow Technologies, LLC by Tice


          In addition to the election of directors and ratification of the selection of the accountants, the Board of Directors of Tice Technology, Inc. ("Tice") is requesting that the shareholders approve two amendments to Tice's Certificate of Incorporation and ratify or approve the sale of certain of Tice's assets. All of these items relate to Tice's proposed acquisition of the assets of Atmospheric Glow Technologies, LLC ("A-G Tech").

          Tice and A-G Tech have evidenced their interest in consummating the acquisition in a term sheet which has been extended and amended several times (the "Term Sheet"). The Term Sheet is nonbinding except as to the repayment of certain cash advances made by Tice to A-G Tech if the acquisition is not completed, and confidentiality and exclusivity provisions. The consummation of the acquisition is contingent on the execution of a definitive agreement and the approval of the Tice shareholders of the amendments to the Certificate of Incorporation and divestiture of the Tice subsidiaries as well as the occurrence of other events.

          The Term Sheet is described in more detail in Item 3 (page 19). A summary of the most material terms embodied in the Term Sheet follows:


     . Purchase by Tice of all assets of A-G Tech, including transfer of the licenses to the atmospheric plasma technology.


     . Issuance of 87,456,629 Tice Common Shares and 500,000 Tice Class B Common Shares to A-G Tech which shares may not be transferred for twelve months following issuance and grant of options to A-G Tech to acquire up to 1,375,000 Tice Common Shares at a price of $0.11 per share for three years.

     . Tice supplies bridge funding to A-G Tech in the form of cash advances of $50,000 per month through August 31, 2003, $100,000 upon execution of the amended and restated Term Sheet in September 2003, $200,000 in October 2003, and $125,000 each thirty days thereafter beginning in October 2003 (and increasing to $150,000 per month beginning January 24, 2004 if the purchase transaction has not been consummated) together with a previously advanced $1,525,000 to fund a redemption of stock of certain shareholders of A-G Tech; $3,135,000 had been advanced by Tice through December 1 2003; Tice has also guaranteed repayment of a $225,000 note issued by A-G Tech for the purchase of testing equipment.

     . Tice raises a minimum of $4,175,000 in private placements (including conversion of debt) prior to or simultaneously with the closing of the acquisition.

     . Tice divests itself of its subsidiaries, LandOak Company, Inc. and MidSouth Sign Company, Inc. (the later of which has been sold).


Sale of Tice subsidiaries - LandOak Company, Inc. and MidSouth Sign Company,
Inc.


          In connection with the purchase of the assets of A-G Tech, Tice has agreed to divest itself of its subsidiaries LandOak Company, Inc. and MidSouth Sign Company, Inc., subject to approval of its shareholders of the sale of LandOak and ratification by its shareholders of the sale of MidSouth.


LandOak Company, Inc. ("LandOak")


          LandOak was primarily in the automobile and light truck rental, leasing financing, and sales business. It had a loss of approximately $683,000 for fiscal year 2003 and just over $2.4 million for fiscal year 2002 (see Appendix A for unaudited financial statements of LandOak). In response and reflected in the decrease in the losses, Tice has (pages 32 and 33)


     .    Closed its rental centers to minimize ongoing expenses.

     .    Ceased entering into new vehicle leases and sales contracts.

     .    Worked to liquidate the vehicle inventory.


     . Negotiated a sale of stock of LandOak to two directors and shareholders of Tice, Pat Martin and Mike Atkins, in which Tice agrees to pay $626,095 (in the form of Tice Common Shares valued at $0.11 per share) owed by it to LandOak and the buyers agree to assume LandOak's liabilities at the time of the sale which are expected to be approximately $1,700,000.

MidSouth Sign Company, Inc. ("MidSouth")


          The primary business of MidSouth is the design, fabrication, installation, and service of metal and vinyl signage. It also operated a division called National Survey Associates ("NSA") that provided sign survey, project management, and other related services. MidSouth had a loss of approximately $191,000 for fiscal year 2003 and of almost $1.2 million for fiscal year 2002 (see Appendix B for unaudited financial statements of MidSouth). In response and reflected in the decrease in the loss, Tice has (pages 33 through 34)

     . Sold, effective July 1, 2002, the installation business and certain related assets to a former employee for $139,500, payable monthly through June 1, 2003 with a balloon payment due July 1, 2003 which has been paid.


     . Sold the NSA division (negotiated on behalf of Tice by Pat Martin, a director of Tice) to the President of Tice, Charles West, and an unrelated person effective August 1, 2002, for forgiveness of debt to the purchaser of $278,000, and the assumption by the purchaser of liabilities of MidSouth of $663,644 and 5% of receipts from former customers of MidSouth that are listed on an exhibit for twelve months after the sale.


     . Sold the stock of MidSouth to the employee who purchased the installation business effective March 31, 2003 in an arrangement in which Tice assumed the secured debt of MidSouth to two financial institutions of $372,500 and advanced $209,000 of working capital and the buyer assumed liabilities of MidSouth at the time of sale which were $848,671 and executed a note for $209,000 to Tice bearing interest at 6%, secured by the accounts receivable, fixtures, and assets of MidSouth, and payable over two years based on a five-year amortization with the remaining principle and interest due at the end of two years.


Frequently Asked Questions Concerning This Proxy Statement

Q: Why am I receiving these materials?


A: The Board of Directors is providing this proxy statement and Tice's Annual Report to you in connection with Tice's Annual Meeting of Shareholders (the "Meeting") which will take place on February 23, 2004 at 10:00 a.m. EDT at Tice's principal executive office at 10267 Kingston Pike, Knoxville, Tennessee 37922. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement. The cost of the proxy solicitation will be borne by Tice.


Q: What information is contained in these materials?

A: The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of the directors and our most highly paid officers, and certain other required information. Our most recent Quarterly Report for the period ended September 30, 2003 on Form 10-QSB is attached as Appendix C. Our most recent Annual Report is also enclosed.


Q: What proposals will be voted on at the meeting?

A: There are five proposals scheduled to be voted on at the meeting:


     1. Election as directors of Tice of the following five (5) individuals for one year terms: Patrick L. Martin, Thomas W. Reddoch, Michael W. Howard, David J. DeCrane, and Kimberly Kelly-Wintenberg;


     2. Amendment of Tice's Certificate of Incorporation to change the corporation's name to Atmospheric Glow Technologies, Inc.;

     3. Amendment of Tice's Certificate of Incorporation to increase the number of Common Shares Tice is authorized to issue to 400,000,000;


     4. Ratification of the sale of assets and the stock of Tice's subsidiary MidSouth Sign Company, Inc. and approval of the sale of stock of Tice's subsidiary LandOak Company, Inc.; and


     5.   Ratification of Coulter & Justus, P.C. as Tice's independent auditors.

Q: What are the voting recommendations of the Board of Directors?

A: Our Board of Directors recommends that you vote your shares "FOR" each of the nominees for election to the Board and "FOR" the other proposals.

Q: Who is entitled to vote?


A: Shareholders of Tice as of the close of business on January 2, 2004 (the "Record Date") are entitled to vote at the annual meeting.


Q: What classes of shares are entitled to be voted?


A: The holders of shares of both classes of common stock on the Record Date are entitled to vote on each proposal at the Annual Meeting. Each outstanding share is entitled to one vote. In addition, holders of Class B Common Shares are entitled to elect three of the members of the Board of Directors. Holders of Common Shares are only entitled to elect two directors (25% of the members of the Board of Directors). The two nominees who receive the greatest number of votes from holders of Common Shares will be designated the directors elected by the holders of Common Shares. If more than two nominees receive the same number of votes (which is also the greatest number), the holders of Common Shares present at the meeting, in person or by proxy, will vote on the designation of the two directors from among the nominees who received the greatest number of votes. As of January 2, 2004, there were 22,773,329 Common Shares and 750,000 Class B Common Shares issued and outstanding. Voting of approximately 60% of the Common Shares and all of the Class B Common Shares is controlled by Patrick L. Martin. Mr. Martin, Michael A. Atkins, and Charles
R. West (current President and director of Tice), who together own or control in excess of 51% of the Common Shares, have agreed to vote for the proposals.


Q: What constitutes a quorum?

A: The required quorum for the transaction of business at the Annual Meeting is one-third of the votes eligible to be cast by holders of the issued and outstanding shares of Tice, present or represented by proxy, as of the record date.

Q: What does it mean if I receive more than one proxy card?

A: It means that you hold shares registered in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted.

Q: How do I vote?

A: Sign and date each proxy card you receive (many shareholders receive multiple proxies) and return it in the enclosed envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf "FOR" the election of the five director nominees, "FOR" both amendments to the Tice Certificate of Incorporation, "FOR" the sale of the subsidiaries, and "FOR" the ratification of the selection of the independent auditors. You have the right to revoke your proxy by voting in person at the meeting.

          Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

          Shareholders do not have the right to cumulate their votes in the election of directors of Tice. With respect to the election of directors, you may (1) vote for all of the director nominees as a group, (2) withhold your vote for all the director nominees as a group, or (3) vote for all director nominees as a group except those nominees you identify. If you sign, date, and mail your proxy card without indicating how you want to vote, you will be counted as a vote in favor of each of the proposals.

          If you sign, date, and mail your proxy card in time to be cast at the Annual Meeting indicating how you want to vote, it will be voted in accordance with your instructions. The persons named as proxy holders in the proxies are officers or directors of Tice. We encourage you to vote and to vote promptly. If a quorum is not present at the Annual Meeting, the designated proxy holder on the applicable proxy card will vote the returned proxy cards to adjourn the Annual Meeting to a time and place to be announced.

Q: How do I sign the proxy?

A: Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney, executor, administrator, guardian, trustee, or officer or agent of a company), you should indicate your name and title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, each owner must sign.

Q: Who will count the votes?

A: Registrar and Transfer Company, Tice's transfer agent, will tabulate the returned proxy votes by mail and the independent inspector of the election will tabulate the votes at the meeting.

Q: How many votes are needed for approval of each proposal?


A: Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning that the five nominees receiving the most votes from holders of the class of stock electing each such director will be elected directors. The affirmative vote of a majority of the outstanding Common Shares and Class B Common Shares is required to approve the amendments to the Certificate of Incorporation and the sale of assets. A majority of the Common Share and Class B Common Shares present in person or represented by proxy is required to ratify the selection of the independent auditors for the fiscal year ending March 31, 2004.


Q: Who can attend the Annual Meeting?

A: All persons who are shareholders on the Record Date can attend. If your shares are held in the name of a broker or other nominee, please bring proof of share ownership, such as a broker's statement, to the Annual Meeting to receive admittance.


Q: When are the shareholder proposals and nominations for the Board of Directors for the Annual Meeting following this one due?

A: Shareholder proposals intended to be presented at, and included in Tice's proxy statement and proxy related to, Tice's next Annual Meeting, and the nominations of candidates for election to the Board of Directors at that Annual Meeting, must be submitted in writing to Tice's Secretary at its executive offices within a reasonable time before Tice begins to print and mail the proxies for such meeting. Shareholder proposals intended to be presented at, but not included in Tice's proxy statement and proxy for, that meeting must be received by Tice within a reasonable time prior to the meeting, at the same address. If not received in a timely manner, those persons named in the proxy may use the discretionary authority granted in the proxy to vote on the proposal. Such nominations and proposals must be in compliance with applicable laws and regulations, as well as Tice's Bylaws, in order to be considered for inclusion in the proxy statement and form of proxy for that meeting. Copies of the Bylaws are available to the shareholders of Tice free of charge upon request in writing to Tice's Secretary.

Q: Who will bear the cost of soliciting votes for the meeting?

A: Tice will bear any expenses incurred in soliciting proxies. Proxies may be solicited by mail, telephone, or telegraph by Tice and its management and employees. Tice's management and employees will not receive any additional compensation for these services. Tice will request brokers, nominees, and other fiduciaries and custodians who hold shares of stock of Tice in their names to provide a copy of this Proxy Statement and any accompanying materials to the beneficial owners of such shares. Tice will reimburse such persons, if requested, for their reasonable fees and expenses incurred in completing the mailing of such material to the beneficial owners.

Voting at the Meeting

          Votes cast by proxy or in person at the Meeting will be tabulated by the election inspector appointed for the Meeting and will determine whether a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.


          If the accompanying proxy is properly signed and returned to Tice and not revoked, it will be voted in accordance with the instructions contained in the proxy. Unless contrary instructions are given, the designated proxy holder in the accompanying proxy will vote "FOR" the Board of Directors slate of nominees, "FOR" the amendment to the Certificate of Incorporation changing the name of the Corporation to Atmospheric Glow Technologies, Inc., "FOR" the amendment to the Certificate of Incorporation increasing the number of authorized shares to 400,000,000, "FOR" the sale of substantially all assets, and "FOR" ratification of the appointment of Coulter & Justus, P.C. as Tice's independent auditors for the financial audit of fiscal year ending March 31, 2004.


Revocability of Proxies

          Any person giving a proxy may revoke the proxy at any time before its use by delivering to Tice written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Voting Agreements

          William A. Tice, the holder of approximately 27% of the outstanding Common Shares, agreed to elect two designees of certain purchasers in a private placement which closed in June

1999. The purchasers included Michael A. Atkins and Patrick L. Martin. This agreement continues for so long as Mr. Atkins and Mr. Martin, together with the initial investors under the private placement, own at least 10% of Tice's common stock. In addition, if the 10% requirement is no longer met, so long as such persons own at least 5% of Tice's common stock or the promissory notes sold in the private placement remain outstanding, Mr. Tice has agreed to elect one of their designees as a director. Mr. Atkins and Mr. Martin are the initial designees.

Share Ownership of Directors, Executives, and Certain Other Shareholders


          The following table sets forth information with respect to ownership of issued and outstanding shares and warrants of Tice by management and 5% or greater shareholders as of December 1, 2003. Except as otherwise indicated, all owners have sole voting power and investment power over all shares listed.



----------------------------------------------------------------------------------
                                                       Total Number of    Percent
                                                      Securities Owned      of
     Name and Address             Title of Class        Beneficially     Class (1)
----------------------------------------------------------------------------------
William A. Tice (1)           Common Shares               6,059.245         27%
5315 Kesterbrooke Blvd.
Knoxville, TN
----------------------------------------------------------------------------------
Michael A. Atkins (2)         Common Shares              13,391,387         59%
1033 Spyglass Way
Knoxville, TN
----------------------------------------------------------------------------------
Patrick L. Martin (3)         Common Shares              14,111,838         60%
30 Rivendell                  Class B Common Shares         750,000        100%
Knoxville, TN
----------------------------------------------------------------------------------
Charles R. West (4)           Common Shares                 791,222          3%
3516 Navigator Place
Knoxville, TN
----------------------------------------------------------------------------------
Joseph B. Baker (5)           Common Shares               5,000,000         22%
8501 Old Town Court
Knoxville, TN
----------------------------------------------------------------------------------
Herman Larry Garner (5)       Common Shares               5,050,000         22%
2622 Hill Court
Maryville, TN
----------------------------------------------------------------------------------
TLC Rental and Leasing, LLC   Common Shares               8,000,000         35%
10267 Kingston Pike
Knoxville, TN
----------------------------------------------------------------------------------
AMBG Holding, LLC             Common Shares               5,000,000         22%
10267 Kingston Pike
Knoxville, TN
----------------------------------------------------------------------------------
Directors and Officers        Common Shares              15,294,447         63%
  As a Group (6)              Class B Common Shares         750,000        100%
----------------------------------------------------------------------------------

1. Mr. Tice is former Chairman of the Board, Executive Vice President, and director of Tice. The number of Common Shares listed for Mr. Tice includes 10,000 Common Shares held for his daughter. During fiscal year 2002, Mr. Tice transferred 750,000 Class B Common Shares to Mr. Martin in a financing transaction.


2. Mr. Atkins is a director of Tice. The number of Common Shares listed for Mr. Atkins includes 363,572 Common Shares owned by his wife, Sherry Lynn Turner, 8,000,000 Common Shares owned by TLC Rental and Leasing, LLC (formerly The LandOak Company, LLC) in which Mr. Atkins holds a 50% membership interest and 5,000,000 Common Shares owned by AMBG Holdings, LLC (formerly MidSouth Sign Company, LLC) in which Mr. Atkins holds a 25% membership interest.

3. Mr. Martin is a director of Tice. The number of Common Shares listed for Mr. Martin includes 8,000,000 Common Shares owned by TLC Rental and Leasing, LLC (formerly The LandOak Company, LLC), in which Mr. Martin holds a 50% membership interest, 5,000,000 Common Shares owned by AMBG Holdings, LLC (formerly MidSouth Sign Company, LLC), in which Mr. Martin holds a 25% membership interest, and 750,000 Common Shares that he would receive if he converted his Class B Common Shares which he acquired from William Tice during fiscal year 2002 in a financing transaction.

4. Mr. West is President, Chief Executive Officer, and a director of Tice. The number of Common Shares listed for Mr. West includes the 690,071 Common Shares he would receive if he exercised his stock options which have vested.

5. The number of Common Shares listed for Mr. Baker and Mr. Garner includes 5,000,000 Common Shares owned by AMBG Holding, LLC in which Mr. Baker and Mr. Garner each hold a 25% membership interest.

6. The number of Common Shares listed for directors and officers as a group include the 750,000 Common Shares that Mr. Martin would receive if he converted his Class B Common Shares, the 690,071 Common Shares that Mr. West would receive if he exercised his options which have vested, 363,572 Common Shares for Mr. Atkins owned by Ms. Turner, his wife, 8,000,000 Common Shares for Mr. Martin and Mr. Atkins because of their ownership of TLC Rental and Leasing, LLC, and 5,000,000 Common Shares for Mr. Martin and Mr. Atkins because of their ownership of AMBG Holdings, LLC.

          During Tice's 2002 fiscal year, Mr. Tice transferred 750,000 Class B Common Shares which constitute all of the currently issued and outstanding shares of that class, to Mr. Martin in connection with a loan made by Mr. Martin to Mr. Tice in the amount of $50,000. Mr. Martin used his personal funds to make the loan.


          If the acquisition of A-G Tech is consummated, there will be a change of control of Tice. A-G Tech will receive 87,456,629 Tice Common Shares and 500,000 Tice Class B Common

Shares and options to acquire an additional 1,375,000 Tice Common Shares, a price of $0.11 per share for three years. The options have no estimated fair value (based on the share price of $0.06 as of December 19, 2003, a dividend growth rate of 0.0%, expected volatility of 12% as determined over the prior three year period, a risk-free interest rate of 4.41% and a three year life). These options, if granted, will be treated according to SFAS 123, Accounting for Stock-Based Compensation. A-G Tech will then own approximately 36% (prior to exercising the options) of the outstanding Tice Common Shares, assuming Tice issues the entire 114,000,000 in the private placements which are available for sale as part of the acquisition. The 500,000 Class B Common Shares will constitute 67% of the outstanding Class B Common Shares as A-G Tech has required and Mr. Martin has agreed to convert 500,000 of his Class B Common Shares to Common Shares in connection with the acquisition leaving him with 250,000 Class B Common Shares so that A-G Tech will be able to elect 75% of the directors of Tice. In order to induce Mr. Martin to convert the Class B Common Shares and to consummate the transaction with A-G Tech, Tice has agreed to issue to The Lanrick Group, Inc., which is owned by Mr. Martin, options to acquire 7,142,857 Tice Common Shares at a price of $0.07 per share for three years. The estimated fair value of the options is $28,574 (based on the share price of $0.06 as of December 19, 2003, a dividend growth rate of 0.0%, expected volatility of 12% as determined over the prior three year period, a risk-free interest rate of 4.41% and a three year life). These options, if granted, will be treated according to SFAS 123, Accounting for Stock-Based Compensation. Mr. Martin has also agreed to vote his Class B Common Shares to elect one designee of A-G Tech to the board after the closing.


                                     ITEM 1.
                              ELECTION OF DIRECTORS

          Tice's Bylaws provide that the number of directors may be fixed from time to time by resolution of the Board of Directors. All directors are elected at each Tice annual meeting of shareholders for a term of one year and hold office until their successors are elected and qualified.


          A board of five directors is to be elected at the Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees indicated below. Two of the nominees, Thomas R. Reddoch and Patrick L. Martin, are currently directors of Tice. Kimberly Kelly-Wintenberg, the founder, a Governor, and a 28% owner of Atmospheric Glow Technologies, LLC, is nominated in connection with the proposed acquisition of the assets of A-G Tech and has agreed to resign if the acquisition is not consummated. In the event that any nominee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee designated by the current Board of Directors. It is not expected that any nominee will be unable or will decline to serve as a director, except as described above. The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until a successor has been elected and qualified. Tice plans to increase the number of the board of directors to nine at some time in the future assuming the acquisition of A-G Tech is completed.

          Information concerning the current and proposed executive officers of Tice and the persons nominated for election as directors is set forth below.


--------------------------------------------------------------------------------
Name                        Age   Position at Company
--------------------------------------------------------------------------------
Thomas R. Reddoch (1)       57    Director, Nominated Director
--------------------------------------------------------------------------------
Patrick L. Martin           50    Director, Nominated Director
--------------------------------------------------------------------------------
Michael W. Howard           46    Nominated Director
--------------------------------------------------------------------------------
David J. DeCrane            66    Nominated Director
--------------------------------------------------------------------------------
Kimberly Kelly-Wintenberg   41    Nominated Director
--------------------------------------------------------------------------------
Charles R. West             46    Director, President, Chief Executive Officer
--------------------------------------------------------------------------------
Michael A. Atkins           42    Director
--------------------------------------------------------------------------------

(1) Mr. Reddoch is expected to become President and Chief Executive Officer of Tice upon the acquisition of A-G Tech by Tice described elsewhere in this proxy statement.


          Mr. Reddoch was elected a director of Tice in December 2001. Mr. Reddoch currently serves as President of Container Technologies, Inc. in Helenwood, Tennessee and has held this position since December 1999. Mr. Reddoch previously served as President of Format Industries, Inc. from 1996 to 1999, was a management consultant from 1994 to 1996 and was Executive Vice President of Electrotek, Concepts, Inc. from 1984 to 1994. Mr. Reddoch received his B.S. in Electrical Engineering in 1967 and his M.S. in Electrical Engineering in 1969 from Lamar University in Beaumont, Texas and a Ph.D. in Electrical Engineering from Louisiana State University in Baton Rouge, Louisiana in 1973. Mr. Reddoch also serves as a director for Atmospheric Glow Technologies, LLC in Rockford, Tennessee and is the President and member of the Board of Directors of Tennessee Center for Research and Development in Knoxville, Tennessee.

          Mr. Martin was elected a director of Tice in May 1999. Since August of 1981, Mr. Martin is an owner of and has been employed by The Lanrick Group, Inc. in Knoxville, Tennessee where he provides financial planning and services. Mr. Martin received a B.A. from the University of Tennessee in Knoxville, in 1974 and a Masters in Financial Planning from The College of Financial Planning in Denver, Colorado in 1995.


          Dr. Howard is CEO and President of EPRI-PEAC Corporation, Knoxville, Tennessee and has held that position since 1999. EPRI-PEAC is a provider of high-value, proactive solutions to enhance the reliability and quality of electric power for the utility industry that depends on digital-quality power for global commerce. Dr. Howard has over 22 years of increasing levels of responsibility with technology companies ranging from entrepreneurial start-ups to large public companies. He has held a variety of management positions in general management, finance, sales and marketing, research and development, and operations. Dr. Howard began his career at

Westinghouse Electric Corporation in 1980 as a participant in their three-year executive management training program. In 1985, he joined a start-up technology company that was partially funded by Westinghouse and later sold to Westinghouse in 1990. In 1990, he formed a technology products company which he sold in 1992. Before joining EPRI-PEAC in 1997, he was President of a venture capital firm from 1993 to 1997 and evaluated hundreds of early-stage technology investment opportunities resulting in a dozen investments and a 25% compounded return to investors. Dr. Howard received a B.S. in Electrical Engineering from the University of Tennessee in 1980, a M.S. in Business and Engineering Management from the University of Pittsburgh in 1983, and a Ph.D. in Engineering Science from the University of Tennessee in 1996.

          Mr. DeCrane is currently a consultant for American Share Insurance, Inc. ("ASI") who is serving as the CEO of United Telephone, a credit union that is under ASI conservatorship. His responsibilities include operations, selection of an ongoing management staff, and the correction of the various deficiencies within the company. He has served as CEO of the credit union since August 2003 and has been a consultant with ASI since August 2003. This follows a distinguished career in the credit union industry where he served as CEO/President of The Telephone Credit Union, Inc. ("TCU") in Cleveland, Ohio for eighteen years from 1984 to 2002 before retiring. TCU serves over 22,000 members in all fifty states with assets valued in excess of $89M and provides services to such companies as SBC/Ameritech, ATT, Lucent, Roadway Express, and FEDEX. Mr. DeCrane was previously employed by Union Commerce and Huntington Banks in various executive positions for over ten years. In addition, he was President and Co-Founder of Computer Systems Co. for ten years, a firm designed to provide to the information industry management and consulting services, software, and computer hardware for financial, manufacturing, retail, and other organizations. Mr. DeCrane attended the University of Nebraska from 1956 to 1958 and Cleveland State University and John Carroll University from 1959 to 1961. His fields of study were Business Administration and Finance with Computer Science.


          Ms. Kelly-Wintenberg is the founder, a Governor, and a 28% owner of Atmospheric Glow Technologies, LLC. Since January 2000, she has been the President and Chief Executive Officer of A-G Tech. Prior to that from August 1993 through December 1999, she was an Instructor, Senior Research Associate, and Research Assistant Professor at the University of Tennessee in Knoxville, Tennessee. She received her B.S. in Microbiology from East Tennessee State University in 1983 and her Ph.D. in Microbiology from the University of Tennessee in 1991.


          Mr. West was elected President and Chief Executive Officer and a director of Tice and Tice's subsidiary, Tice Engineering and Sales, Inc., effective May 1, 1999. From August 1995 to April 1999, Mr. West was a managing partner of Venture Alliance, LLC, a venture capital firm in Knoxville, Tennessee, during which time he oversaw the launch of three out of the firm's eight start-up businesses. In each of the three, he acted as Chief Executive Officer until permanent management was installed. Prior to Venture Alliance, LLC, from 1986 to 1995, Mr. West was President and Chief Executive Officer of MasterCraft Boat Company in Vonore,

Tennessee. He was Executive Vice President and General Manager of that company from 1985 to 1986 and Vice President - Finance from 1982 to 1985. Mr. West is a Certified Public Accountant and received a B.S. in Business Administration from The University of Tennessee in Knoxville in 1979.

          Mr. Atkins was elected a director of Tice in May 1999. Beginning January 1, 2001, Mr. Atkins has served as an outside consultant to the LandOak Company, Inc. since its purchase by Tice. Since March of 1983, Mr. Atkins has been employed by The Lanrick Group, Inc. in Knoxville, Tennessee where he provides financial planning and services. Mr. Atkins received a B.S. from Auburn University in Auburn, Alabama in 1982 and a Masters in Financial Planning from The College of Financial Planning in Denver, Colorado in 1994.


Section 16(a) Beneficial Ownership Reporting Compliance


          Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Tice's directors, officers and persons who beneficially own more than ten percent of the Common Shares (each, a "Reporting Person") to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to the company pursuant to the Exchange Act. Based solely upon a review of the forms and amendments thereto furnished to Tice during the fiscal year ended March 31, 2002, we believe that each Reporting Person complied with all applicable filing requirements during such fiscal year, except that William A. Tice filed Form 4 late for four transactions during the fiscal year ended March 31, 2003.


Certain Relationships And Related Transactions

          Management believes that all of the transactions listed below are at least as fair as a similar transaction with an unaffiliated third party would have been.


          During fiscal years 1996 through 1999, William A. Tice made loans to Tice Engineering and Sales, Inc. ("TES"), Tice's subsidiary, covered by promissory notes that accrued interest at an annual rate of 10%. A portion of the interest was accrued and was added to the principal balance. In December 2001, in a private placement transaction, Tice converted the total balance of notes payable to Mr. Tice in the amount of $529,870 ($491,872 in principal and $37,998 in accrued interest reflected in notes payable to related party) to 1,125,000 Tice Common Shares. Mr. Tice is former Chairman of the Board, Executive Vice President, and director of Tice. In 1998, the company issued a $50,000 note payable to Mr. Tice's mother, Daisy Tice, that carries an interest rate of 10% and has been continued from month-to-month by agreement.

          During fiscal year 2002, Mr. West loaned the company $9,112 at an interest rate of 10% per annum. The loan was repaid with interest in April 2002. Additionally, Mr. West loaned the company $25,000 at an interest rate of 10% per annum with principal and interest due April 2002. This loan and the accrued interest on the loan were assumed by Mr. West and an unrelated associate as a condition of Mr. West's and the associate's August 2002 purchase of the assets of MidSouth's NSA division which is described in more detail below.

          Effective January 1, 2001, Tice purchased substantially all of the assets of MidSouth Sign Company, LLC in exchange for 5,000,000 Tice Common Shares and the assumption of certain liabilities. Also effective January 1, 2001, Tice purchased substantially all of the assets of The LandOak Company, LLC in exchange for 8,000,000 Tice Common Shares and the assumption of certain liabilities. Mr. Atkins and Mr. Martin (directors of Tice) control and are two of the owners of MidSouth Sign Company, LLC (which subsequently changed its name to AMBG Holding, LLC) and control and are all of the owners of The LandOak Company, LLC (which subsequently changed its name to TLC Rental and Leasing, LLC). In addition, TLC Rental and Leasing, LLC had at the time approximately $24,500,000 in outstanding notes payable and accrued interest payable to investors that were not assumed by Tice. TLC Rental and Leasing, LLC and its owners have agreed to indemnify Tice with respect to such notes. Additionally, Mr. Atkins and Mr. Martin have agreed to continue to personally guarantee certain bank indebtedness that was assumed by Tice in both the LandOak and MidSouth acquisitions.

          Related to the MidSouth acquisition, Tice has agreed to make principal and interest payments to a financial institution for the benefit of Mr. Martin and Mr. Atkins (both directors of Tice) who are obligors under a loan agreement for which the seller, MidSouth Sign Company, LLC, received the loan proceeds. Prior to the acquisition, MidSouth Sign Company, LLC was making the principal and interest payments to the financial institution. Mr. Martin and Mr. Atkins owned at the time of purchase, and continue to own, a portion of MidSouth Sign Company, LLC (which subsequently changed its name to AMBG Holding, LLC). Interest has accrued at the prime rate plus 1% and Tice had made quarterly principal and interest payments of $15,000. The principal balance as of March 31, 2002 was $42,497 and the principal and interest were paid in full in June 2002.

          During fiscal year 2002, Viatical I LLC, a limited liability company owned by Mr. Atkins and Mr. Martin (both directors of Tice) loaned Tice $30,000 at an interest rate of 10% per annum. The principal balance at March 31, 2002 was $28,750. The principal and accrued interest were paid in full in April 2002.


          During fiscal year 2002, The Lanrick Group, Inc., a Tennessee corporation wholly owned by Mr. Martin (a director and shareholder of Tice), loaned Tice $50,000 at an interest rate of 6% per annum. The principal and accrued interest were paid in full in March 2002. Also during fiscal year 2002, TES sold a telephone system to The Lanrick Group, Inc. as part of the liquidation of assets and indebtedness of TES. The Lanrick Group, Inc. assumed the related capital lease obligation which exceeded the net book value of the equipment, resulting in a gain of $2,073 for Tice. Related to this transaction, Tice is contingently liable for future lease payments of $10,500 as of March 31, 2003.

          Upon consummation of the acquisition of A-G Tech, The Lanrick Group, Inc. will receive options to acquire 7,142,857 Tice Common Shares for $500,000 ($0.07 per share) for three years following the closing of the acquisition. As part of the acquisition, A-G Tech required that it receive 500,000 Class B Common Shares and that the current sole Class B shareholder, Mr. Martin, convert two-thirds of his Class B Common Shares to Common Shares at which point A-G Tech would be able to elect 75% of the directors of Tice. Tice believes that the transaction with A-G Tech should be consummated and has agreed to issue to The Lanrick Group these option to induce Mr. Martin to convert 500,000 Class B Common Shares to Common Shares. The estimated fair value of the options is $214,286. If the private placements by Tice described in this proxy statement are closed, LandOak Securities, LLC, a Tennessee limited liability company, owned 75% by Mr. Martin and 25% by Mr. Atkins, both directors and shareholders of Tice, will receive a 6% commission on the amount raised in such private placements as placement agent for the offerings.


          During fiscal year 2002, Sherry Lynn Turner, Mr. Atkins' wife, loaned Tice $26,250 at an interest rate of 6% per annum with principal and interest due September 2002; the loan has subsequently been extended on a month-to-month basis. The note is convertible at the option of the holder into Common Shares in conjunction with a private placement at a rate of $.07 per Common Share. The note is secured by an equity interest in A-G Tech pursuant to the Term Sheet whereby, if the transaction is consummated, Tice will acquire the assets of A-G Tech as described in greater detail elsewhere herein. Mr. Atkins is a director of Tice.


          In March 2002, Mr. Martin and Mr. Atkins agreed to loan Tice $1,300,000 as part of Tice's negotiations with LandOak's senior lender. The proceeds of this loan are to be used to retire the company's indebtedness with the lender. The notes bear interest at 6% per annum, are due December 31, 2003, and are convertible at the option of the holders into 18,571,429 Tice Common Shares at a rate of $.07 per Common Share, conditioned on the approval of the Tice shareholders of the increase in the number of authorized Common Shares. The conversion is expected to occur.

          During fiscal year 2003, Tice sold the NSA division of MidSouth to National Survey Associates, Inc., a Tennessee corporation owned by Charles West, the President, a director, and a shareholder of Tice, and an unrelated person. The consideration was forgiveness of approximately $278,000 owed by MidSouth to the purchaser's owners and the purchaser's assumption of the liabilities of $663,644 related to the NSA division. Mr. Martin, a director and shareholder of Tice, and David Camp, Tice's Chief Financial Officer at the time, negotiated the transaction on behalf of Tice as it involved a purchase by the existing President of Tice. MidSouth agreed not to compete with the purchaser in the area of national signage surveys and not to solicit customers listed in the agreement for twenty-four months following the closing. In consideration of the agreement, the purchaser agreed to pay MidSouth a fee of 5% of receipts from the customers listed on the exhibit. MidSouth also agreed not to offer employment to NSA employees for twelve months.


          In July 2001, LandOak Capital, LLC, a company run by and owned by LandOak Management, LLC which is owned by Mr. Martin and Mr. Atkins, filed for protection and reorganization under Chapter 11 of the United States Bankruptcy Code. LandOak Capital, LLC provided capital to Cherokee Rental, Inc., a predecessor to The LandOak Company, LLC (which was purchased by Tice in 2001). LandOak Capital, LLC is not an operating company in the traditional sense. The purpose of filing for reorganization was to protect the rights of holders of notes issued by LandOak Capital, LLC against claims of certain of the note holders who were attempting to force LandOak Capital, LLC into an involuntary bankruptcy. The bankruptcy is still pending.


          Mr. Reddoch, who currently is a director of Tice and is expected to become President and Chief Executive Officer of Tice, is a governor of A-G Tech which is expected to sell its assets to Tice in exchange for Tice Common Shares and other consideration which is described in more detail elsewhere in this Proxy Statement. Mr. Reddoch was the President of the Tennessee Center for Research and Development ("TCRD") until August 2002 and continues to serve as a director. TCRD is a 16% owner of A-G Tech and has loaned $250,000 to A-G Tech. The loan will be converted to Tice Common Shares at a rate of $0.07 per share. During the 2003 fiscal year, Tice retained Mr. Reddoch to provide acquisition and operational consulting services. Tice recognized $99,426 of expense for Mr. Reddoch's services of which $88,560 was accrued but unpaid at December 1, 2003.


Meetings and Committees of the Board of Directors


          The Board of Directors held a total of three meetings during the fiscal year ended March 31, 2003. No fees were paid to the directors for their attendance. Tice does not currently have an audit, nominating, or compensation committee. The full board performs these functions.


Executive Compensation


          Effective on May 1, 1999, Tice entered into employment agreements with William A. Tice to serve as its Chairman of the Board and Executive Vice President and Charles R. West to serve as President and Chief Executive Officer. Both agreements were for a term beginning May 1, 1999 and ending April 30, 2002 with automatic one-year renewal terms unless terminated on three-months notice by either party after the initial term. The agreements may be earlier terminated in the event of the death, permanent disability or, upon sixty-days notice, the gross misconduct, material dishonesty, or felony conviction of the employee. Mr. Tice left employment in October 2001, but continued to receive his salary under the employment agreement through April 2002 when the employment agreement with Mr. Tice expired. The employment agreement with Mr. West was automatically renewed for additional one-year terms ending April 30, 2003 and April 30, 2004.


          Compensation under both agreements, in addition to benefits commensurate to those provided to other key employees, reimbursement of certain expenses, and provision of an automobile or automobile allowance, is a base salary of $150,000 (subject to annual reviews and increases by the Board of Directors) and, beginning in the fiscal year ending March 31, 2001, a target bonus of up to 50% of base salary payable in accordance with achievement of annual goals and objectives set by the Board of Directors. Both agreements also provide that if the employee is terminated without cause, he will be entitled to receive severance pay equal to one year of his then current base salary plus the target bonus of 50% of base pay, payable in a lump sum within fifteen days of termination. Benefits and perquisites continue for one year after termination without cause.

          In addition to the compensation described above, Mr. West received incentive stock options to purchase Common Shares in an amount that will, if fully exercised, together with shares he received in payment of a loan to Tice, bring his cumulative ownership to approximately 3% of the current fully diluted outstanding Common Shares of Tice. The options allow for purchases of up to 690,071 Common Shares. One-third of the options vested on the first anniversary of employment and have an exercise price of $1.00 per share, one-third vested on the second anniversary with an exercise price of $3.50 per share and the remainder vested on the third anniversary with an exercise price of $7.00 per share. The options are exercisable for five years from the date they vested.


          The following table sets forth the compensation of the current President and Chief Executive Officer, Mr. West, and the former Executive Vice President, Mr. Tice, for the fiscal years ended March 31, 2003, 2002 and 2001.


                           Summary Compensation Table


                                                                            Long Term
                                                                          Compensation
                                         Annual Compensation                 Awards
                              ---------------------------------------   ------------------
                                                         Other Annual       Securities
Name and                      Fiscal    Salary   Bonus   Compensation       Underlying
Principal Position             Year     ($)(1)    ($)       ($)(2)      Options / SARs (#)
---------------------------   ------   -------   -----   ------------   ------------------
Charles R. West, President,    2003    150,000    -0-       12,000              -0-
Chief Executive Officer        2002    150,000    -0-       18,522              -0-
                               2001    137,500    -0-       17,862              -0-

William A. Tice (3)            2003     25,000    -0-       12,000              -0-
                               2002    150,000    -0-       16,843              -0-
                               2001    150,000    -0-       16,650              -0-



(1) The salary listed for fiscal year 2001 includes $116,117 of salary accrued but not paid to Mr. West and $116,210 of salary accrued but not paid to Mr. Tice. The salary listed for fiscal 2002 includes $63,000 of salary accrued, but not paid, to Mr. Tice. Mr. Tice received payroll advances of $31,250 in fiscal year 2002 and $24,500 in fiscal year 2001 that were advanced against accrued salaries. The balance of Mr. Tice's accrued salaries was paid in fiscal year 2003. The obligation to pay the accrued salary of $116,117 owed Mr. West for fiscal year 2001 was assumed by the purchaser of the assets of MidSouth's NSA division in August 2002.

(2) Other annual compensation includes for Mr. West an automobile allowance ($12,000 for fiscal years 2003, 2002, and 2001, of which $5,000, $12,000, and $3,000, respectively,
     were accrued but not paid), health insurance premiums (none for fiscal year 2003, $5,207 for fiscal year 2002, and $4,881 for fiscal year 2001) and 401(k) Plan company matching contributions (none for fiscal year 2003, $1,315 for fiscal year 2002, and $981 for fiscal year 2001) which were based on the same percentage of employer matching contribution available to other employees. Not included in compensation disclosed above, Mr. West earned interest of $147 and $4,087 on loans to Tice (notes payable to related parties) during fiscal years 2002 and 2001, respectively. For Mr. Tice, other annual compensation includes an automobile allowance ($12,000 for fiscal year 2003, $12,000 for fiscal year 2002, of which $7,000 was paid and $5,000 was accrued and paid in fiscal year 2003, and $12,000 for fiscal year 2001), health insurance premiums (none for fiscal year 2003, $3,883 for fiscal year 2002, and $3,669 for fiscal year 2001) and 401(k) Plan match (none for fiscal year 2003, $960 for fiscal year 2002, and $981 for fiscal year 2001) which is the same percentage of employer contribution match offered to other employees. Mr. Tice also received interest on certain notes reflecting funds loaned to Tice as subordinate debt. In fiscal year 2001, all such interest was accrued and added to the balance of the notes.

(3) Mr. Tice was Executive Vice President and Chief Technology Officer of Tice from May 1999 until he left employment in October 2001, but he continued to receive his salary under the employment agreement through April 2002 when the employment agreement expired.


          The holders of shares of both classes of common stock on the Record Date are entitled to elect directors. Each outstanding share is entitled to one vote. In addition, holders of Class B Common Shares are entitled to elect three of the members of the Board of Directors. Holders of Common Shares are only entitled to elect two directors (25% of the members of the Board of Directors). The two nominees who receive the greatest number of votes from holders of Common Shares will be designated the directors elected by the holders of Common Shares. If more than two nominees receive the same number of votes (which is also the greatest number), the holders of Common Shares present at the meeting, in person or by proxy, will vote on the designation of the two directors from among the nominees who received the greatest number of votes.

          The Board of Directors recommends that you vote your shares "FOR" each of the nominees for election to the Board.

                                     ITEM 2
              APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION TO CHANGE NAME TO ATMOSPHERIC GLOW TECHNOLOGIES, INC.

          Tice's original subsidiary Tice Engineering and Sales, Inc. ("TES") ceased business in August 2001, although it continues to hold patents and license agreements. The MidSouth subsidiary has been sold (which sale is further described in Item 4). The LandOak subsidiary is also being sold (also further described in Item 4). Tice plans to sell Common Shares to raise additional funds to pay off debts and provide working capital for future operations. Tice also plans to issue securities to acquire the assets of Atmospheric Glow Technologies, LLC ("A-G Tech") which proposed acquisition is further described in Item 3 of this proxy statement. To better reflect the company's change in focus, the name of the corporation is proposed to be changed from Tice Technology, Inc. to Atmospheric Glow Technologies, Inc.

          The Board of Directors has adopted resolutions setting forth the proposed amendment, declaring its advisability, and directing that the proposed amendment be submitted to the shareholders for their approval at the Meeting. If adopted by the shareholders, the amendment would become effective upon filing as required by the General Corporation Law of Delaware.

          Approval of the amendment requires that at least 11,761,665 shares (a majority of the outstanding common shares of all classes of Tice) be voted for approval of the amendment. The Board recommends that the shareholders vote "FOR" the amendment to the Certificate of Incorporation's of Tice Technology, Inc. to change the corporation's name from Tice Technology, Inc. to Atmospheric Glow Technologies, Inc.

                                     ITEM 3
                     APPROVAL OF AMENDMENT OF CERTIFICATE OF
                     INCORPORATION TO INCREASE THE NUMBER OF
                     COMMON SHARES AUTHORIZED TO 400,000,000


          Tice's Certificate of Incorporation currently authorizes the issuance of up to 30,000,000 Common Shares, 5,000,000 Class B Common Shares, 600,000 Class D Common Shares, and 10,000,000 Preferred Shares. On December 1, 2003, there were 22,773,329 Common Shares and 750,000 Class B Common Shares outstanding. In addition, 750,000 Common Shares are reserved for issuance in the event the 750,000 outstanding Class B Common Shares are converted to Common Shares, 815,071 are reserved for issuance upon exercise of stock options (of which 795,071 options are outstanding), 100,000 are reserved for issuance in the event of exercise of warrants issued in 1999, and 3,214,286 shares are reserved for issuance to the Tennessee Center for Research and Development ("TCRD") in satisfaction of $225,000 in debt. No Class D Common Shares or Preferred Shares are outstanding. The Board of Directors believes that it is desirable for the shareholders to consider and act upon a proposal to amend the company's Certificate of Incorporation to increase the number of shares authorized. The proposed amendment provides that the company would have 400,000,000 Common Shares authorized. The proposed amendment in no way affects provisions of its Certificate of Incorporation relating to, or number of authorized shares of, other classes of common shares or preferred shares.

          If the number of authorized shares is increased in addition to the issuance of the 3,214,286 Common Shares to TCRD, Tice would issue 50,000,000 Common Shares to investors in a private placement in which shares were subscribed at $0.07 per share for a total of $3,500,000. Tice may also issue up to 64,000,000 Common Shares to investors in a private placement in which shares may be subscribed at $0.11 per share. If all such shares are sold Tice will raise $7,040,000 in such offering. Issuance of the shares in both offerings is contingent on the approval and filing of this amendment to the Certificate of Incorporation and the consummation of the acquisition of A-G Tech described in more detail below. Tice would also issue 18,571,429 Common Shares in satisfaction of funds loaned and to be loaned by Pat Martin and Mike Atkins totaling $1,300,000 at a rate of $0.07 per share.

          In connection with the acquisition of the assets of A-G Tech, Tice would issue 87,456,629 Common Shares and 500,000 Class B Common Shares to A-G Tech which is described in more detail below. Tice and A-G Tech have evidenced their intent to effect Tice's acquisition of A-G Tech by way of the Term Sheet. The initial Term Sheet was amended and restated effective September 24, 2003. The Term Sheet is not binding on the parties except with respect to certain confidentiality and exclusivity provisions and the return or conversion to equity of funds advanced or to be advanced by Tice prior to the completion of the acquisition. Under the Term Sheet, Tice agreed to advance A-G Tech $1,525,000 to fund a stock redemption agreement (which has been advanced) and $50,000 each thirty days between the date of the Term Sheet and August 31, 2003 (with $2,587,500 having been advanced through September 24, 2003). Tice also agreed to advance $100,000 upon execution of the amended Term Sheet and $200,000 within twenty-one days thereafter which has been done. Tice is also obligated to advance $125,000 per month each thirty days thereafter through December 31, 2003. If the closing of the acquisition of A-G Tech is not consummated by December 31, 2003, Tice agrees to advance A-G Tech $150,000 per month beginning on January 24, 2004. Tice has also guaranteed a note issued by A-G Tech in the amount of $225,000 to purchase testing equipment (which has been purchased). Tice will issue 87,456,629 Tice Common Shares and 500,000 Tice Class B Common Shares to A-G Tech at the Closing and grant A-G Tech, or its assignees, the option to acquire up to 1,375,000 additional Tice Common Shares for three years after the Closing at a purchase price of $0.11 per share. The Tice shares will be nontransferable (except in the case of dissolution of A-G Tech when they could be transferred to A-G Tech's owners) for twelve months. A-G Tech, as well as two of Tice's current directors (Mike Atkins and Pat Martin), will receive piggyback registration rights for twelve months beginning after the end of the twelve month restriction on sale. Tice must amend its Certificate of Incorporation to authorize additional shares and to change its name. Tice's shareholders must approve the amendment to the Certificate of Incorporation.


          Tice agrees to increase the number of its Board of Directors to nine. Six directors will be elected by holders of Class B Common Shares and three directors will be elected by holders of Common Shares. Tice also agrees in the Term Sheet to cause Pat Martin, the current holder of Class B Common Shares, to convert 500,000 of his Class B Common Shares to Common Shares leaving him with 250,000 Class B Common Shares so that A-G Tech will be able to elect 75% of the directors of Tice. If the purchase of A-G Tech is consummated, to induce Mr. Martin to convert 500,000 of his Class B Common Shares to Common Shares to complete the acquisition of A-G Tech, Tice will grant The Lanrick Group, Inc. (owned by Mr. Martin), or its assignee, the option for three years to purchase 7,142,857 Common Shares at $0.07 per share. Mr. Martin also agrees to approve the issuance of the 500,000 Class B Common Shares to A-G Tech and to enter into a voting agreement requiring him to vote his Class B Common Shares to elect a designee of A-G Tech to the Board of Directors for three years after the closing of the acquisition. A-G Tech will agree to elect Kimberly Kelly-Wintenberg and Thomas Reddoch to the Tice Board of Directors for three years after the acquisition.


          Tice agrees to raise a minimum of $4,175,000 ($3,500,000 of which has been raised) of cash or conversion of outstanding debt in return for no more than 115,000,000 of its Common Shares. Tice will divest itself of LandOak and MidSouth and not negotiate to acquire, or acquire, any other businesses prior to the closing. Tice will terminate all of its employees and enter into employment agreements reasonably acceptable to it with key employees of A-G Tech. Additionally, Tice agreed to assist A-G Tech in obtaining financing to purchase certain testing equipment costing $225,000. This financing has been completed with a loan from the TCRD to A-G Tech. In connection with the loan, the TCRD had the right to convert the debt to Tice Common Shares at $0.07 per share which it has exercised, and such funds are included as advanced by Tice to A-G Tech.


          Prior to closing, the University of Tennessee Research Corporation ("UTRC") must have approved the proposed transactions with Tice. Tice is not aware of any federal or state regulatory approvals which would be required to complete the acquisition.

          There is no public trading market for the securities of A-G Tech. A-G Tech has thirteen holders of its securities. It is a start-up and has not paid dividends on any of its securities. The mailing address and telephone number of A-G Tech's principal executive office is 2342 Stone Creek Road, Rockford, Tennessee 37853-3044, (865) 573-7808.

          In connection with the acquisition of A-G Tech, Tice plans to form a new subsidiary which will acquire the assets of A-G Tech. A-G Tech has a license for the patented One Atmospheric Uniform Glow Discharge Plasma (OAUGDP(TM) or Atmospheric Plasma) technology developed by scientists at the University of Tennessee in Knoxville. The acquisition of A-G Tech is contingent on many events occurring which are described in more detail above. If the acquisition occurs, the following is a description of the possible applications of the technology and management's general plan to develop it.

Business of A-G Tech


          Management believes that the OAUGDP(TM) technology offers capabilities that prior plasma technologies could not provide. Because of its differentiating features, OAUGDP(TM) costs less to generate than earlier technologies. Moreover, the OAUGDP(TM) technology expands the applicability of plasma which management believes provides new opportunities to create value. A-G Tech, founded in January 2000, emerged from the laboratories of the Departments of Electrical Engineering, Microbiology, Physics, and Textiles at the University of Tennessee when a multi-disciplinary group of scientists recognized the potential market value of this technology.


          Atmospheric Plasma - as distinguished from blood plasma - is the fourth state of matter and is a technology in its infancy. As a fundamental science unto itself, Atmospheric Plasma is a potential source for a multitude of applications and products. Fundamental technology forms such as transistors, lasers, and related innovations have provided a basis for revolutionary advancements in applications and products. Tice management believes that Atmospheric Plasma technology can follow a similar path.

          Management believes that the OAUGDP(TM) technology lends itself to the development of products in a number of areas. These areas include: (1) air filtration; (2) biotechnology; (3) chemical and biological decontamination; (4) sterilization technology; (5) disinfection of food, beverage, and pharmaceutical fermentation processes; and (6) reduction of hydrocarbon based pollutants and volatile organic compounds (such as diesel soot) to substances such as water and carbon dioxide.

          The mission is to apply the proprietary OAUGDP(TM) technology to innovatively satisfy unmet customer needs, create customer value, and build a profitable customer base. The plan is to work to accomplish this mission, and, in turn create shareholder value, by:

     1) Forming teams for a) research and development, b) application specific product and business development, and c) market and product-specific business;

     2) Expanding internal technical and business management capabilities through retaining and hiring quality employees with relevant industry knowledge, functional skills, and technology savvy for the application;


     3) Establishing strategic alliances and outsourcing relationships with select corporations and institutions to lower costs and accelerate technical and product development (including technical measurements, testing, and product evaluations);

     4) Establishing business alliances (including manufacturing, marketing, and sales distribution contract relationships, joint ventures, and licensing agreements) with select corporations to lower costs, reduce risks, and accelerate roll-out of product commercialization to maximize profitability; and


     5) Leveraging investments and maximizing shareholder value by obtaining funding from government grants and contracts and corporate contracts for technology advancement and product development and commercialization.

          To date, A-G Tech has identified more than fifteen potential product applications for its Atmospheric Plasma technology. A-G Tech therefore anticipates entering and exiting multiple markets as it further develops the technology. From an operating perspective, A-G Tech plans to pursue joint ventures, partnerships, and third-party relationships in order to speed business development, maximize flexibility, and mitigate risks.

          The Atmospheric Plasma platform technology is in part the result of an investment of more than $5,000,000 and ten years of research by the University of Tennessee. The technology platform is encompassed in a portfolio of eight issued patents held by UTRC and two issued patents acquired by A-G Tech. During the past three years, A-G Tech has secured over $5,000,000 in funding, primarily from Tice and government contracts, and has advanced this university laboratory technology by extending it to an industrial setting. A-G Tech has filed three additional patent applications/disclosures. A-G Tech also holds a license (with rights to sub-license) for certain UTRC patents. It is also in the process of acquiring the rights to two patents on air filtration from an unrelated entity to enhance A-G Tech's intellectual property position. A-G Tech expects to file additional patent applications as the technology is further developed.


          The OAUGDP(TM) platform technology generates plasma, the fourth state of matter, in air under standard pressures at ambient temperatures without the need for either a vacuum or non-atmospheric gas (e.g., compressed helium or argon). Atmospheric Plasma technology therefore minimizes the need for special equipment, reduces operating costs, and, in turn, increases the applicability of plasma. Importantly, based upon testing performed to date, Atmospheric Plasma technology does not produce measurable harmful byproducts and has not had any deleterious effects on sensitive materials. Oak Ridge National Laboratories has tested the Atmospheric Plasma for specific gaseous byproducts and found it compliant with existing OSHA and Environmental Protection Agency ("EPA") guidelines.

          OAUGDP(TM) is formed by generating an electronic field by applying high voltage audio frequency currents across two insulated metallic electrodes. This configuration establishes uniform glow discharge which electronically breaks down air into short-lived reactive "oxygen-based" chemicals as gases. These "oxygen-based" chemicals consist of single oxygen atoms (O-normal oxygen in air is O2), various nitrogen oxides, and other oxygen radicals. Upon creation, these active gases begin attaching to other atoms and the resulting chemistry serves to alter otherwise stable molecular structures. When organic-based substances, which can include warfare agents and microorganisms (like bacterial viruses and molds), are exposed to these active gases, drastic and rapid changes occur in their structures that result in their destruction or render them harmless. For example, Atmospheric Plasma has been shown to neutralize the surrogates for such chemical and biological warfare agents as sarin, mustard gas, smallpox, and anthrax.

          Currently A-G Tech is focused on developing five general applications which are discussed below:


          . air filtration and purification products (currently the primary focus of attention)


          .    DNA/RNA extraction products

          .    diesel emission-reducing products

          .    portable decontamination products

          .    medical and dental instrument sterilization products

Each general application area has the potential for multiple product development. Prototypes have been developed for each of these applications.

          Four of these applications have received funding from the federal government's Small Business Innovation Research ("SBIR") program through the Department of Defense, the EPA, and the National Institutes of Health. These included both Phase I and Phase II funding cycles. The DNA/RNA extraction device has been internally funded. Management of A-G Tech believes that federal funding will continue over the next five years as an important ongoing source of revenue for product development in currently identified areas and application of the technology in new areas.


          Air Filtration and Purification Products. Indoor air quality is recognized as a major source of health related problems contributing to lost earnings due to illness. In part, the growth of this market is driven by changes in federal, state, and local government policies. A-G Tech's initial product offering is the Enhanced Plasma Sterilized Filter System, or the EPS(TM) System. Developed in part with EPA SBIR Phase I and II funds to combat sick building syndrome, the EPS(TM) System provides a safe, efficient, and cost effective means of improving Indoor Air Quality (IAQ). The system is designed to remove and render harmless many types of bacteria, spores (including anthrax), mold, viruses, disease, and contaminating microorganisms present in indoor air streams. A-G Tech has begun negotiations with a number of prospective industry partners regarding the commercialization of the EPS(TM) System. An offsite test facility has been built to demonstrate the technology and provide ongoing situational testing.


          DNA/RNA Extraction. The APR 510, A-G Tech's inaugural product, is designed to help molecular biologists reduce the cost, complexity, and time required to extract/isolate DNA through a rapid, broad spectrum, dry process. The company has tested the product with bacteria, bacterial endspores, fungi, fungal endspores, viruses, and yeast, and found it can prepare DNA for further analysis in minutes rather than hours or, in some cases, days. In tests monitored by independent third parties, the device has successfully "prepared" DNA from a mixture of six microorganisms. Several independent laboratories are currently evaluating the product and there have been limited sales of the product to date.


          Portable Decontamination ("PD") Devices. PD devices are mobile decontamination devices developed in part with funding from the Department of Defense. These devices are designed to provide a safe, non-destructive decontamination capability for battlefield deployment and for office environments. It is anticipated that PD devices will provide a method for dealing with chemical and biological warfare agents as well as commercial cleanups involving mold removal and treatment. Initial target markets include military and government agencies and environmental remediation firms. Initial market commercialization discussions are underway with a strategic partner for the PD devices, and the Department of Defense is conducting prototype testing of the product.


          Regenerative Diesel Exhaust ("RDE") Filter Systems. Emissions from diesel engines are associated with significant environmental damage including materials corrosion, crop damage, and acid rain. The EPA recently issued a mandate to reduced smog-causing nitrogen oxides from diesel vehicles by 95% and soot by 90%. Also proposed was a significantly reduced particulate matter emission standard for new heavy-duty engines in engine model year 2007. The RDE Filter System significantly reduces the particulate matter (soot) and volatile organic compound ("VOC") emissions of diesel engines and is designed to help diesel engine operators/manufacturers meet the aggressive soot and VOC reduction standards established by the EPA. Similar standards take effect in the European Union in 2005. A-G Tech has developed a working prototype for small diesel engines and received SBIR Phase II funding from the EPA which began in June 2002. The National Transportation Research Center which is affiliated with Oak Ridge National Laboratories will participate in the EPA phase II work as an independent test facility. A-G Tech is in the discussion stage of application commercialization with a diesel manufacturer.


          Sterilization of Medical and Dental Instruments. Today's hospitals are performing sophisticated surgeries with a limited supply of complex instruments that have proven difficult to sterilize. High capital cost, lengthy turnaround time, and increasingly stringent federal regulation are making sterilization of instruments with ethylene oxide impractical. A-G Tech has developed an atmospheric plasma device that it believes eradicates over 99% of microorganisms and biofilms in seconds to minutes with no detectable damage to the instrument. Unlike similar sterilization systems currently on the market, there is no requirement for an expensive vacuum system.


          OAUGDP(TM) is protected by multiple patents and A-G Tech has a license from UTRC under which it has the right to commercially develop the technology in territories in which patents exist. The license is subject to certain rights held by or restrictions imposed by the United States or agencies of the United States which arose as a result of the receipt of government funding. In addition, UTRC has retained the right to grant noncommercial licenses for educational, research, and institutional purposes to UTRC, the University of Tennessee, and the originators of the patents and nonprofit institutions with which they may be affiliated. The license is also subject to prior rights in several entities, most of which Tice believes to have been abandoned and which belief will be confirmed prior to closing. A-G Tech has acquired from one of the entities its rights with respect to the technology which includes two separate patents. A-G Tech has a right of first refusal to acquire licenses for related patents issued in the future during the term of the license.

          Under the license, A-G Tech must pay UTRC royalties of 3% of net sales. A-G Tech also is required to pay an annual license maintenance fee of which $20,000 was due in September 2002, and was paid in December. In addition, $20,000 was paid to UTRC in September 2003 and $40,000 will be due in September 2004 and in September 2005, and $50,000 will be due in September of each following year. Any royalties paid during the twelve month period prior to the payment due date (September 30) are credited against the annual license maintenance fee. A-G Tech must also pay UTRC 10% of the first $100,000 received by A-G Tech in other payments relating to the technology and patents (excluding royalties), 20% of the second $100,000, and 30% of amounts in excess of $200,000.

Management's Discussion and Analysis of A-G Tech Financial Statements


          The financial statements of A-G Tech for the period from its inception and for the years ended December 31, 2002 and 2001, together with the auditor's reports for such years, and for the nine months ended September 30, 2003 and 2002 are attached to this Proxy Statement as Appendix D.


Results of Operations


Nine-Months Ended September 30, 2003 Compared with Nine-Months Ended September 30, 2002

          Revenues - Revenues for the nine-months ended September 30, 2003 increased 89% to $474,703 compared to $250,997 in the same period of the previous year. This increase was primarily due to additional contracts obtained during the first nine months of fiscal 2004.

          Operating Expenses - Operating expenses for the nine months ended September 30, 2003 increased 18% to $1,021,390 from $866,899 in the same period of the previous year. This increase reflects additional labor, materials, and general and administrative costs associated with the additional contracts noted above, partially offset by the absence of the nonrecurring settlement costs of $320,000 included in the nine months ended September 30, 2002. Also, occupancy costs increased as A-G Tech has moved to a new location since the same period of the previous year.

          Minority Interest - Minority interest for the nine-month period ending September 30, 2002 reflects $4,703 in income. As disclosed in the fiscal 2002 audited financial statements, at December 31, 2002, A-G Tech acquired the 34.1381% minority interest in its subsidiary, Plasma Gen, LLC, by issuing 863 units of its Class B membership interest. As such, there is no minority interest for the nine-months ended September 30, 2003.

          Net Loss - The net loss decreased to $546,687 in the nine months ended September 30, 2003 from a net loss of $611,199 during the same period of the previous year. This decrease in net loss was the result of absence of the nonrecurring settlement costs of $320,00 incurred in the nine months ended September 30, 2002, offset somewhat by the higher operating expenses associated with product and business development incurred in the nine months ended September 30, 2003.


Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

          Revenues - Revenues for the year ended December 31, 2002 increased 15% to $512,360 compared to $445,850 in the same period of the previous year. This increase was primarily due to timing issues related to the completion of certain contracts and delayed awards of new contracts. This increase is the result of increased contract revenues resulting from multiple contracts awarded to A-G Tech. A-G Tech significantly increased contract activities and thus revenues in the fourth quarter of the year.

          Operating Expenses - Operating expenses increased 164% to $1,459,824 in the year ended December 31, 2002 from $552,655 in the previous year. This increase was primarily in payroll and related costs, compensation to members, and laboratory materials and services in anticipation of increased contract and development activity. Additionally, A-G Tech incurred $320,000 in costs related to a settlement agreement to acquire the right to commercialize or develop commercial applications of the OAUGDP(TM) technology.


          Net Loss - The net loss increased to $941,619 in the year ended December 31, 2002 from a net loss of $89,208 in the previous year. This increased loss was the result of increased operating expenses as explained above which were not offset by increased revenues.


Liquidity and Capital Resources


          Since its inception, A-G Tech has financed its operations primarily through members' contributions, non-members' contributions, and deferring compensation payments to its members. Funds from these sources have been used to finance start-up costs and operational expenses related to performing work on government contracts. While such activities do not typically yield profits in the early stages, such activities are deemed necessary to advance the core technology of A-G Tech, the One Atmospheric Uniform Glow Discharge Plasma ("OAUGDP(TM)"), from a research state to an expected commercialization state in the future. Additionally, under the rules for reimbursement for such government contracts, most costs associated with the activity are fully reimbursed by the contract issuer upon submission of approved documentation. Since July 2002, A-G Tech's operations have been funded primarily through advances from Tice under the Term Sheet described elsewhere herein.

Cash Flow Analysis for the Nine-Months Ended September 30, 2003 and September 30, 2002

          Net cash used in operating activities was $467,419 for the nine-months ended September 30, 2003 compared with $606,898 for the same period of the previous year. The primary reason for this decrease of $139,479 was the inclusion of the $320,000 of settlement costs in the nine months ended September 30, 2002. These settlement costs related to the termination of the commercialization agreement with Glow Products Corporation, Inc. in July 2002.

          Net cash used in investing activities was $186,319 in the nine-months ended September 30, 2003 compared with $1,427,823 in the nine-months ended September 30, 2002. The greater use of cash in investing activities in the 2002 period was due to a payment of $1,205,000 made in the 2002 period to acquire technology commercialization rights in a settlement agreement with a former partner business, Glow Products Corporation, Inc. A-G Tech also purchased two patents during that period for $100,000.

          Net cash provided by financing activities in the nine-months ended September 30, 2003 was $645,225 compared to $2,055,275 for the nine-months ended September 30, 2002. The primary source of funds provided by financing activities in the 2003 period was a $645,495 increase in short term notes payable, $612,500 from Tice under the Term Sheet, and $32,995 from a member. This compares with a $2,059,000 increase in short term notes payable, $1,809,000 from Tice under the Term Sheet (with Tice guaranteeing another $225,000 on a note to a member for the purchase of testing equipment) and $250,000 from existing members of A-G Tech in the 2002 period.


Cash Flow Analysis for the Years Ended December 31, 2002 and December 31, 2001


          Net cash used in operating activities was $759,443 in the year ended December 31, 2002 and $23,335 in the year ended December 31, 2001. The primary uses of the cash from operating activities in the 2002 year were the net loss of $941,619 and the increase in accounts receivable of $63,888, offset somewhat by a $125,482 increase in accounts payable and a $61,212 increase in accrued expenses. The cash used in operating activities in the 2001 year primarily resulted from the net loss of $89,208, the increase in accounts receivable of $14,169, and the reduction of accrued expenses of $5,717, offset somewhat by the increase in deferred compensation to members of $74,540.

          Net cash used in investing activities was $1,614,859 in the year ended December 31, 2002 and $55,321 in the year ended December 31, 2001. In the 2002 year, A-G Tech paid $1,100,000 to acquire technology commercialization rights in a settlement agreement with a former partner business, Glow Products Corporation, Inc. A-G Tech also purchased two patents for $100,000. In addition, A-G Tech acquired specialized testing equipment for $222,823 and other equipment and furnishings of $117,798 to complete contract activities and for future development activities. In the 2001 year, A-G Tech acquired testing and other equipment for $55,321.


          Net cash provided by financing activities in the year ended December 31, 2002 was $2,419,944 and in the year ended December 31, 2001 was $38,975. The primary source of funds provided by financing activities in the 2002 year was a $2,325,000 increase in short term notes payable, $2,075,000 from Tice under the Term Sheet (with Tice guaranteeing another $225,000 on a note to a member for the purchase of testing equipment) and $250,000 from existing members of A-G Tech. In addition, A-G Tech received $101,500 from the issuance of member equity interests. The primary source of funds for the 2001 year was a $48,903 increase in minority interest.


          A-G Tech's principal commitments as of September 30, 2003 primarily consist of notes payable to Tice for $2,687,500, a demand note issued as a part of the Term Sheet. This note is expected to be retired as part of an acquisition agreement in early 2004. Other principal commitments include a $32,995 note payable to a related party and $179,423 deferred compensation to members.

          Prior to December 31, 2001, A-G Tech entered into a non-binding term sheet with Glow Products Corporation, Inc. of Jacksonville, Florida ("Glow") for the purposes of assigning the exclusive commercialization rights for the OAUGDP(TM) technology to Glow. Under this agreement, Glow was to provide reimbursement and working capital to A-G Tech until such time that a definitive agreement was negotiated and signed. As part of the definitive agreement, A-G Tech would become a 50% shareholder of Glow, a services contract would be established whereby A-G Tech would provide technical services to Glow, and A-G Tech would receive royalty rights on products and services commercialized by Glow. In July of 2001, A-G Tech negotiated the buyout of Glow's rights to the exclusive commercialization rights of OAUGDP(TM), making payments to Glow and its other shareholders of $1,525,000 in total. A-G Tech obtained the funds for this negotiated buyout through advances from Tice. Of this payment, $1,205,000 was or the purchase of technology commercialization rights and $320,000 was deemed to be settlement costs related to the purchase of the technology commercialization rights.

          On July 3, 2002, A-G Tech entered into a Term Sheet describing the proposed terms for Tice to acquire its assets. The Term Sheet was extended and effective September 25, 2003 was amended and restated. If a final definitive agreement is reached, Tice will acquire substantially all the assets and contract rights of A-G Tech, including the commercialization and market rights held by A-G Tech to the patented Atmospheric Plasma technology developed at UTRC and privatized by A-G Tech, including the rights to products developed at A-G Tech's subsidiary, Plasma Gen. The Term Sheet and the proposed terms of the acquisition are described in more detail elsewhere in this Proxy Statement. In the event the transaction with Tice is not completed, Tice, at its sole option, has the option of requesting repayment of the funds advanced to A-G Tech or converting the payable into a membership interest in A-G Tech at a pre-money valuation of $5,000,000.


Future Operations

          Management believes that future operations of A-G Tech are dependent on several factors:

          If A-G Tech is to be successful in developing new applications with the OAUGDP(TM) technology, A-G Tech must find new sources of capital and additional management and technical personnel. This is the primary reason that A-G Tech has entered into the Term Sheet with Tice. Management believes that Tice can provide access to sufficient new capital and can attract the management and market commercialization resources necessary to shift the company from primarily a research and development firm to a commercial enterprise entailing numerous product application initiatives.

          A-G Tech is expected to continue product development efforts on numerous projects, and to seek strategic partnerships in the areas of manufacturing and distribution. A-G Tech believes a strict control of the technology will be required in any venture, and expects to negotiate arrangements that protect A-G Tech's proprietary position.

          Increases in personnel and overhead are expected over the next few years, and A-G Tech will be dependent upon the successful consummation of partnering arrangements, significant new contracts, or infusions of new capital over this period to continue operations under the expected strategy. There can be no assurances that A-G Tech can locate or complete the partnering arrangements, new contracts or new sources of capital that may be needed. A-G Tech can also make no assurances that the technology can be successfully commercialized, nor the necessary technical or commercialization personnel will be located or engaged. Additionally, A-G Tech expects that some applications currently under development or to be developed will become highly competitive with the world's focus on new technologies related to decontamination, filtration, and sterilization, and such new technologies may prove to be much more economically viable than the products developed by A-G Tech.


          An unaudited pro forma Combined Condensed Balance Sheet as of September 30, 2003 and unaudited pro forma Combined Condensed Statements of Operations for the year ended December 31, 2002 for A-G Tech and for the year ended March 31, 2003 for Tice and for the six months ended June 30, 2003 for A-G Tech and September 30, 2003 for Tice are attached as Appendix E.


Authorized Shares


          The remaining 155,033,542 Common Shares authorized would be available for issuance from time to time in the future. However, upon completion of the acquisition, 7,142,857 of these shares will be reserved for issuance to The Lanrick Group pursuant to an option granted in connection with the conversion of 500,000 of Mr. Martin's Class B Common Shares to Common Shares and 1,375,000 of these shares will be reserved for issuance to A-G Tech pursuant to an option granted in connection with the acquisition and described in connection with the Term Sheet.


          The Board of Directors believes it would be advisable for Tice to have additional shares authorized that it can use for structuring future financings and acquisitions and for meeting other corporate needs that may arise. Having additional authorized shares will allow Tice the flexibility to issue Common Shares without the expense and delay of a special shareholder's meeting. The authorized Common Shares as well as shares of other classes will be available for issuance without further action by shareholders, unless such action is required by applicable law or the rules of any stock exchange on which the company's securities may be listed.

          The company's Board of Directors could, however, issue Common Shares that, subject to certain limitations imposed by the securities laws, might impede the completion of a merger, tender offer, or other takeover attempt. For instance, the Board of Directors could issue a large block of Common Shares to a third party to impede a business combination that would enable such holder to block the transaction. The Board of Directors will make any determination to issue shares to block a transaction. The Board of Directors will make any determination to issue shares based on its judgment as to the best interests of the company and its then existing shareholders. The authorized and unissued Common Shares, as well as the authorized and unissued preferred shares, would be available for the above purposes.

          Authorizing Tice to issue more Common Shares than are currently authorized by the Certificate of Incorporation will not affect materially any substantive rights, powers, or privileges of holders of outstanding Common Shares. Other than increasing the number of authorized Common Shares from 30,000,000 to 400,000,000, the proposed amendment does not make any changes in Tice's capital structure.

          The Board of Directors has adopted resolutions setting forth the proposed amendment, declaring its advisability, and directing that the proposed amendment be submitted to the shareholders for their approval at the Annual Meeting. If adopted by the shareholders, the amendment would become effective upon filing as required by the General Corporation Law of Delaware.

          Approval of the amendment requires that at least 11,761,665 shares (a majority of the outstanding common shares of all classes of Tice) be voted for approval of the amendment. The Board of Directors recommends a vote "FOR" the approval of Item 3.


                                     ITEM 4
             APPROVAL OF SALE OF STOCK OF TICE'S SUBSIDIARY LANDOAK
            COMPANY, INC. AND RATIFICATION OF THE SALE OF ASSETS AND
             STOCK OF TICE'S SUBSIDIARY MIDSOUTH SIGN COMPANY, INC.


          As described in more detail elsewhere herein, Tice has entered into the Term Sheet with Atmospheric Glow Technologies, LLC ("A-G Tech") evidencing Tice's intent to acquire substantially all of the assets and assume certain liabilities of A-G Tech in exchange for cash and Tice shares. In conjunction with its acquisition of A-G Tech, Tice plans to liquidate the majority of LandOak assets prior to selling the stock of LandOak. However, Tice plans to retain its subsidiary TES which ceased business in August 2001, but which holds certain patents including the patent on the Electronic Gearing Technology (implemented in products for the sewing industry) and a licensing agreement under which it receives royalties. The Term Sheet is nonbinding (except as to certain provisions such as confidentiality and exclusive dealing) and the proposed acquisition is contingent on several conditions, including, but not limited to, approval by the shareholders of Tice of the sale or liquidation of the existing Tice subsidiaries (other than TES) and the increase in the number of authorized shares. The acquisition is also contingent on the completion of a private placement. A description of the proposed divestitures follows.

LandOak Company, Inc.


          LandOak, of which Tice is the sole shareholder, has been primarily in the automobile and light truck rental, leasing, financing, and sales business. LandOak had an operating loss of $548,393 and a net loss of $683,123 for fiscal year 2003. Unaudited financial statements of the LandOak subsidiary are attached as Appendix A. Management explored a variety of opportunities to expand LandOak's rental operations and determined that LandOak cannot effectively compete in its market. The lack of financing has limited LandOak's ability to acquire additional vehicles further impeding LandOak's ability to compete. Management concluded that the rental, leasing, and financing operations at LandOak could not create sufficient cash flow to justify its existence. Management has attempted to locate a buyer for the rental operations but has been unsuccessful to date.

          LandOak operated five rental centers around the east Tennessee area from Kingsport, Tennessee to Knoxville, Tennessee. In January 2002, LandOak began closing its rental centers of which three were closed by March 31, 2002 and the remaining two were closed in April 2002. Additionally, LandOak is in the process of liquidating the vehicle inventory and paying off the related indebtedness. LandOak operates a leasing division where it services internally financed vehicle leases and sales contracts, but has ceased executing new contracts. As part of the proposed transaction with A-G Tech, Tice plans to sell the stock of LandOak to two related parties, Pat Martin and Mike Atkins, who are directors and shareholders of Tice. As part of the sale, Tice has agreed to pay $626,095 (with Tice Common Shares valued at $0.11 per share) owed by it to LandOak. The buyers have agreed to assume the LandOak liabilities at the time of the sale which are expected to be approximately $1,700,000. The buyers are expected to continue to liquidate the business.


          As described above, LandOak incurred significant losses during the last twelve months and the sale of the subsidiary is required in connection with the acquisition of A-G Tech. As Mr. Martin and Mr. Atkins are directors of Tice, the sale was negotiated by the President of Tice, Charles West, and the Chief Financial Officer (until recently) of Tice, David Camp. The transaction was reviewed by Mr. Reddoch, the fourth director of Tice. Mr. Martin and Mr. Atkins abstained from voting on the transactions. Tice did not obtain a fairness opinion from an independent third party. Management believes that the price was reasonable as LandOak has been operating at a loss, it has significant debt, and management was not able to find any other buyer and was required to divest itself of LandOak in connection with the acquisition of A-G Tech.

MidSouth Sign Company, Inc.


          The primary business of MidSouth, which was a wholly owned subsidiary of Tice, is the design, fabrication, installation, and service of metal and vinyl signage, primarily for customers in the southeastern United States. In addition, MidSouth operated a division called National Survey Associates ("NSA") that has been providing sign survey, project management, and other services to customers on a national basis since 1995.

          MidSouth had an operating loss of $440,268 and a net loss of $191,091 for fiscal year 2003. The operating loss is offset by a gain upon disposal of assets of $297,303. Unaudited financial statements of the MidSouth subsidiary are attached as Appendix B. As part of the proposed transaction with A-G Tech, Tice agreed to divest itself of MidSouth. Effective July 1, 2002, MidSouth sold its installation business and certain related assets to Jerry Dunlap, a former

MidSouth employee for $139,500 payable monthly through June 1, 2003 with a balloon payment due on July 1, 2003 which note was part of the assets when the MidSouth stock was sold to Mr. Dunlap and is further described below. Mr. Dunlap's address is 112 Country Club Drive, Cleveland, Tennessee 37311. The asset purchase agreement included a supply agreement whereby MidSouth granted the purchaser the exclusive right to supply installation services to MidSouth for twelve months. The purchaser also provided management services to MidSouth as an independent contractor.

          National Services Associates, Inc., a Tennessee corporation owned by the current President of Tice, Charles West, and an unrelated person, purchased the NSA division of MidSouth and the related assets effective August 1, 2002. The current address for National Services Association, Inc. is 10267 Kingston Pike, Knoxville, Tennessee 37922. The consideration was forgiveness of $278,000 owed by MidSouth to the purchaser's owners and the purchaser's assumption of liabilities of $663,644 related to the NSA division. Mr. Dunlap also reviewed the sale terms. Pat Martin, a director of Tice, and David Camp, Tice's Chief Financial Officer at the time, negotiated the transaction on behalf of Tice as it involved a purchase by the existing President of Tice. MidSouth agreed not to compete with the purchaser in the area of national signage surveys and not to solicit customers listed in the agreement for twenty-four months following the closing. In consideration of the agreement, the purchaser agreed to pay MidSouth a fee of 5% of receipts from the customers listed on the exhibit. MidSouth also agreed not to offer employment to NSA employees for twelve months.

          With respect to the remaining MidSouth business (design, fabrication, and service), the employee who purchased the installation business and related assets in July 2002, Jerry Dunlap, acquired the stock of MidSouth effective March 31, 2003 after Tice assumed the MidSouth secured debt to two financial institutions and advanced $209,000 of working capital to MidSouth. Payment of these amounts satisfied amounts owed by Tice, TES, and LandOak to MidSouth of $385,682. MidSouth executed a note to Tice in the amount of $209,000 which is secured by MidSouth's assets. The note bears interest at 6%. Payments will be made over two years beginning on July 1, 2004 based on five-year amortization with all remaining principal and interest due at the end of twenty-four months. Tice is prohibited from competing with MidSouth or hiring any MidSouth employees for five years from the date of closing.

          As described above, MidSouth has been operating at a loss and A-G Tech required that Tice divest itself of its MidSouth subsidiary in connection with the acquisition. Management believes that the approximately $2,000,000 which will have been received in notes, cash and assumption of liabilities upon the consummation of the sale of a portion of the assets of MidSouth and the stock of MidSouth is a fair price as MidSouth has been operating at a loss and management believes it would need additional capital to continue and become profitable. With the proposed acquisition of A-G Tech, management believes that Tice's capital and the efforts of its management should be focused on the new business.


          Tice did not obtain a fairness opinion. However, the sale of the NSA assets to Mr. West, Tice's President, and his partner, was negotiated by Mr. Martin (a director of Tice) and Mr.

Camp (the Chief Financial Officer of Tice at the time) on behalf of Tice and Mr. West abstained from voting on the proposal at the board of director's meeting at which it was considered. The remaining directors approved the transaction. The entire board of directors voted on the sale to Mr. Dunlap and the pending sale of the stock. Management was not able to find a buyer for the entire company and believes that the three transactions offered a reasonable alternative.

          The Board of Directors has adopted resolutions describing the proposed sales, declaring their advisability, and directing that such resolutions be submitted to the shareholders for their approval at the Annual Meeting.

          Approval of the sale of substantially all assets requires that at least 11,761,665 shares (a majority of the outstanding common shares of all classes of Tice) be voted for approval of the sales. The Board of Directors recommends a vote "FOR" the approval of Item 4.

                                     ITEM 5
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


          The Board of Directors has appointed Coulter & Justus, P.C. as Tice's independent auditors for the fiscal year ending March 31, 2004. The Board recommends that shareholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of Coulter & Justus, P.C. will be present at the Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.


Audit Fees


          The aggregate fees billed for professional services rendered for the audit of Tice's annual financial statements for the 2003 and 2002 fiscal years and the review of the financial statements included in Tice's Forms 10-QSB for such fiscal years were $93,000 and $63,000, respectively.

Audit-Related Fees

          During fiscal year 2003, Tice paid Coulter & Justus, P.C. $11,545 in audit-related fees for services performed in connection with the preparation of Tice's Proxy Statement. There were no fees paid for audit-related services in fiscal year 2002.

Tax Fees

          In fiscal years 2003 and 2002, Tice paid Coulter & Justus, P.C. $19,257 and $20,932, respectively, in fees for tax advice and planning services.

All Other Fees


          Other than those fees described above, Tice did not pay its auditors any other fees in fiscal years 2003 and 2002.

          The Board of Directors has considered whether the services described above for which Tice's independent auditors received fees are compatible with accountant independence and has determined that they are.

          The Board recommends that the shareholders vote "FOR" ratification of the appointment of Coulter & Justus, P.C. as Tice's independent auditors for the fiscal year ending March 31, 2004.

Shareholder Proposals For The Next Annual Meeting

          Shareholder proposals intended to be presented at, and included in Tice's proxy statement and proxy related to, the Annual Meeting of Shareholders following the one to which this Proxy Statement relates must be in writing and received by Tice a reasonable time before Tice begins to print and mail the proxies for such meeting at its principal executive offices after the acquisition of A-G Tech which are expected to be located at 924 Corridor Park Blvd., Knoxville, Tennessee 37922. Shareholder proposals intended to be presented at, but not included in Tice's proxy statement and proxy for, that meeting must be received by Tice a reasonable time prior to the meeting, at the foregoing address; otherwise, those persons named in the proxy for the meeting may use the discretionary authority granted in the proxy to vote on any such proposals. It is suggested that such proposals be submitted by Certified Mail - Return Receipt Requested.


Other Matters

          Management knows of no other matters to be brought up at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

Incorporation By Reference


          Form 10-KSB of Tice Technology, Inc. for the year ended March 31, 2003 is incorporated by reference and is included with this proxy statement in the mailing to shareholders.

                                                         Dated: February 1, 2004


Appendix A - Unaudited Financial Statements of LandOak Company, Inc.

Appendix B - Unaudited Financial Statements of MidSouth Sign Company, Inc.

Appendix C - Form 10-QSB of Tice Technology, Inc. for the six months ended
             September 30, 2003


Appendix D - Financial Statements of Atmospheric Glow Technologies, LLC

Appendix E - Unaudited Pro Forma Financial Statements - Tice Technology, Inc.
             and Atmospheric Glow Technologies, LLC

                                   Appendix A

                              LandOak Company, Inc.

                              Financial Statements

                                 March 31, 2003

                                    Contents

Balance Sheet................................................................A-1
Statements of Operations.....................................................A-3
Statement of Changes in Stockholder's Deficit................................A-4
Statements of Cash Flows.....................................................A-5
Notes to Unaudited Financial Statements......................................A-6

                              LandOak Company, Inc.

                                  Balance Sheet

                                   (Unaudited)



                                                              March 31,
                                                                 2003
                                                             -----------
Assets
Current assets:
   Cash                                                      $    60,381
   Trade accounts receivable                                      71,192
   Current portion of financing notes receivable                 126,715
   Vehicles held for sale, net of accumulated depreciation
      of $342,591 at March 31, 2003                              327,816
   Advances to affiliates                                        626,095
   Prepaid expenses and other assets                               7,488
                                                             -----------
Total current assets                                           1,219,687

Financing notes receivable                                        12,105
                                                             -----------
Total assets                                                 $ 1,231,792
                                                             ===========

Liabilities and stockholder's deficit
Current liabilities:
   Accounts payable                                          $   158,018
   Accrued expenses                                                6,405
   Current portion of long-term debt                           1,501,528
   Current portion of capital lease obligations                   14,494
   Note payable to related parties                             1,300,000
                                                             -----------
Total current liabilities                                      2,980,445

Capital lease obligations, less current portion                   30,466
                                                             -----------
Total liabilities                                              3,010,911

Stockholder's deficit
   Common Stock                                                1,680,000
   Accumulated deficit                                        (3,459,119)
                                                             -----------
Total stockholder's deficit                                   (1,779,119)
                                                             -----------
Total liabilities and stockholder's deficit                  $ 1,231,792
                                                             ===========



See accompanying Notes to Unaudited Financial Statements.

                              LandOak Company, Inc.

                            Statements of Operations

                                   (Unaudited)



                                            Year Ended March 31,
                                          -----------------------
                                             2003         2002
                                          ---------   -----------
Rental and lease revenue                  $ 413,930   $ 2,101,306

Cost of rental and lease revenues           498,269     2,205,884
General and administrative expenses         464,054       565,936
                                          ---------   -----------
Operating expenses                          962,323     2,771,820

Operating loss                             (548,393)     (670,514)

Other (income) expenses:

   Interest expense                         102,260       326,117
   Write down of property and equipment      32,470       135,725
   Write off of goodwill                         --     1,335,877
   Other                                         --       (62,787)
                                          ---------   -----------
Net other expenses                          134,730     1,734,932
                                          ---------   -----------
Net loss                                  $(683,123)  $(2,405,446)
                                          =========   ===========



See accompanying Notes to Unaudited Financial Statements.

                              LandOak Company, Inc.

                       Statement of Stockholder's Deficit

                                   (Unaudited)


                                 Common Stock
                            ----------------------   Stockholder's
                             Shares       Amount        Deficit
                            ---------   ----------   -------------
Balance at April 1, 2001    8,000,000   $1,680,000    $  (370,550)
   Net loss                                            (2,405,446)
                            ---------   ----------   ------------
Balance at March 31, 2002   8,000,000    1,680,000     (2,775,996)
   Net loss                                              (683,123)
                            ---------   ----------   ------------

Balance at March 31, 2003   8,000,000   $1,050,000    $(3,459,119)
                            =========   ==========   ============


See accompanying Notes to Unaudited Financial Statements.

                              LandOak Company, Inc.

                            Statements of Cash Flows

                                   (Unaudited)



                                                            Year Ended March 31,
                                                         -------------------------
                                                             2003          2002
                                                         -----------   -----------
Operating activities
Net loss                                                 $  (683,123)  $(2,405,446)
Adjustments to reconcile net loss to net
   cash (used) provided by operating activities:
      Depreciation and amortization                          301,663     1,191,631
      Provision for losses on receivables                    291,905       145,000
      Loss on disposal of property and equipment              32,470         3,978
      Write down of property and equipment                        --       131,746
      Loss from goodwill write-off                                --     1,335,877
      Changes in operating assets and liabilities:
         Trade accounts receivable                          (230,947)       10,981
         Prepaid expenses and other current assets            25,225         7,293
         Accounts payable and accrued liabilities           (104,280)      (28,726)
         Other liabilities                                   (27,957)       (6,649)
                                                         -----------   -----------
Net cash (used) provided by operating activities            (395,044)      385,685

Investing activities
Proceeds from sale of property, plant and equipment        1,266,082     3,670,574
Payments received on financing notes receivable              232,583        80,333
Purchases of property, plant and equipment                        --    (1,679,676)
Advances to related entities                                 (52,573)     (533,700)
                                                         -----------   -----------
Net cash provided by investing activities                  1,446,092     1,537,531

Financing activities
Proceeds from notes payable and long-term debt                    --       450,873
Proceeds from notes payable to related parties               800,000       500,000
Net change in escrow account                                      --       175,471
Principal payments on notes payable and long-term debt    (1,849,528)   (3,051,097)
Principal payments on capital lease obligations              (13,684)      (11,005)
                                                         -----------   -----------
Net cash used by financing activities                     (1,063,212)   (1,935,758)
                                                         -----------   -----------
Net decrease in cash                                         (12,164)      (12,542)
Cash at beginning of year                                     72,545        85,087
                                                         -----------   -----------
Cash at end of year                                      $    60,381   $    72,545
                                                         ===========   ===========



Supplemental disclosure of cash flow information:
The Company made interest payments totaling $76,000 and $48,888 during the years ended March 31, 2002 and 2003, respectively.

See accompanying Notes to Unaudited Financial Statements.

                             LandOak Company, Inc.


                    Notes to Unaudited Financial Statements


1.   Significant Accounting Policies and Basis of Presentation

Organization


LandOak Company, Inc. (the "Company," formerly Tice LOC, Inc.), provides vehicle rental and leasing services and brokered equipment leasing services mainly in the East Tennessee area. The Company is a 100% owned subsidiary of Tice Technology, Inc. ("Tice").

Effective January 1, 2001, Tice LOC, Inc. purchased all assets and assumed certain liabilities of LandOak Company, LLC (the "Predecessor Company") in exchange for 8,000,000 shares of restricted common stock of Tice valued at $1,680,000 based on the closing price of the shares on December 31, 2003. Tice LOC, Inc. did not assume the investor notes, the related accrued interest on these notes and related party advances which totaled $26,822,548. The acquisition was accounted for by the purchase method.


Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less as cash equivalents.

Trade Accounts Receivable

Trade receivables represent receivables generated from the Company's rental and leasing operations. The Company does not require collateral from its customers related to these receivables.

Vehicles Held for Sale

Vehicles held for sale consist of vehicles previously used in the Company's rental and leasing operations, which the Company expects to sell in 2004. Management feels the carrying value of these vehicles approximates their fair value.

Revenue Recognition and Deferred Revenue

The Company recognizes revenue at the time the related services are rendered.

Advertising Costs

Advertising costs are expensed as incurred.

                              LandOak Company, Inc.

1.   Significant Accounting Policies and Basis of Presentation (continued)

Goodwill

The Company was formed January 1, 2000 and acquired all the assets and certain liabilities of the Predecessor Company. In connection with this acquisition, the Company recorded goodwill of $1,467,999.

The Company's policy is to evaluate the excess of cost over the net assets of businesses acquired based on an evaluation of such factors as the environment in which the business operates or if the expected net flows (undiscounted and without interest) would become less than the carrying amount of the assets. An impairment loss would be recorded in the period such determination is made based on the fair market value of the related businesses. Due to the operating losses incurred during fiscal 2002, the decision to sell the Company, management recognized the impairment of goodwill. As a result, the Company wrote off the entire carrying value of goodwill net of accumulated amortization as of March 31, 2002 and recognized losses of $1,335,877.

Impairment of Long-Lived Assets

The Company follows the provisions of Financial Accounting Standards Board
(FASB) Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which (i) requires that long-lived assets to be held and used be reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable, (ii) requires that long-lived assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell, and (iii) provides guidelines and procedures for measuring impairment losses that are different from previously existing guidelines and procedures in that recoverability is assessed based on estimates of undiscounted expected future cash flows of the asset being evaluated. Management believes that such impairment has been incurred and as of March 31, 2003, all long-lived assets have either been disposed of or have zero fair value.

Income Taxes


Taxable income or net operating losses of the Company are included in the consolidated Federal income tax returns filed by Tice, the parent company. Current federal income tax expense or benefit represents the amount which would have been recorded had a separate return been filed by the Company to the extent actual tax expense or benefit has been realized by Tice in accordance with the tax sharing policy of the parent.

                              LandOak Company, Inc.

1.   Significant Accounting Policies and Basis of Presentation (continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

2.   Leases with Company as Lessor

LandOak's short-term and long-term vehicle leases are accounted for as operating leases. These leases generally have terms of between seven and forty-eight months. At March 31, 2003, the carrying amount of vehicles used in the rental and leasing operations (excluding vehicles held for sale) was $217,368 (net of accumulated depreciation of $214,550).

As of March 31, 2003, future minimum lease payments to be received under these leases were as follows:

2004    $ 90,387
2005      60,895
2006      30,633
        --------
Total   $181,915
        ========


3.   Financing Notes Receivable


Financing notes receivable are generated from the Company's sale and financing of vehicles that are no longer used in its rental and leasing operations. These notes generally have terms of up to forty-eight months and bear interest at annual rates of between 15% and 21%. These notes are secured by the vehicles that are sold.


4.   Notes Payable to Related Parties

At March 31, 2003, the Company has a note payable in the amount of $1,300,000 to related parties. The note is payable to two directors of Tice and the Company; interest at 6%; principal and interest due January 2004; convertible at the option of the holders into Tice Common Shares at $0.07 per share, subject to the approval of additional authorized shares by the shareholders of Tice.

                              LandOak Company, Inc.

5.   Notes Payable

The Company has a $1,501,528 note payable to a financial institution; due March 2001 and extended to June 2003 by a loan modification agreement in January 2003; principal reductions of $100,000 in March 2003, and $400,000 in June 2003. If these payments are made and two directors execute a $400,000 promissory note to the financial institution, then the remaining unpaid principal balance of approximately $600,000 shall be forgiven by the financial institution. Interest due monthly at the LIBOR rate plus 2.3% (3.64% at March 31, 2003); collateralized by certain vehicles and leases; guaranteed by two directors of the Company. The Company has not made the June 2003 principal payment and the financial institution has waived default for non-payment until December 31, 2003.

6.   Lease Obligations


The Company leases certain equipment under an agreement that is classified as a capital lease. This agreement, which was entered into in 2001, expires in 2006. According to the terms of the agreements, the Company is required to pay all maintenance and insurance costs. The Company incurred interest expense related to this lease totaling $8,603 and $7,558 during the years ended March 31, 2002 and 2003, respectively.

The Company also leases certain equipment and office space under operating agreements which expire in 2004. The Company also leases office space from a company under common control on a month to month basis for $3,500 per month. Total lease and rental expense under all operating leases for the years ended March 31, 2002 and 2003, was $169,383 and $71,792, respectively.

Future minimum payments for leases, by year and in the aggregate, consist of the following as of March 31, 2003:

                                               Operating   Capital
                                               ---------   -------
2004                                             $5,353    $19,608
2005                                                 --     19,608
2006                                                 --     14,706
                                                           -------
                                                -------
Total minimum lease payments                     $5,353     53,922
                                                =======
Amount representing interest                                (8,962)
                                                           -------
Present value of minimum lease payments
   (including $14,494 classified as current)               $44,960
                                                           =======

Assets under this capital lease agreement are no longer used in operations and were written off in fiscal 2003.


The Company is contingently liable on a phone lease that has been transferred to, but not formally assumed by, a third party. As of March 31, 2003, the amount of the contingent liability was $10,500. Future minimum payments under this lease are not included above.

                              LandOak Company, Inc.

7.   Commitments and Contingencies


The Company is subject to claims in the ordinary course of business. Management believes the ultimate resolution of these matters will have no material impact on the financial position, results of operations or cash flows of the Company.


8.   Significant Matter


During fiscal year 2002, Tice discontinued operations of the Company and began pursuing opportunities to sell the Company.

                                   Appendix B

                           MidSouth Sign Company, Inc.

                              Financial Statements

                                 March 31, 2003

                                    Contents

Balance Sheet................................................................B-1
Statements of Operations and Changes in Stockholder's Deficit................B-3
Statements of Cash Flows.....................................................B-5
Notes to Unaudited Financial Statements......................................B-6

                           MidSouth Sign Company, Inc.


                                  Balance Sheet
                                   (Unaudited)


                                                      March 31,
                                                        2003
                                                     -----------
Assets
Current assets:
   Cash                                                $ 19,957
   Trade accounts receivable, net of allowance for
      doubtful accounts of $20,294                      287,874
   Inventories:
      Raw materials                                      33,981
      Work in process                                    38,090
      Finished goods                                     58,867
                                                       --------
   Total inventories                                    130,938

Advances to related parties                              73,164
Prepaid expenses and other assets                        87,982
Note receivable                                          83,579
                                                       --------
Total current assets                                    683,494

Property, plant and equipment:
   Machinery and equipment                               90,941
   Furniture, fixtures and equipment                    217,414
   Automobiles                                           48,000
                                                       --------
Total property, plant and equipment                     356,355
   Less accumulated depreciation and amortization       118,814
                                                       --------
Net property, plant and equipment                       237,541

Note receivable                                          40,000
                                                       --------

Total assets                                           $961,035
                                                       ========

                                                      March 31,
                                                         2003
                                                     -----------
Liabilities and stockholder's deficit
Current liabilities:
   Outstanding checks in excess of bank balance      $    30,063
   Accounts payable                                      625,571
   Accrued expenses                                      125,205
   Current portion of long-term debt                     423,575
   Current portion of capital lease obligations            6,089
                                                     -----------
Total current liabilities                              1,210,503

Long-term debt, less current portion                      10,668
                                                     -----------
Total liabilities                                      1,221,171

Stockholder's deficit
   Common Stock                                        1,050,000
   Accumulated deficit                                (1,310,136)
                                                     -----------
Total stockholder's deficit                             (260,136)
                                                     -----------
Total liabilities and stockholder's deficit          $   961,035
                                                     ===========



See accompanying Notes to Unaudited Financial Statements.

                           MidSouth Sign Company, Inc.


                            Statements of Operations
                                   (Unaudited)



                                            Year Ended March 31,
                                          ------------------------
                                             2003         2002
                                          ----------   -----------

Net sales                                 $3,073,189   $ 5,474,090
Cost of sales                              2,789,379     5,067,524
                                          ----------   -----------
Gross profit                                 283,810       406,566

General and administrative expenses          724,078     1,186,370
                                          ----------   -----------

Operating loss                              (440,268)     (779,804)

Other (income) expenses:
   Interest expense                           48,126        76,375
   (Gain) loss from disposal of assets      (297,303)      289,859
   Write off of goodwill                          --       102,303
   Other                                          --       (53,251)
                                          ----------   -----------
Net other (income) expenses                 (249,177)      415,286
                                          ----------   -----------

Net loss                                  $ (191,091)  $(1,195,090)
                                          ==========   ===========



See accompanying Notes to Unaudited Financial Statements.

                           MidSouth Sign Company, Inc.


                       Statement of Stockholder's Deficit
                                   (Unaudited)



                                  Common Stock
                             ----------------------   Stockholder's
                               Shares      Amount        Deficit
                             ---------   ----------   -------------

Balance at April 1, 2001     5,000,000   $1,050,000    $    76,045
   Net loss                                             (1,195,090)
                             ---------   ----------    -----------

Balance at March 31, 2002    5,000,000   $1,050,000    $(1,119,045)
   Net loss                                               (191,091)
                             ---------   ----------    -----------

Balance at March 31, 2003    5,000,000   $1,050,000    $(1,310,136)
                             =========   ==========    ===========



See accompanying Notes to Unaudited Financial Statements.

                           MidSouth Sign Company, Inc.

                            Statements of Cash Flows
                                   (Unaudited)



                                                                Year Ended March 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ---------   -----------
Operating activities
Net loss                                                      $(191,091)  $(1,195,090)
Adjustments to reconcile net loss to net
   cash (used) provided by operating activities:
    Depreciation and amortization                                80,747       145,600
    (Gain) loss on disposal of property and equipment          (297,303)      289,859
    Loss from goodwill write-off                                     --       102,303
    Changes in operating assets and liabilities:
       Trade accounts receivable                                106,788       680,804
       Costs and estimated earnings in excess of billings
          on uncompleted contracts                               29,101       187,967
       Inventories                                               72,800       (14,138)
       Prepaid expenses and other current assets                (87,982)       26,496
       Accounts payable and accrued liabilities                 (72,167)      158,713
       Other liabilities                                       (222,470)       17,244
                                                              ---------   -----------
Net cash (used) provided by operating activities               (581,577)      399,758

Investing activities
Proceeds from sale of property, plant and equipment             450,000         4,500
Purchases of property, plant and equipment                      (34,640)     (115,195)
Payments received on note receivable                             55,921            --
Issuance of note receivable                                     (40,000)           --
Additions to goodwill                                                --       (35,402)
                                                              ---------   -----------
Net cash provided (used) by investing activities                431,281      (146,097)

Financing activities
Proceeds from notes payable and long-term debt                  122,199        87,207
Proceeds from capital lease obligations                              --        10,168
Proceeds from notes payable to related parties                  128,000        25,000
Payments from (advances to) related parties                     278,427      (296,841)
Principal payments on notes payable and long-term debt         (281,683)      (78,706)
Principal payments on notes payable to related parties          (42,497)      (30,803)
Principal payments on capital lease obligations                 (45,850)      (35,590)
                                                              ---------   -----------
Net cash provided (used) by financing activities                158,596      (319,565)
                                                              ---------   -----------
Net increase (decrease) in cash                                   8,300       (65,904)
Cash at beginning of year                                        11,657        77,561
                                                              ---------   -----------
Cash at end of year                                           $  19,957   $    11,657
                                                              =========   ===========



Supplemental disclosure of cash flow information:

The Company made interest payments totaling approximately $76,000 and $49,000 during the years ended March 31, 2002 and 2003, respectively.


During 2003, the Company sold assets of its Install division totaling $129,243 in exchange for a note receivable of $139,500. A gain of $10,257 was recognized on the transaction.

During 2003, the Company sold its NSA division. The purchaser assumed $662,285 of payables and debt in exchange for $375,239 of assets. A gain of $287,046 was recognized on the transaction.


See accompanying Notes to Unaudited Financial Statements.

                           MidSouth Sign Company, Inc.


                     Notes to Unaudited Financial Statements


1. Significant Accounting Policies and Basis of Presentation

Organization

MidSouth Sign Company, Inc. ("the Company"), provides sign fabrication, installation and service products to commercial customers and provides program and project management services and signage surveys through its National Survey Associates division. The Company is a 100% owned subsidiary of Tice Technology, Inc. ("Tice").

On March 31, 2003, Tice sold the stock of MidSouth to a former employee. These financial statements present the financial position of the Company just prior to that disposition.


Effective January 1, 2001, Tice MSS, Inc. purchased all assets and certain liabilities of MidSouth Sign Company, LLC (the "Predecessor Company"), with the exception of $1,635,500 of the notes payable to members and certain liabilities in excess of amounts stipulated in the purchase agreement in exchange for 5,000,000 shares of the restricted common stock of Tice. The exchanged stock was valued at $1,050,000, based on the closing price of the shares on December 31, 2000. The acquisition was accounted for by the purchase method.


Revenue and Cost Recognition

The Company recognizes sales and related expenses on the date the sign is installed or when product title otherwise passes to the customer.

Trade Accounts Receivable

Accounts receivable are unsecured and due under stated terms. Credit risk with respect to accounts receivable is subject to the financial security of each customer. The Company does not require collateral.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less as cash equivalents.

Inventories

Inventories are valued at the lower of cost or market with cost being determined on the first-in, first-out ("FIFO") method.

                           MidSouth Sign Company, Inc.

1. Significant Accounting Policies and Basis of Presentation (continued)

Property, Plant and Equipment

Property, plant and equipment is stated at cost. Routine maintenance and repairs that do not improve or extend the lives of the related assets are charged to expense as incurred while major renewals and betterments are capitalized.

Goodwill

The Company was formed January 1, 2000 and acquired all the assets and certain liabilities of the Predecessor Company. In connection with this acquisition, the Company recorded goodwill of $79,338. During fiscal year 2002, the Company recorded an additional $35,402 of goodwill representing additional liabilities that were assumed by the Company under the asset purchase agreement.


The Company's policy is to evaluate the excess of cost over the net assets of businesses acquired based on an evaluation of such factors as the environment in which the business operates or if the expected net cash flows (undiscounted and without interest) would become less than the carrying amount of the assets. An impairment loss would be recorded in the period such determination is made based on the fair market value of the related businesses. Due to the operating losses incurred during fiscal 2002 and the decision to sell the Company, management recognized the impairment of goodwill. As a result, the Company wrote off the entire carrying value of goodwill net of accumulated amortization as of March 31, 2002 and recognized losses of $102,303.


Impairment of Long-Lived Assets

The Company follows the provisions of Financial Accounting Standards Board
(FASB) Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which (i) requires that long-lived assets to be held and used be reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable, (ii) requires that long-lived assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell, and (iii) provides guidelines and procedures for measuring impairment losses that are different from previously existing guidelines and procedures in that recoverability is assessed based on estimates of undiscounted expected future cash flows of the asset being evaluated. Management believes that such an impairment has been incurred.

                           MidSouth Sign Company, Inc.

1. Significant Accounting Policies and Basis of Presentation (continued)

Income Taxes


Taxable income or net operating losses of the Company are included in the consolidated Federal income tax returns filed by Tice, the parent company. Current federal income tax expense or benefit represents the amount which would have been recorded had a separate return been filed by the Company to the extent actual tax expense or benefit has been realized by Tice in accordance with the tax sharing policy of the parent.


Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

2. Sale of Building and Note Receivable

In April 2002, the Company sold its land and building. The March 31, 2002 values of land and building were written down to reflect the proceeds received on the sale and the Company took write-down losses of $205,812 on the building and $77,000 on the land during fiscal 2002. Related to this transaction the Company issued a $40,000 non-interest bearing note receivable due April 1, 2006.

3. Notes Payable

Revolving line of credit from a financial institution up to $200,000;
   due on demand; interest at the institution's prime rate plus 2%
   (6.25% at March 31,2003) payable monthly; collateralized by substantially all of the Company's assets excluding real property;
   guaranteed by two directors of the Company.                           $199,986

Note payable to a financial institution; due July interest at the institution's prime rate plus 1.75% thereafter (6% at March 31,
   2003); collateralized by substantially all of the Company's assets excluding real property; guaranteed by two of the Company's
   directors.                                                             172,513

Note payable to a financial institution due July 2003; monthly principal and interest payments of $4,006; interest accrued at 12%;
   collateralized by certain equipment.                                    30,650

Other notes payable                                                        31,094
                                                                         --------
Total                                                                     434,243
Less current portion                                                      423,575
                                                                         --------
Notes payable, less current portion                                      $ 10,668
                                                                         ========

                           MidSouth Sign Company, Inc.

3. Notes Payable (continued)

Principal maturities of notes payable are as follows:

2004    $ 423,575
2005        7,871
2006        2,797
        ---------
Total   $ 434,243
        =========

4. Lease Obligations


The Company leases a piece of equipment under agreement that is classified as a capital leases. This agreement expires in 2004. According to the terms of the agreement, the Company is required to pay all maintenance and insurance costs. The Company incurred interest expense related to this lease and other leases totaling $9,447 and $3,423 during the year ended March 31, 2002 and 2003, respectively.

The Company also leases various equipment and office space under operating agreements which expire in 2003 through 2007. The Company leases vehicles from a company, related through common ownership, under operating leases. Lease payments to the related company for the years ended March 31, 2002 and 2003 were approximately $5,000 each year. Total lease and rental expense under operating leases for the year ended March 31, 2002 and 2003, was $72,480 and $90,522, respectively.


Future minimum payments for leases, by year and in the aggregate, consist of the following as of March 31, 2003:
                                                         Operating
                                               ----------------------------
                                               Related
                                                Party      Other    Capital
                                               -------   --------   -------

2004                                           $ 3,145   $ 83,734    $6,336
2005                                             3,145     73,480        --
2006                                             3,145     70,258        --
2007                                             1,840     60,357        --
                                               -------   --------   -------
Total minimum lease payments                   $11,275   $287,829     6,336
                                               =======   ========
Amount representing interest                                           (247)
                                                                    -------
Present value of minimum lease payments
   (including $48,425 classified as current)                         $6,089
                                                                    =======


At March 31, 2003, the Company had machinery and equipment with a cost of $25,949 and accumulated amortization of $17,604 under capital leases. Amortization on these assets, computed by the straight-line method over the life of the asset, is included in depreciation and amortization expense.

                           MidSouth Sign Company, Inc.

5.   Retirement Plan


During 2000, the Company began a Savings Incentive Match Plan for Employees of Small Employers (Simple) (the "Plan") covering employees that receive at least $5,000 in compensation for the calendar year and at least $1,000 in compensation during any preceding calendar year. Employees may contribute up to $6,000 to the Plan. The Company contributes a matching contribution equal to the employee's contributions up to a limit of 3% of the employee's compensation for the year, subject to certain restrictions. All contributions are fully vested and nonforfeitable. The Company's expense related to the Plan was $41,578 and $20,480 during the years ended December 31, 2002 and 2003, respectively.


6.   Major Customers


The Company had two customers that represented 16% and 15%, respectively, of the Company's consolidated product and service revenues during the year ended March 31, 2002 and one customer that represented 10% of the Company's consolidated product and service revenues during the year ended March 31, 2003.


7.   Commitments and Contingencies

The Company is subject to claims in the ordinary course of business. Management believes the ultimate resolution of these matters will have no material impact on the financial position, results of operations or cash flows of the Company.

8.   Sale of Company


During fiscal year 2002, Tice management made the decision to divest itself of the Company. On July 1, 2002 the Company sold the installation division to a former employee for a note receivable of $139,500 due in installments with full payment due within one year (balance at March 31, 2003 of $83,579). The Company recognized a $10,257 gain on this sale of fixed assets with a net book value of $129,243. Additionally, the Company sold the surveying division to an entity owned by Charles R. West (Tice's President and CEO) and an unrelated person on August 1, 2002. In this transaction the purchaser assumed $662,285 in accounts payable, notes payable and accrued liabilities in exchange for $375,239 of accounts receivable, other assets and fixed assets. The Company recognized a $287,046 gain on this sale.

                                   Appendix C

                              Tice Technology, Inc.

                                   Form 10-QSB

                               September 30, 2003

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 10-QSB

                   QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

               For the quarterly period ended September 30, 2003

                        Commission File Number 333-11591

                             Tice Technology, Inc.
       (Exact name of small business issuer as specified in its charter)

        Delaware                                                62-1647888
(State of incorporation)                                      (IRS Employer
                                                          Identification Number)

                                   ----------

                              10267 Kingston Pike
                           Knoxville, Tennessee 37922
                    (Address of principal executive offices)

                                 (865) 531-0000
                          (Issuer's telephone number)

                                   ----------

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

The number of shares outstanding of each of the registrant's classes of common stock on October 15, 2003 was 22,773,329 Common Shares, 750,000 Class B Common Shares and 0 Class D Common Shares.

Transitional Small Business Disclosure Format: Yes [ ] No [X]

                           Exhibit Index at page 24.

                         PART 1 - FINANCIAL INFORMATION

Item 1. Financial Statements.

                                                                                        Page
                                                                                        ----
Condensed Consolidated Balance Sheets -- As of September 30, 2003 and March 31, 2003      3
Condensed Consolidated Statements of Operations -- For the Three and Six Months Ended     5
   September 30, 2003 and 2002
Condensed Consolidated Statements of Cash Flows -- For the Six Months Ended               6
   September 30, 2003 and 2002
Notes to Unaudited Condensed Consolidated Financial Statements                            7

                      Tice Technology, Inc. & Subsidiaries
                     Condensed Consolidated Balance Sheets

                                                 September 30,    March 31,
                                                     2003         2003 (1)
                                                 -------------   ----------
                                                  (unaudited)
Assets

Cash and cash equivalents                          $    5,478    $   11,003
Accounts receivable, net                                   --        30,178
Advances to Atmospheric Glow Technologies, LLC      2,687,500     2,322,500
Assets of discontinued operations                     369,866       593,591
                                                   ----------    ----------
   Total current assets                             3,062,844     2,957,272
Restricted cash                                            --        50,000
Note receivable                                       209,000       209,000
Patents, net                                          151,765       154,784
Other assets                                               --         2,722
Assets of discontinued operations                          --        12,105
                                                   ----------    ----------
   Total assets                                    $3,423,609    $3,385,883
                                                   ==========    ==========

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

(1) The March 31, 2003 Condensed Consolidated Balance Sheet was derived from the audited balance sheet for the year then ended.

                                                 September 30,    March 31,
                                                     2003          2003 (1)
                                                 -------------   -----------
                                                  (unaudited)

Liabilities and Stockholders' Deficit

Current portion of notes payable                  $ 4,102,616    $ 4,328,659
Current portion of notes payable to related
   parties                                          1,056,250        926,250
Accounts payable                                      279,487        161,382
Accrued liabilities                                   557,782        455,954
Liabilities of discontinued operations              2,871,896      2,980,444
                                                  -----------    -----------
      Total current liabilities                     8,868,031      8,852,689
Notes payable to related parties, less current
   portion                                            565,721             --
Liabilities of discontinued operations                 23,837         30,466
                                                  -----------    -----------
      Total liabilities                             9,457,589      8,883,155
Stockholders' deficit                              (6,033,980)    (5,497,272)
                                                  -----------    -----------
   Total liabilities and stockholders' deficit    $ 3,423,609    $ 3,385,883
                                                  ===========    ===========

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

(1) The March 31, 2003 Condensed Consolidated Balance Sheet was derived from the audited balance sheet for the year then ended.

                      Tice Technology, Inc. & Subsidiaries
                 Condensed Consolidated Statements of Operations

                                                           For the three months     For the six months
                                                           ended September 30,     ended September 30,
                                                          ---------------------   ---------------------
                                                             2003        2002        2003        2002
                                                          ---------   ---------   ---------   ---------
                                                               (unaudited)              (unaudited)
Operating revenues:
   Royalties                                              $  45,046   $  30,174   $  45,046   $  60,348
                                                          ---------   ---------   ---------   ---------

   Total operating revenues                                  45,046      30,174      45,046      60,348

Operating expenses:
   Selling, general and administrative                      109,176     175,551     225,557     376,464
                                                          ---------   ---------   ---------   ---------

   Total operating expenses                                 109,176     175,551     225,557     376,464
                                                          ---------   ---------   ---------   ---------

Operating loss                                              (64,130)   (145,377)   (180,511)   (316,116)

Other expense:
   Interest expense                                        (102,827)    (88,592)   (203,864)   (131,879)
   Other expense                                                 --          --          --     (50,000)
                                                          ---------   ---------   ---------   ---------

   Net other expense                                       (102,827)    (88,592)   (203,864)   (181,879)
                                                          ---------   ---------   ---------   ---------

Loss from continuing operations
   before foreign taxes                                    (166,957)   (233,969)   (384,375)   (497,995)
Provision for foreign taxes                                   4,505       3,017       4,505       6,035

Loss from continuing operations                            (171,462)   (236,986)   (388,880)   (504,030)

Discontinued operations net of applicable income taxes:
   Loss from operations of discontinued subsidiaries        (65,337)   (179,501)   (153,399)   (549,622)
   Gain (loss) from disposal of assets                         (535)    288,925       5,571     288,925
                                                          ---------   ---------   ---------   ---------

Gain (loss) from discontinued operations                    (65,872)    109,424    (147,828)   (260,697)
                                                          ---------   ---------   ---------   ---------

Net loss                                                  $(237,334)  $(127,562)  $(536,708)  $(764,727)
                                                          =========   =========   =========   =========

Loss per share (basic and diluted):
   Continuing operations                                  $   (0.01)  $   (0.01)  $   (0.02)  $   (0.02)
                                                          =========   =========   =========   =========
   Discontinued operations                                $   (0.00)  $   (0.00)  $   (0.00)  $   (0.01)
                                                          =========   =========   =========   =========
   Net loss per share                                     $   (0.01)  $   (0.01)  $   (0.02)  $   (0.03)
                                                          =========   =========   =========   =========

 See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

                      Tice Technology, Inc. & Subsidiaries
                 Condensed Consolidated Statements of Cash Flows

                                                                  For the six months
                                                                  ended September 30,
                                                               -----------------------
                                                                  2003         2002
                                                               ---------   -----------
                                                                    (unaudited)
Net cash flows used by operating activities                    $(221,962)  $(1,483,028)

Cash flows from investing activities:
   Purchases of property and equipment                                --       (24,639)
   Proceeds from disposal of property and equipment              100,585     1,550,326
   Payments received on financing and other notes receivable      30,742        98,329
   Advances to Atmospheric Glow Technologies, LLC               (365,000)   (1,809,000)
   Decrease in (additions to) other assets                        50,000       (40,000)
                                                               ---------   -----------
   Net cash used by investing activities                        (183,673)     (224,984)

Cash flows from financing activities:
   Proceeds from notes payable and long-term debt                357,200     3,000,115
   Proceeds from notes payable to related parties                775,500     1,871,250
   Principal payments on notes payable to related parties        (79,779)     (131,609)
   Principal payments on notes payable and long-term debt       (690,500)   (1,462,478)
   Principal payments on capital lease obligations                (5,807)      (27,992)
                                                               ---------   -----------
   Net cash provided by financing activities                     356,614     3,249,286
                                                               ---------   -----------
   Net (decrease) increase in cash and cash equivalents          (49,021)    1,541,274

Cash and cash equivalents, beginning of period                    71,383       131,548
                                                               ---------   -----------
Cash and cash equivalents, end of period                       $  22,362   $ 1,672,822
                                                               =========   ===========

Cash and cash equivalents - continuing operations              $   5,478   $ 1,616,973

Cash and cash equivalents - discontinued operations               16,884        55,849
                                                               ---------   -----------
Cash and cash equivalents, end of period                       $  22,362   $ 1,672,822
                                                               =========   ===========

 See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

                      Tice Technology, Inc. & Subsidiaries
         Notes to Unaudited Condensed Consolidated Financial Statements

1.   Condensed Consolidated Financial Statements

     The accompanying unaudited condensed consolidated financial statements of Tice Technology, Inc. & Subsidiaries ("Tice" or "the Company") include the accounts of Tice Technology, Inc. ("TTI") and its two wholly owned subsidiaries, Tice Engineering and Sales, Inc. ("TES") and LandOak Company, Inc. ("LandOak"). The accounts of its former subsidiary, MidSouth Sign Company, Inc. ("MidSouth"), are included in the consolidated financial statements through the date of disposition (March 31, 2003). These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in complete financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the three- and six-month periods ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ended March 31, 2004. The unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the audited financial statements of the Company as of and for the period ended March 31, 2003.

2.   Royalty Revenue

     In prior years royalty income was not a significant portion of the Company's income and the amount earned was estimated each month and any adjustments required were entered semiannually when the actual royalty sales were reported to the Company. Subsequent to the disposition of the operating subsidiaries, coupled with the recent fluctuations in royalty sales, management has reevaluated this recording process and decided to only recognize revenue when the actual sales royalty report is received and the revenue is fixed and determinable.

3.   Stock-Based Compensation

     The Company accounts for its stock-based employee compensation plans under the recognition and measurement principals of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. For the periods presented, no stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of the grant. For the quarter ended September 30, 2003, there would have been no effect on net earnings and earnings per common share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation -

     Transaction and Disclosure - an AmendmentofFASB Statement No. 123," to stock-based employee compensation.

4.   Effect of New Accounting Pronouncements

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is applicable immediately for variable interest entities created after January 31, 2003. For variable interest entities created prior to January 31, 2003, the position of FIN 46 are applicable no later than July 1, 2003. The Company does not expect this interpretation to have an effect on the Company's consolidated financial statements.

5.   Dispositions and Discontinued Operations

     During fiscal 2002, the Company discontinued the operations of its LandOak and MidSouth subsidiaries. The Company sold MidSouth's installation and surveying divisions on July 1, 2002 and August 1, 2002, respectively. On March 31, 2003, the Company sold all the issued and outstanding stock of MidSouth.

     Revenue and losses from discontinued operations, including gain or loss from disposal of assets related to discontinued operations, net of applicable income taxes, are as follows:

                      Three months ended (amounts in thousands)
                   -----------------------------------------------
                   September 30, 2003        September 30, 2002
                   ------------------   --------------------------
                       LandOak          LandOak   MidSouth   Total
                       -------          -------   --------   -----
     Revenue            $ 30             $ 104      $792      $896
     Gain (loss)        $(66)            $(110)     $219      $109

                        Six months ended (amounts in thousands)
                   ------------------------------------------------
                   September 30, 2003        September 30, 2002
                   ------------------   ---------------------------
                       LandOak          LandOak   MidSouth    Total
                       -------          -------   --------   ------
     Revenue            $  68            $ 311     $1,799    $2,110
     Loss               $(148)           $(223)    $  (38)   $ (261)

     Major classes of assets and liabilities of discontinued operations are as follows:

                                                   (amounts in thousands)
                                            -----------------------------------
                                            September 30, 2003   March 31, 2003
                                                 LandOak             LandOak
                                            ------------------   --------------
     Vehicles held for sale                       $  167             $   328
     Other current assets                            203                 266
     Other long-term assets                           --                  12
                                                  ------             -------
        Total assets of discontinued
           operations                             $ 370              $   606
                                                  ======             =======

     Notes payable - current                      $1,395             $ 1,502
     Notes payable - related                       1,300               1,300
     Other current liabilities                       177                 179
     Other long-term liabilities                      24                  30
                                                  ------             -------
        Total liabilities of
           discontinued operations                $2,896             $ 3,011
                                                  ======             =======

6.   Recognition of Losses on Receivables

     Accounts are reviewed at least quarterly. The allowance for bad debts on trade and notes receivable reflects management's best estimate of probable losses, including specific allowances for known troubled accounts. All accounts deemed to be uncollectible are written off to the allowance for losses.

7.   Notes Payable and Long-Term Debt

     Since March 31, 2003, the Company has issued $1,132,700 ($357,200 at 6%, $100,000 at 6% to a related party, $85,000 to a related party at 10% and $590,500 to a related party at 10%) of notes payable to individuals due December 31, 2003. Notes totaling $70,600 and $286,600 are convertible into Common Shares of the Company at the option of the note holders based on a conversion price of $0.07 and $0.11 per share, respectively (there are no conversion rights on the related party notes totaling $775,500); and interest will not accrue if the notes are converted. Since March 31, 2003, the Company has also repaid $79,779 of 10% notes payable to a related party and $590,500 of 10% notes payable to unrelated parties, and has made a $100,000 payment to a lending institution. The aforementioned notes were issued to provide operational financing, funds for debt retirement, and to make advances to Atmospheric Glow Technologies, LLC as described in greater detail in Note 10. Other notes previously issued, totaling $4,202,666 (including $876,250 to related parties), are convertible into Common Shares of the Company at the option of the note holders based on a conversion price of $0.07 per share; and interest will not accrue if the notes are converted. The conversion of both types of notes is conditioned on Tice amending its Certificate of Incorporation to authorize additional shares. The notes were originally due on June 25, 2003 and the maturity dates have been extended to December 31, 2003.

     The Company's LandOak subsidiary completed a modification to its loan agreement with a financial institution. The modification extended a $400,000 principal payment due date to December 31, 2003. If this payment plus interest is made and two of the Company's directors and guarantors of the loan agree to replace an additional $400,000 of LandOak's indebtedness with personal loans, then the financial institution will forgive the remaining balance of the debt, expected to be approximately $600,000.

     The Company also completed a modification to its loan agreement with another financial institution whereby the due date on notes payable totaling approximately $372,500 was extended to November 15, 2003.

     The Company had notes totaling $590,500 that matured June 25, 2003. The wife of a board member purchased the notes payable and accrued interest, and the due date of these notes was extended four years to 2007. The Company signed an agreement with the wife of the board member that all royalty payments received by the Company from its license agreement will be paid to her, applied first to accrued interest and the remaining amount, if any, to principle. These notes are collateralized by the patents to the Electronic Gearing Technology held by the Company.

8.   Loss per Share

     Basic and diluted loss per share was computed by dividing net loss applicable to common stock by the weighted average common shares outstanding during each period. Potential common shares are not included in the computation of diluted per share amounts in periods when the Company reports a loss. There were no potentially dilutive common equivalent shares for the three- and six-month periods ended September 30, 2003 and 2002. Basic and diluted loss per share are the same for all classes of the Company's common stock (thus they are not presented separately) because both have non-cumulative dividend rights of which none were available for distribution under the terms of the Certificate of Incorporation.

     Following is a reconciliation of the numerators and denominators of the basic and diluted loss per share for the three- and six-month periods ended September 30, 2003 and 2002:

                                                      For the three months      For the six months ended
                                                       ended September 30,            September 30,
                                                   -------------------------   ------------------------
                                                       2003          2002          2003          2002
                                                       ----          ----          ----          ----
     Loss:
        Basic and diluted:
           Loss available to common stockholders   $  (237,334)  $  (127,562)  $  (536,708)  $  (764,727)

     Shares:
        Basic and diluted:
           Weighted average common shares
           outstanding                              23,523,329    23,523,329    23,523,329    23,523,329

9.   Income Taxes

     The provision for income taxes relates to foreign taxes on TES's license fees and royalty income.

10.  Contingent Matters

     In July 2002, the Company entered into a term sheet to acquire the assets of Atmospheric Glow Technologies, LLC ("A-G Tech"), including the commercialization and market rights held by A-G Tech to the patented Atmospheric Plasma technology. The term sheet, the term of which was extended to December 31, 2003, is non-binding except as to repayment, or conversion to equity, of funds advanced prior to closing and certain confidentiality and exclusivity provisions and is contingent on the execution of a definitive agreement. Under the term sheet, the Company is required to advance funds to A-G Tech to fund a stock redemption transaction and A-G Tech's continuing operations until the closing of the acquisition. Since March 31, 2003, the Company has advanced $365,000 to A-G Tech to bring total advances to A-G Tech to $2,687,500. Additionally, as required under the term sheet and to fund the ongoing expenses of TTI, TES, and A-G Tech, since July 2002, the Company raised approximately $3.5 million in capital under a private placement memorandum and an additional amount of approximately $1 million in bridge funding from a related party. In doing so, the Company has issued convertible notes payable as more fully describe in Note 7. Additionally, the Company has guaranteed a note payable issued by A-G Tech in the amount of $225,000 that allowed A-G Tech to purchase testing equipment. The holder of the note has indicated its intent to convert, however, the Company would be required to perform under the guarantee if the transaction with A-G Tech is not consummated and A-G Tech fails to meet the terms of the note. This loan is convertible into Common Shares of the Company at a rate of $0.07 per share at the option of the holder of the note.

     The Company is currently negotiating the sale of the stock of LandOak to certain directors of the Company.

11.  Continuing Operations

     Under agreements by which it licenses patented technology to other manufacturers, TES expects to continue to earn royalties and possible additional licensing fees which have been pledged to secure debt of the Company.

     As shown in the accompanying condensed consolidated financial statements, the Company's cash flow from operations is not sufficient to fund the Company's current business activities. Company losses have been funded through additional borrowings. The ability of the Company to continue as a going concern is dependent on management's ability to develop profitable operations by discontinuing or divesting unprofitable businesses and acquiring businesses that are or will become profitable while maintaining adequate financing until such time as cash flow from operations is sufficient. Management believes that available cash and additional debt will be sufficient to meet expected operating requirements, including disposition and acquisition activities, over the near term. LandOak continues to liquidate its rental vehicle inventory and satisfying the related indebtedness. The Company is in negotiations and expects to sell the stock of LandOak as a condition of its agreement to acquire A-G Tech. The Company has substantially reduced its operating costs commensurate with its cessation of these operations.

     The Company has entered into a term sheet, and subsequently amended such term sheet, to acquire A-G Tech, which management believes will provide the mechanism for the Company to secure future funding and to develop a profitable line of business. The Company is currently engaged in the process of raising new capital for the completion of the acquisition of A-G Tech, such funding to be completed in two phases. The first phase issuance of short-term convertible notes has provided short-term capital necessary to allow the Company to operate and meet its pre-closing obligations under the term sheet entered into with A-G Tech. The second phase, which is the issuance of the Company's Common Shares through a private placement, is underway and is expected to be completed subsequent to December 31, 2003. The second phase is not a condition of closing of the A-G Tech transaction as agreed by both parties in the Amended Term Sheet. To provide interim funding for operations of A-G Tech and the Company while the second phase of raising capital is underway, the Company has committed to A-G Tech to secure a minimum of $675,000 of short term bridge funding. As of November 7, 2003, the Company has secured $575,000 of the $675,000 commitment, and expects to secure the balance of the bridge funding prior to December 31, 2003. Based on the successful results to date of the first phase of funding and its negotiations for the divestiture of LandOak, management is optimistic that the Company will raise the necessary capital and meet the other necessary conditions to complete the acquisition of A-G Tech. Management believes that these actions will lead to future profitability and positive cash flow such that the Company will be able to continue as a going concern.

Item 2. Management's Discussion and Analysis or Plan of Operation.

Results of Operations

          As discussed in Note 2 to the financial statements, in prior years royalty income was not a significant portions of the Company's income and the amount earned was estimated each month and any adjustments required were entered semiannually when the actual royalty sales were reported to the Company. Subsequent to the disposition of the operating subsidiaries, coupled with the recent fluctuations in royalty sales, management has reevaluated this recording process and decided to only recognize revenue when the actual sales royalty report is received and the revenue is fixed and determinable. As such, royalty revenue on patents was $45,046 in the second quarter of fiscal 2004 up from $30,174 in the second quarter of fiscal 2003. Also, for the first six months of fiscal 2004 royalty revenue decreased $15,302 to $45,046 from $60,348 in the same period of fiscal 2003.

          Selling, general and administrative expenses, comprised primarily of expenses of the holding company, decreased in the three- and six-month periods ended September 30, 2003 by 38% to $109,176 from $175,551 and by 40% to $225,557 from $376,464, respectively. This decrease reflects decreases in the holding company's management salaries and benefits, and legal and accounting fees related to the Company's disposition activities.

          Interest expense for the three- and six-month period ended September 30, 2003 increased 16% to $102,827 and 55% to $203,864 due to additional borrowing to continue operations and position the Company for the purchase of the assets of Atmospheric Glow Technologies, LLC ("A-G Tech").

          Other expenses of $50,000 during the six-month period ended September 30, 2002, reflect the one-time write off of advances to Glow Products Corporation, Inc. in settlement of the termination of a letter of intent and as part of the Company's proposed acquisition of A-G Tech described in more detail elsewhere in this quarterly report.

          The loss from continuing operations decreased by 28% to $171,462 in the second quarter of fiscal year 2004 from $236,986 in the second quarter of fiscal year 2003. Also, the loss from continuing operations decreased by 23% to $388,880 in the six month period of fiscal year 2004 from $504,030 in the six month period of fiscal year 2003. This decrease was primarily the result of decreased selling, general and administrative expenses.

          The loss from discontinued operations increased to $65,872 in the second quarter of fiscal year 2004 from a gain of $109,424 in the second quarter of fiscal year 2003. This decrease is mainly the result of gains on disposition of assets in the second quarter of fiscal 2003. For the six months, the loss from discontinued operations decreased to $147,828 in fiscal 2004 from $260,697 in fiscal 2003 due to cost reduction efforts begun in previous quarters.

          The net loss increased from $127,562 for the three month period ended September 30, 2002 to $237,334 for the three month period ended September 30, 2003. Although the loss from continuing operations for the second quarter of fiscal 2004 decreased, the total net loss increased as there was a gain from disposal of assets of discontinued operations in the fiscal 2003 period and a small loss from disposal of assets in the fiscal 2004 period. The net loss decreased by 30% from $764,727 for the six months ended September 30, 2002 to $536,708 for the six months ended Sept 30, 2003 due primarily to a decrease in expenses from both continuing and discontinued operations.

Liquidity and Capital Resources

          Due to the discontinuance of the majority of Tice's businesses and costs associated with the proposed acquisition of A-G Tech, cash flows from operations are not sufficient to fund the Company's current business activities. Cash used by operations was $221,962 for the six-month period ending September 30, 2003 as compared to $1,483,028 of cash used by operations in the comparable six-month period ending September 30, 2002. This decrease of cash used in operations of $1,261,066 reflects results of dispositions and cost reduction efforts. Cash used in operations for the six-month period was funded through the issuance of additional long-term debt. The Company expects that available cash and long-term debt will be sufficient to meet its expected operating requirements, including disposition of LandOak and preparation for the acquisition of A-G Tech. However, Tice will need to raise additional funds in connection with the acquisition of A-G Tech and has made plans to do so which are described in more detail elsewhere herein.

          As of October 15, 2003, the Company believes it will need a minimum of $800,000 in additional cash to meet its operational needs, debt retirement and commitments to A-G Tech under the existing term sheet prior to the acquisition of A-G Tech. Of this minimum, $575,000 has been received. Additional funds are expected to be generated primarily through short-term borrowings. By December 31, 2003, the Company expects to consummate the acquisition transaction with A-G Tech, at which time the outstanding debts of the Company will be retired, extended by agreement with creditors or converted to equity as per its existing agreements. The Company will continue to rely on capital raising efforts to sustain operations and retire debts.

          Cash used by investing activities was $183,673 for the six-month period ended September 30, 2003 as compared to $224,984 in the comparable period of fiscal year 2003. Variance is due to the level of asset disposition and A-G Tech advance activity. The Company will continue to divest itself of assets in its discontinued operations and does expect to make additional advances to A-G Tech.

          Cash provided by financing activities was $356,614 for the six-month period ended September 30, 2003, as compared to $3,249,286 in the comparable period of fiscal year 2003. The significant decrease of $2,892,672 is primarily due to less fund raising and retirement of long-term debt in fiscal 2004. As more fully discussed elsewhere herein, the Company expects to raise additional capital through the issuance of common stock and additional borrowings. These funds will be available for operations upon successful consummation of the A-G Tech acquisition.

          The Company had notes totaling $590,500 that matured June 25, 2003. The wife of a board member purchased the notes payable and accrued interest, and the due date of these notes was extended four years to 2007. The Company signed an agreement with the wife of the board member that all royalty payments received by the Company from its license agreement will be paid to her, applied first to accrued interest and the remaining amount, if any, to principle. These notes are collateralized by the patents to the Electronic Gearing Technology held by the Company.

          Tice's principal commitments at September 30, 2003 consist primarily of notes payable, notes payable to related parties, obligations under capitalized leases, accounts payable, accrued liabilities and other liabilities. Current notes payable obligations are expected to be satisfied through a combination of additional borrowings, and the completion of the equity private placement associated with the purchase of A-G Tech.

          The Company will continue to seek new licensees or possible purchasers of the Electronic Gearing Technology owned by its subsidiary, TES. However, no assurances can be made that a new licensee or possible purchasers can be located. Also, there are no assurances that the Company will continue to earn royalty income.

          Management believes that Tice's future results of operations will be influenced by a number of factors including general economic conditions, the ability of the Company to secure necessary funding, dependence on new management to successfully develop and market new technologies and, ultimately, the market acceptance of the applications based on the A-G Tech technology. Because of these factors as well as other factors, historical results should not be relied on as an indicator of future performance.

Contingent Matters

Proposed Divestitures and Acquisition

          As mentioned above, Tice has entered into a term sheet with A-G Tech evidencing Tice's intent to acquire substantially all of the assets and assume certain liabilities of A-G Tech in exchange for cash and Tice Common Shares. In conjunction with its acquisition of A-G Tech, Tice plans to liquidate the majority of LandOak assets prior to selling the stock of LandOak. Tice sold some of the assets and the stock of MidSouth in three transactions. However, for the present, Tice plans to retain its subsidiary TES which ceased business in August 2001, but which holds certain patents including the patent on the Electronic Gearing Technology (implemented in products for the sewing industry) and a licensing agreement under which it receives royalties and may receive license fees. As described above, the proceeds from the licensing agreement are pledged to secure certain notes. Pursuant to the term sheet, Tice will change its management and name. The term sheet is nonbinding (except as to certain provisions such as the return of advances made by Tice to A-G Tech, confidentiality and exclusive dealing) and the proposed acquisition is contingent on several conditions, including, but not limited to, approval by the shareholders of Tice of the sale or liquidation of the existing Tice subsidiaries (other than TES) and the increase in the number of authorized shares. The acquisition is also contingent on the completion of a private placement. A description of the proposed divestitures and acquisition follows.

Divestiture of Subsidiaries

          As part of the proposed transaction with A-G Tech, Tice plans to sell the stock of LandOak to two related parties, Pat Martin and Mike Atkins, who are directors and shareholders of Tice in return for the buyers' assumption of the LandOak liabilities which are expected to be approximately $2,500,000 at the time of the sale. The buyers are expected to continue to liquidate the business.

          As the sale of the stock of LandOak could be considered a sale of substantially all assets of Tice, Tice is working to obtain shareholder approval of the sale. A meeting is tentatively set for early in 2004 and a proxy statement is being prepared. Shareholders holding in excess of 51% of the issued and outstanding Common Shares of Tice have agreed to vote their shares in favor of the sale.

Proposed Acquisition

          As discussed previously, Tice and A-G Tech have evidenced their interest to effect Tice's acquisition of A-G Tech by way of a term sheet which was amended and restated effective September 25, 2003. The amended term sheet, like the original term sheet, is not binding on the parties except with respect to certain confidentiality and exclusivity provisions and the return or conversion to equity of certain funds advanced or to be advanced by Tice prior to the completion of the acquisition. Under the amended term sheet, Tice has advanced A-G Tech $2,687,500 (with an additional $225,000 having been advanced to A-G Tech by a third party with ultimate repayment of such advance expected to be made by an issuance of Tice Common Shares) as of September 30, 2003 to fund a stock redemption agreement and to fund operations since July 2002. Tice has also agreed to advance A-G Tech $125,000 each thirty days between the date of amendment of the term sheet and the closing of the acquisition which is anticipated to be on or about December 31, 2003. At the closing, Tice will issue 87,456,629 Tice Common Shares and 500,000 Tice Class B Common Shares to A-G Tech. The shares will be nontransferable (except in the case of dissolution of A-G Tech when they could be transferred to A-G Tech's owners) for twelve months. A-G Tech, as well as two of Tice's current directors (Mike Atkins and Pat Martin), will receive piggyback registration rights for twelve months beginning after the end of the twelve-month restriction on sale. Tice must amend its Certificate of Incorporation to authorize additional shares and to change its name. Tice's shareholders must approve the amendment to the Certificate of Incorporation. Should the transaction not be consummated for any reason, Tice retains the option to require A-G Tech to repay all funds advanced by Tice or to convert the advances, in whole or in part, to membership interests in A-G Tech based on a pre-funding evaluation of $5,000,000.

          In the term sheet, Tice agrees to increase the number of its Board of Directors to nine. Six directors will be elected by holders of Class B Common Shares and three directors will be elected by holders of Common Shares. Tice also agrees to cause Pat Martin, the current holder of Class B Common Shares, to convert 500,000 of his Class B Common Shares to Common Shares (leaving him with 250,000 Class B Common Shares) so that A-G Tech will be able to elect 75% of the directors of Tice. If the purchase of A-G Tech is consummated, to induce Mr. Martin to convert the 500,000 Class B Common Shares to complete the acquisition of A-G Tech, Tice will grant The Lanrick Group, Inc. (owned by Mr. Martin), or its assignee, the option for three years to purchase 7,142,857 Common Shares at $0.07 per share. The estimated fair value of the options to purchase the shares is $350,000. Mr. Martin agrees to approve the issuance of the 500,000 Class B Common Shares to A-G Tech and to enter into a voting agreement requiring him to vote his Class B Common Shares to elect a designee of A-G Tech to the Board of Directors for three years after the closing of the acquisition. A-G Tech will agree to elect Kimberly Kelly-Wintenberg and Thomas Reddoch to the Tice Board of Directors for three years after the acquisition.

          Tice agrees to raise a minimum of $675,000 of debt financing and a maximum of $7,040,000 of cash or conversion of outstanding debt in return for no more than 115,000,000 of its Common Shares. Tice will divest itself of LandOak and not negotiate to acquire, or acquire, any other businesses prior to the closing. Tice will terminate all of its employees and enter into employment agreements reasonably acceptable to it with key employees of A-G Tech. Additionally, Tice agreed to assist A-G Tech in obtaining financing to purchase certain testing equipment costing $225,000. This financing has been completed with a loan from the Tennessee Center for Research and Development ("TCRD") to A-G Tech. In connection with the loan, TCRD had the right to convert the debt to Tice Common Shares at $0.07 per share that it has exercised, and such funds are included as advanced by Tice to A-G Tech.

          Prior to closing, the University of Tennessee Research Corporation ("UTRC"), which is the licensor of the license relating to the Atmospheric Plasma technology, must have approved the proposed transactions with Tice.

Atmospheric Glow Technologies

          In connection with the acquisition, Tice plans to form a new subsidiary that will acquire the assets of A-G Tech. A-G Tech has licenses for the patented One Atmospheric Uniform Glow Discharge Plasma (OAUGDP(TM) or Atmospheric Plasma) technology developed by scientists at the University of Tennessee in Knoxville. If the acquisition occurs, the following is a description of the possible applications of the technology and management's general plan to develop it.

          Management believes that the OAUGDP(TM) technology offers capabilities that prior plasma technologies could not provide. Because of its differentiating features, OAUGDP(TM) costs less to generate than earlier technologies. Moreover, the OAUGDP(TM) technology expands the applicability of plasma which management believes provides new opportunities to create value. A-G Tech, founded in January 2000, emerged from the laboratories of the Departments of Electrical Engineering, Microbiology, Physics and Textiles at the University of Tennessee when a multi-disciplinary group of scientists recognized the potential market value of this technology.

          Atmospheric Plasma - as distinguished from blood plasma - is the fourth state of matter and is a technology in its infancy. As a fundamental science unto itself, Atmospheric Plasma is a potential source for a multitude of applications and products. Fundamental technology forms such as transistors, lasers and related innovations have provided a basis for revolutionary advancements in applications and products. Tice management believes that Atmospheric Plasma technology can follow a similar path.

          Management believes that the OAUGDP(TM) technology lends itself to the development of products in a number of areas. These areas include: (1) air filtration; (2) biotechnology; (3) chemical and biological decontamination; (4) sterilization technology; (5) disinfection of food, beverage and pharmaceutical fermentation processes; and (6) reduction of hydrocarbon based pollutants and volatile organic compounds (such as diesel soot) to substances such as water and carbon dioxide.

          The mission is to apply the proprietary OAUGDP(TM) technology to innovatively satisfy unmet customer needs, create customer value and build a profitable customer base. The plan is to work to accomplish this mission, and, in turn, create shareholder value, by:

     1) Forming teams for (a) research and development, (b) application specific product and business development, and (c) market and product-specific business;

     2) Expanding internal technical and business management capabilities through retaining and hiring quality employees with relevant industry knowledge, functional skills and technology savvy for the application;

     3) Establishing strategic alliances and outsourcing relationships with select corporations and institutions to lower costs and accelerate technical and product development (including technical measurements, testing and product evaluations);

     4) Establishing business alliances (including manufacturing, marketing and sales distribution contract relationships, joint ventures and licensing agreements) with select corporations to lower costs, reduce risks and accelerate roll-out of product commercialization to maximize profitability; and

     5) Leveraging investments and maximizing shareholder value by obtaining funding from government grants and contracts and corporate contracts for technology advancement and product development and commercialization.

          To date, A-G Tech has identified more than fifteen potential product applications for its Atmospheric Plasma technology. A-G Tech therefore anticipates entering and exiting multiple markets as it further develops the technology. From an operating perspective, A-G Tech plans to pursue joint ventures, partnerships and third-party relationships in order to speed business development, maximize flexibility and mitigate risks.

          The Atmospheric Plasma platform technology is in part the result of an investment of more than $5,000,000 and ten years of research by the University of Tennessee. The technology platform is encompassed in a portfolio of eight issued patents held by UTRC. During the past three years, A-G Tech has secured over $5,000,000 in funding, primarily from Tice and government contracts, and has advanced this university laboratory technology by extending it to an industrial setting. A-G Tech has filed three additional patent applications/disclosures. A-G Tech also holds a license (with rights to sub-license) for certain UTRC patents. It has also recently acquired the rights to two patents on air filtration from an unrelated entity to enhance A-G Tech's intellectual property position. A-G Tech expects to file additional patent applications as the technology is further developed.

          The OAUGDP(TM) platform technology generates plasma, the fourth state of matter, in air under standard pressures at ambient temperatures without the need for either a vacuum or non-atmospheric gas (e.g., compressed helium or argon). Atmospheric Plasma technology therefore minimizes the need for special equipment, reduces operating costs and, in turn, increases the applicability of plasma. Importantly, based upon testing performed to date, Atmospheric Plasma technology does not produce measurable harmful byproducts and has not had any deleterious effects on sensitive materials. Oak Ridge National Laboratories has tested the Atmospheric

Plasma for specific gaseous byproducts and found it compliant with existing OSHA and Environmental Protection Agency ("EPA") guidelines.

          OAUGDP(TM) is formed by generating an electronic field by applying high voltage audio frequency currents across two insulated metallic electrodes. This configuration establishes uniform glow discharge which electronically breaks down air into short-lived reactive "oxygen-based" chemicals as gases. These "oxygen-based" chemicals consist of single oxygen atoms (O-normal oxygen in air is O2), various nitrogen oxides and other oxygen radicals. Upon creation, these active gases begin attaching to other atoms and the resulting chemistry serves to alter otherwise stable molecular structures. When organic-based substances, which can include warfare agents and microorganisms (like bacterial viruses and molds), are exposed to these active gases, drastic and rapid changes occur in their structures that result in their destruction or render them harmless. For example, Atmospheric Plasma has been shown to neutralize the surrogates for such chemical and biological warfare agents as sarin, mustard gas, smallpox and anthrax.

          Currently A-G Tech is focused on developing five general applications that are discussed below:

          . air filtration and purification products (currently the primary focus of attention)

          .    DNA/RNA extraction products

          .    diesel emission-reducing products

          .    portable decontamination products

          .    medical and dental instrument sterilization products

Each general application area has the potential for multiple product development. Prototypes have been developed for each of these applications.

          Four of these applications have received funding from the federal government's Small Business Innovation Research ("SBIR") program through the Department of Defense, the EPA and the National Institutes of Health. These included both Phase I and Phase II funding cycles. The DNA/RNA extraction device has been internally funded. Management of A-G Tech believes that federal funding will continue over the next five years as an important ongoing source of revenue for product development in currently identified areas and application of the technology in new areas.

          Air Filtration and Purification Products. Indoor air quality is recognized as a major source of health related problems contributing to lost earnings due to illness. In part, the growth of this market is driven by changes in federal, state and local government policies. A-G Tech's initial product offering is the Enhanced Plasma Sterilized Filter System, or the EPS(TM) System. Developed in part with EPA SBIR Phase I and II funds to combat sick building syndrome, the EPS(TM) System provides a safe, efficient and cost effective means of improving Indoor Air Quality (IAQ). The system is designed to remove and render harmless many types of bacteria, spores (including anthrax), mold, viruses, disease and contaminating microorganisms present in indoor air streams. A-G Tech has begun negotiations with a number of prospective industry partners regarding the commercialization of the EPS(TM) System. An offsite test facility has been built to demonstrate the technology and provide ongoing situational testing.

          DNA/RNA Extraction. The APR 510, A-G Tech's inaugural product, is designed to help molecular biologists reduce the cost, complexity and time required to extract/isolate DNA through a rapid, broad spectrum, dry process. The product has been tested with bacteria, bacterial endspores, fungi, fungal endspores, viruses and yeast, and found it can prepare DNA for further analysis in minutes rather than hours or, in some cases, days. In tests monitored by independent third parties, the device has successfully "prepared" DNA from a mixture of six microorganisms. Several independent laboratories are currently evaluating the product and there have been limited sales of the product to date.

          Portable Decontamination ("PD") Devices. PD devices are mobile decontamination devices developed in part with funding from the Department of Defense. These devices are designed to provide a safe, non-destructive decontamination capability for battlefield deployment and for office environments. It is anticipated that PD devices will provide a method for dealing with chemical and biological warfare agents as well as commercial cleanups involving mold removal and treatment. Initial target markets include military and government agencies and environmental remediation firms. Initial market commercialization discussions are underway with a strategic partner for the PD devised and prototype testing of the product is being conducted by the Department of Defense.

          Regenerative Diesel Exhaust ("RDE") Filter Systems. Emissions from diesel engines are associated with significant environmental damage including materials corrosion, crop damage and acid rain. The EPA recently issued a mandate to reduced smog-causing nitrogen oxides from diesel vehicles by 95% and soot by 90%. Also proposed was a significantly reduced particulate matter emission standard for new heavy-duty engines in engine model year 2007. The RDE Filter System significantly reduces the particulate matter (soot) and volatile organic compound ("VOC") emissions of diesel engines and is designed to help diesel engine operators/manufacturers meet the aggressive soot and VOC reduction standards established by the EPA. Similar standards take effect in the European Union in 2005. A-G Tech has developed a working prototype for small diesel engines and received SBIR Phase II funding from the EPA which began in June 2002. The National Transportation Research Center which is affiliated with Oak Ridge National Laboratories will participate in the EPA phase II work as an independent test facility. A-G Tech is in the discussion stage of application commercialization with a leading diesel manufacturer.

          Sterilization of Medical and Dental Instruments. Today's hospitals are performing sophisticated surgeries with a limited supply of complex instruments that have proven difficult to sterilize. High capital cost, lengthy turnaround time and increasingly stringent federal regulation are making sterilization of instruments with ethylene oxide impractical. A-G Tech has developed an atmospheric plasma device that it believes eradicates over 99% of microorganisms and biofilms in seconds to minutes with no detectable damage to the instrument. Unlike similar sterilization systems currently on the market, there is no requirement for an expensive vacuum system.

          OAUGDP(TM) is protected by multiple patents and A-G Tech has a license under which it has the right to commercially develop the technology in territories in which patents exist. The license is subject to certain rights held by or restrictions imposed by the United States or agencies of the United States which arose as a result of the receipt of government funding. In addition, UTRC has retained the right to grant non-commercial licenses for educational, research and institutional purposes to UTRC, the University of Tennessee, and the originators of the patents and non-profit institutions with which they are affiliated. The license is also subject to prior rights in several entities, most of which Tice believes to have been abandoned and which belief will be confirmed prior to closing. A-G Tech has acquired from one of the entities its rights with respect to the technology which included two separate patents. A-G Tech has a right of first refusal to acquire licenses for related patents issued in the future during the term of the license.

          Under the license, A-G Tech must pay UTRC royalties of 3% of net sales. A-G Tech also is required to pay an annual license maintenance fee of which $20,000 was paid in December 2002. In addition, $40,000 will be due to UTRC in September 2004 and 2005, and $50,000 in September of each following year. Any royalties paid during the twelve month period prior to the payment due date (September 30) are credited against the annual license maintenance fee. A-G Tech must also pay UTRC 10% of the first $100,000 received by A-G Tech in other payments relating to the technology and patents (excluding royalties), 20% of the second $100,000 and 30% of amounts in excess of $200,000.

Special Considerations

          This section captioned "Special Considerations" and other parts of this Quarterly Report on Form 10-QSB include certain forward-looking statements within the meaning of the federal securities laws. Actual results and the occurrence or timing of certain events could differ materially from those described in any of such forward-looking statements due to a number of factors, including those set forth below and elsewhere in this Form 10-QSB. See "Other Factors Relating to Forward-Looking Statements" below.

          Acquisition. Tice has decided to seek opportunities through acquisition. Management believes that the acquisition of the assets of A-G Tech, with sufficient capital and the right management, can lead to creation of long term value. There is no assurance that Tice will be able to meet the conditions necessary to consummate the agreement with A-G Tech, that it will be able to obtain sufficient capital for the successful development and commercialization of the new technology, or that the market and general economic conditions will allow for successful commercialization of new applications.

          Divestiture of Existing Businesses. Tice has divested itself of MidSouth and intends to divest itself of LandOak, and must do so prior to closing of the purchase of A-G Tech. There are no assurances that current negotiations to sell LandOak or all conditions under the MidSouth sale agreement will be successfully met in order to satisfy the requirements of the term sheet with A-G Tech.

          Product Development. If the A-G Tech acquisition is successfully consummated, the key to future success will be the Company's ability to develop and commercialize new applications using the OAUGDP(TM) technology. There are no assurances that the Company can successfully develop or commercialize new applications of the OAUGDP(TM) technology.

          Key Management and Technical Staff. The Company must be able to identify, recruit and retain key management and technical staff. There are no assurances such individuals can be identified, hired or retained.

          New Capital. The success of the Company's acquisition of A-G Tech and its future operations are dependent on the Company's ability to raise sufficient capital for these needs. There are no assurances that the Company can raise these funds.

Other Factors Relating to Forward-Looking Statements

          Statements contained in this Form 10-QSB that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements or events, or timing of events, to differ materially from any future results, performance or achievements or events, or timing of events, expressed or implied by such forward-looking statements. We cannot assure that we will be able to anticipate or respond timely to the changes that could adversely affect our operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our securities.

          There can be no assurance that Tice will be able to raise any additional financing on acceptable terms. If such financing is not available on satisfactory terms, Tice may be unable to expand its business or develop new customers as desired and our operating results may be adversely affected. Debt financing will increase expenses and must be repaid regardless of operating results. Equity financing could result in dilution to existing stockholders.

          Some of the more prominent known risks and uncertainties of Tice's business are set forth below. However, this section does not discuss all possible risks and uncertainties to which Tice and its businesses are subject, nor can it be assumed that there are not other risks and uncertainties which may be more significant.

          Such other factors include, among others, those described elsewhere in this "Management's Discussion and Analysis" and those factors listed below. Some of those factors will change with the sale of the operations described elsewhere herein.

..    the inability to consummate the acquisition of A-G Tech, and if successful, the following factors will apply:

     . the lack of working capital needed to further develop and apply the OAUGDP(TM) technology and management's ability to find acceptable financing to supply such working capital;

     . the potential failure to successfully negotiate licensing agreements, or find strategic partners to further develop, or potential buyers for, the OAUGDP(TM) technology;

     . the shortage of qualified and competent engineers, scientists or biologists and the risk that the Company will be unable to retain key employees and managers;

     . dependence on start-up technologies and applications and the ability to continue to successfully obtain government contracts which are expected to generate most of the Company's revenue for some time after the acquisition;

     . the unanticipated expense of new product development, the potential failure to complete new products on a timely and cost effective basis, and the failure of any such products to achieve substantial market acceptance;

     . the dependence on patents and the ability to protect proprietary products, the potential that existing patents or future patents obtained by the Company will not be enforceable, the risk that the products will infringe on patents held by others or the risk that competitors will develop similar or functionally similar products; and

     . the potential adverse effect of competition, the potential failure to provide competitive timely designs of cost-effective solutions, products or services and the potential adverse effect of technological change with which we are unable to keep pace.

Item 3. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

          The Company's Chief Executive Officer and the Chief Accounting Officer carried out an evaluation of the effectiveness of the design and operations of the Company's disclosure controls and procedures as of September 30, 2003. Disclosure controls and procedures are designed to ensure that information required to be disclosed by a company in its periodic SEC filings is recorded, processed and reported within the time periods specified in the SEC's rules and forms. Based upon that evaluation, the Chief Executive Officer concluded that the Company's disclosure controls and procedures as of September 30, 2003 were effective in timely alerting him to material information relating to the Company (including its consolidated subsidiaries) required to be included in the Company's periodic SEC filings.

Changes in Internal Controls

          There were no significant changes in the Company's internal control over financial reporting or in other factors identified in connection with the evaluation described above that occurred during the Company's fiscal quarter ended September 30, 2003 that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

                           PART II - OTHER INFORMATION

Item 2. Changes in Securities

          During the three month period ended September 30, 2003, Tice issued promissory notes in principal amounts totaling $227,100 (none to related parties). The promissory notes, at the option of the holder, may be converted to Tice Common Shares at a rate of $0.11 per share if Tice's Certificate of Incorporation is amended to increase Tice's number of authorized Common Shares to 400,000,000. Tice expects to hold the shareholders' meeting to approve the increase in authorized shares, among other things, early in 2004 and is working on the proxy materials. The notes were issued privately under Section 506 of Regulation D of the Securities Act of 1933 to accredited investors and investors who the Company believes either alone or with their purchaser representatives have such knowledge and experience in financial and business matters so as to be capable of evaluating the risks of the investment. Each investor is required to execute a Subscription Agreement on which the investor makes representations regarding the investor's financial status and investing experience. LandOak Securities, LLC, a company owned by two of Tice's directors, acted as placement agent and will receive a 6% commission on funds raised.

Item 6. Exhibits and Reports on Form 8-K.

(a)  Exhibits Index

--------------------------------------------------------------------------------------------------------
                                                                                      Exhibit      Page
                                                                                   Table Number   Number
--------------------------------------------------------------------------------------------------------
I.   Plan of Acquisition, Reorganization, Arrangement, Liquidation or
     Succession                                                                          2
--------------------------------------------------------------------------------------------------------
     (i)  Amended Term Sheet between Tice Technology, Inc. and Atmospheric Glow
          Technologies, LLC                                                                         27
--------------------------------------------------------------------------------------------------------
     (ii) Asset Purchase and Supply Agreement between MidSouth Sign Company,
          Inc. and Jerry Dunlap, dba MidSouth Sign Erectors, LLC                                     *
--------------------------------------------------------------------------------------------------------
     (iii) Stock Purchase Agreement between Tice Technology, Inc. and Jerry
          Dunlap                                                                                     *
--------------------------------------------------------------------------------------------------------
     (iv) Asset Purchase Agreement between MidSouth Sign Company, Inc. and
          National Services Associates, Inc.                                                         *
--------------------------------------------------------------------------------------------------------
II.  Articles of Incorporation and Bylaws                                                3
--------------------------------------------------------------------------------------------------------
     (i)  Certificate of Incorporation of Tice Technology, Inc.                                     +/-
--------------------------------------------------------------------------------------------------------
     (ii) Bylaws of Tice Technology, Inc.                                                           +/-
--------------------------------------------------------------------------------------------------------
III. Instruments Defining Rights of Security Holders                                     4
--------------------------------------------------------------------------------------------------------
     (i)  Form of Promissory Note Issued in Connection with Private Placement
          Closed on June 25, 1999                                                                    #
--------------------------------------------------------------------------------------------------------
     (iii) Warrant Agreement relating to Rights to Purchase up to 100,000 Common
          Shares of Tice Technology, Inc. Received by Holders of the Promissory
          Notes                                                                                      #
--------------------------------------------------------------------------------------------------------
     (iv) Security Agreement Pledging Patents as Security for Promissory Notes                       #
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                                                                                      Exhibit      Page
                                                                                   Table Number   Number
--------------------------------------------------------------------------------------------------------
     (v)  Registration Rights Agreement Giving Purchasers under the Private
          Placement Closed on June 25, 1999 Certain Demand and Piggyback
          Registration Rights                                                                        #
--------------------------------------------------------------------------------------------------------
     (vi) Option Agreement Relating to Option to Purchase Up to 50,000 Common
          Shares of Tice Technology, Inc. Granted to Finder                                          #
--------------------------------------------------------------------------------------------------------
     (vii) Incentive Stock Option Plan and Agreement Between Charles R. West and
          Tice Technology, Inc.                                                                      #
--------------------------------------------------------------------------------------------------------
IV.  Certification required by Rule 13a-14(a) or Rule 15d-14(a) of the
     Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the
     Sarbanes-Oxley Act of 2002                                                         31
--------------------------------------------------------------------------------------------------------
     (i)  Certifications - Chief Executive Officer, Charles R. West                                 43
--------------------------------------------------------------------------------------------------------
     (ii) Certifications - Chief Accounting Officer, Sharon Draper                                  45
--------------------------------------------------------------------------------------------------------
V.   Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to
     Section 906 of the Sarbanes-Oxley Act of 2002                                      32
--------------------------------------------------------------------------------------------------------
     (i)  Certification -Chief Executive Officer, Charles R. West                                   47
--------------------------------------------------------------------------------------------------------
     (ii) Certification -Chief Accounting Officer, Sharon Draper                                    48
--------------------------------------------------------------------------------------------------------

* Previously filed as an exhibit to Form 10-KSB for the year ended March 31, 2002.

+/- Previously filed as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Tice Technology, Inc. that became effective August 1, 1997.

# Previously filed as an exhibit to Form 10-K for the year ended March 31, 2000.

(b) There were no reports on Form 8-K filed during the quarter ended September 30, 2003.

                                   SIGNATURES

          In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   Tice Technology, Inc.


                                   By: /s/ Charles R. West
                                       -----------------------------------------
                                       Charles R. West, President and
                                       Chief Executive Officer

                                       Date: November 14, 2003


                                   By: /s/ Sharon Draper
                                       -----------------------------------------
                                       Sharon Draper, Chief Accounting Officer

                                       Date: November 14, 2003

                                                                   Exhibit 31(i)

                                 Certifications

     I, Charles R. West, President and Chief Executive Officer of Tice Technology, Inc., certify that:

     1. I have reviewed this quarterly report for the period ended September 30, 2003 on Form 10-QSB of Tice Technology, Inc.;

     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

     4. The small business issuer's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the small business issuer and have:

          (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

          (b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

          (c) Evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

          (d) Disclosed in this report any change in the small business issuer's internal control over financial reporting that occurred during the small business issuer's most recent fiscal quarter (the small business issuer's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer's internal control over financial reporting; and

     5. The small business issuer's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer's auditors and the audit committee of the small business issuer's board of directors (or persons performing the equivalent functions):

          (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer's ability to record, process, summarize and report financial information; and

          (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer's internal control over financial reporting.


Date: November 14, 2003            /s/ Charles R. West
                                   ----------------------------------------
                                   Charles R. West, President/
                                   Chief Executive Officer

                                                                  Exhibit 31(ii)

                                 Certifications

     I, Sharon Draper, Chief Accounting Officer of Tice Technology, Inc., certify that:

     1. I have reviewed this quarterly report for the period ended September 30, 2003 on Form 10-QSB of Tice Technology, Inc.;

     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

     4. The small business issuer's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the small business issuer and have:

          (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

          (b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

          (c) Evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

          (d) Disclosed in this report any change in the small business issuer's internal control over financial reporting that occurred during the small business issuer's most recent fiscal quarter (the small business issuer's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer's internal control over financial reporting; and

     5. The small business issuer's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer's auditors and the audit committee of the small business issuer's board of directors (or persons performing the equivalent functions):

          (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer's ability to record, process, summarize and report financial information; and

          (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer's internal control over financial reporting.


Date: November 14, 2003            /s/ Sharon Draper
                                   ---------------------------------------------
                                   Sharon Draper, Chief Accounting Officer

                                                                   Exhibit 32(i)

                                  Certification

                      STATEMENT OF CHIEF EXECUTIVE OFFICER
                            OF TICE TECHNOLOGY, INC.
                       PURSUANT TO 18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                    (S) 906 OF THE SARBANES-OXLEY ACT OF 2002

          In connection with the Quarterly Report of Tice Technology, Inc. (the "Company") on Form 10-QSB for the period ended September 30, 2003 as amended and restated and as filed with the Securities and Exchange Commission (the "Report"), I, Charles R. West, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. (S) 1350, as adopted pursuant to (S) 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

     1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and

     2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

     Date: November 14, 2003


                                   /s/ Charles R. West
                                   ---------------------------------------------
                                   Charles R. West, President and Chief
                                      Executive Officer

                                                                  Exhibit 32(ii)

                                  Certification

                      STATEMENT OF CHIEF ACCOUNTING OFFICER
                            OF TICE TECHNOLOGY, INC.
                       PURSUANT TO 18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                    (S) 906 OF THE SARBANES-OXLEY ACT OF 2002

          In connection with the Quarterly Report of Tice Technology, Inc. (the "Company") on Form 10-QSB for the period ended September 30, 2003 as amended and restated and as filed with the Securities and Exchange Commission (the "Report"), I, Sharon Draper, Chief Accounting Officer of the Company, certify, pursuant to 18 U.S.C. (S) 1350, as adopted pursuant to (S) 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

     1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and

     2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

     Date: November 14, 2003


                                   /s/ Sharon Draper
                                   ---------------------------------------------
                                   Sharon Draper, Chief Accounting Officer

                                   Appendix D

           Financial Statements of Atmospheric Glow Technologies, LLC

(1)  Nine Months Ended September 30, 2003................................D-2

(2)  Years Ended December 31, 2002 and 2001..............................D-7

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                                     September 30,   December 31,
                                                          2003           2002
                                                     -------------   ------------
                                                      (unaudited)
Current Assets
   Cash and Cash Equivalents                          $    87,257     $    95,770
   Receivables                                            135,236         107,513
   Prepaid Expenses                                        28,421           4,089
                                                      -----------     -----------
      Total Current Assets                                250,914         207,372

Property and Equipment, net                               577,559         461,243
Intangible Assets, net                                  1,238,869       1,287,219
Deposits                                                       --           5,428
                                                      -----------     -----------
Total Assets                                          $ 2,067,342     $ 1,961,262
                                                      ===========     ===========

                             LIABILITIES AND EQUITY

Current Liabilities
   Notes Payable to Related Party                     $ 2,945,495     $ 2,300,000
   Current Maturities of Capital Lease Obligations             --             270
   Accounts Payable                                       231,170         190,498
   Accrued Expenses                                        78,020         111,150
                                                      -----------     -----------
      Total Current Liabilities                         3,254,685       2,601,918

Deferred Compensation to Members                          179,423         179,423

Equity
   Members' (Deficit) Equity                              275,955         275,955
   Non-Members' Contributions                              34,730          34,730
   Accumulated Deficit in the Development Stage        (1,677,451)     (1,130,764)
                                                      -----------     -----------
      Total Members' (Deficit) Equity                  (1,366,766)       (820,079)
                                                      -----------     -----------
Total Member's Liability and Member's Equity          $ 2,067,342     $ 1,961,262
                                                      ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)


                                            Nine-Months Ended       May 1, 2000
                                              September 30,       (Inception) to
                                         ----------------------    September 30,
                                            2003         2002          2003
                                         ----------   ---------   --------------
Revenues
   Contract Revenues Earned              $  474,703   $ 230,581     $ 1,447,217
   Other Revenues                                --      20,416          73,266
                                         ----------   ---------     -----------
      Total Revenues                        474,703     250,997       1,520,483
                                         ----------   ---------     -----------

Expenses
   Compensation of Members                  168,801     142,813         758,993
   Laboratory Materials & Services          232,030     180,266         771,408
   General and Administrative Expenses      213,334      98,607         611,837
   Payroll and Related Costs                221,919      94,626         442,281
   Occupancy Expenses                       185,306      30,587         316,857
   Settlement Costs                              --     320,000         320,000
                                         ----------   ---------     -----------
      Total Operating Expenses            1,021,390     866,899       3,221,376
                                         ----------   ---------     -----------

Net Loss before Minority Interest          (546,687)   (615,902)     (1,700,893)

Minority Interest                                --       4,703          23,442
                                         ----------   ---------     -----------

Net Loss                                 $ (546,687)  $(611,199)    $(1,677,451)
                                         ==========   =========     ===========

   The accompanying notes are an integral part of these financial statements.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (unaudited)

                                                           Nine Months Ended
                                                             September 30,
                                                        -----------------------
                                                           2003         2002
                                                        ---------   -----------

Net Cash Flow Used In Operating Activities              $(467,419)  $  (606,898)
                                                        ---------   -----------
Cash Flows from Investing Activities
   Purchase of Property and Equipment                    (186,319)     (222,823)
   Acquisition of Intangibles in Settlement Agreement          --    (1,205,000)
                                                        ---------   -----------
      Net Cash Used In Investing Activities              (186,319)   (1,427,823)
                                                        ---------   -----------
Cash Flows from Financing Activities
   Proceeds from Short Term Notes                         645,495     2,059,000
   Decrease in Minority Interest                               --        (3,205)
   Principal Payments under Capital Lease Obligations        (270)         (520)
                                                        ---------   -----------
      Net Cash Provided By Financing Activities           645,225     2,055,275
                                                        ---------   -----------
                                                           (8,513)       20,554
Net (Decrease) Increase in Cash and Cash Equivalents

Cash and Cash Equivalents, beginning of period             95,770        50,128
                                                        ---------   -----------
Cash and Cash Equivalents, end of period                $  87,257   $    70,682
                                                        =========   ===========

   The accompanying notes are an integral part of these financial statements.

                Atmospheric Glow Technologies, LLC and Subsidiary
              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)

1.   Condensed Consolidated Financial Statements

     The accompanying condensed consolidated financial statements include the accounts of Atmospheric Glow Technologies, LLC and its subsidiary, Plasma Gen, LLC. The Company acquired the minority interest in its subsidiary on December 31, 2002. The Company and its subsidiary were formed for the purpose of development and commercialization of the One Atmospheric Uniform Glow Discharge Plasma ("OAUGDP(TM)"). The consolidation of these entities is collectively referred to as the Company or A-G Tech. All significant intercompany balances and transactions have been eliminated.

     These financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 2003 are not necessarily indicative of the results which may be expected for the year ended December 31, 2003. The consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the audited financial statements of the Company as of and for the period ended December 31, 2002.

2.   Recognition of Losses on Receivables

     Accounts are reviewed at least quarterly. The allowance for bad debts on trade and notes receivable reflects management's best estimate of probable losses, including specific allowances for known troubled accounts. All accounts deemed to be uncollectible are written off to the allowance for losses.

3.   Notes Payable - Related Parties

     Since December 31, 2002, the Company has issued an additional $612,500 of notes payable to a related party to provide operational financing and funds for the purchase of equipment. All of these notes were issued to Tice Technology, Inc. ("Tice") under a Term Sheet between the Company and Tice further explained in Note 5. In addition, the Company has issued a $32,995 note payable to an officer of the Company, payable on demand, bearing interest at 10%.

4.   Income Taxes

     No provision for income taxes has been recorded as the limited liability company is taxed as a partnership, and taxable earnings and losses flow through to the members.

5.   Agreements with Glow Products Corporation and Tice Technology

     In December 2001, the Company entered into an exclusive commercialization agreement with Glow Products Corporation, Inc. ("Glow"), a Jacksonville, FL based company. Under the terms of the agreement, the Company, once a final definitive agreement with Glow was signed, would become a 50% shareholder in Glow and would enter into a separate services agreement to provide technical and product support services to Glow related to the OAUGDP(TM) technology. In July 2002, the Company chose to not proceed with the definitive agreement, and entered into a mutual release and settlement agreement with Glow and its other shareholders. As part of this agreement, the Company paid $1,525,000 to Glow and its other shareholders. The funding for this payment was received from an agreement with Tice.

     On July 3, 2002, the Company entered into a term sheet to sell its assets including the commercialization and market rights held by the Company to the patented OAUGDP(TM) technology. The term sheet, the term of which has been extended to December 31, 2003, is non-binding except as to repayment, or conversion to equity, of funds advanced by Tice prior to closing and certain confidentiality and exclusivity provisions and is contingent on the execution of a definitive agreement. Under the term sheet, the Company receives funds from Tice to fund a stock redemption transaction and the Company's continuing operations until the sale agreement closes. As of September 30, 2003, Tice has advanced $2,687,500 (including the $1,525,000 referred to above) to the Company and has guaranteed the repayment of a $225,000 note issued by the Company to a member. These advances, initially non-interest bearing, were converted on January 1, 2003 into a note payable due September 31, 2003 (extended to March 31, 2004) bearing interest at 10% in the event the acquisition is not consummated. No interest has been accrued consistent with Tice's accounting of the transaction and management's belief that the acquisition will occur.

                            Bible Harris Smith, P.C.
          Certified Public Accountants and Business Advisors Since 1949

507 West Clinch Avenue                        Member of the AICPA Peer Review
Knoxville, TN 37902-2104                         Program
Phone 865-546-2300                            Member of the Tennessee Society
Fax 865-525-7454                                 of Certified Public Accountants
E-mail contactname@BHSpc.com

                          INDEPENDENT AUDITOR'S REPORT

Board of Governors and Members
Atmospheric Glow Technologies, LLC
(A Development Stage Enterprise)
Knoxville, Tennessee

          We have audited the accompanying balance sheets of Atmospheric Glow Technologies, LLC (a development stage enterprise) and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, members' equity, and cash flows for the years then ended and for the period from May 1, 2000 (inception) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atmospheric Glow Technologies, LLC and subsidiary at December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended and from May 1, 2000 (inception) to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

       As discussed in Note 14 to the financial statements, the 2002 financial statements have been restated to reflect a reallocation of settlement costs.


                                        /s/ Bible Harris Smith, P.C.
                                        ----------------------------------------
                                        Bible Harris Smith, P.C.

Knoxville, Tennessee
February 25, 2003
(Except for Note 14, as to
which the date is December 16, 2003)

                 BKR An independent member of BKR International
                       with offices throughout the world.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                           CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                              December 31,
                                                        -----------------------
                                                            2002         2001
                                                        -----------   ---------
CURRENT ASSETS
   Cash and Cash Equivalents                            $    95,770   $  50,128
   Receivables                                              107,513      43,625
   Prepaid Expenses                                           4,089       1,031
                                                        -----------   ---------
      Total Current Assets                                  207,372      94,784
Property and Equipment, Less Accumulated Depreciation       461,243     123,692
Intangible Assets, Less Accumulated Amortization          1,287,219         875
Deposits                                                      5,428          --
                                                        -----------   ---------
TOTAL ASSETS                                            $ 1,961,262   $ 219,351
                                                        ===========   =========

                             LIABILITIES AND EQUITY

CURRENT LIABILITIES
   Notes Payable to Related Party                       $ 2,300,000   $      --
   Current Maturities of Capital Lease Obligations              270         647
   Accounts Payable                                         190,498      31,801
   Accrued Expenses                                         111,150       4,938
                                                        -----------   ---------
      Total Current Liabilities                           2,601,918      37,386
LONG TERM LIABILITIES
   Deferred Compensation to Members                         179,423     179,423
   Capital Lease Payable, Net of Current Maturities              --         334
                                                        -----------   ---------
      Total Long Term Liabilities                           179,423     179,757
MEMBERS' (DEFICIT) EQUITY
   Members' Equity                                          275,955     107,720
   Non-Members' Contributions                                34,730      34,730
   Minority Interest                                             --      48,903
   Accumulated Deficit in the Development Stage          (1,130,764)   (189,145)
                                                        -----------   ---------
      Total Members' (Deficit) Equity                      (820,079)      2,208
                                                        -----------   ---------
TOTAL LIABILITIES AND MEMBERS' (DEFICIT) EQUITY         $ 1,961,262   $ 219,351
                                                        ===========   =========

   The accompanying notes are an integral part of these financial statements.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                       May 1, 2000
                                          Year Ended December 31,    (Inception) to
                                          -----------------------     December 31,
                                             2002          2001           2002
                                          ----------    ---------    --------------
REVENUES
   Contract Revenues Earned               $  511,881    $ 373,063      $   972,514
   Other Revenues                                479       72,787           73,266
                                          ----------    ---------      -----------
      Total Revenues                         512,360      445,850        1,045,780
                                          ----------    ---------      -----------

EXPENSES
   Compensation of Members                   235,501      225,540          590,192
   Laboratory Materials & Services           325,803      181,559          539,378
   General and Administrative Expenses       305,191       79,012          398,503
   Payroll and Related Costs                 181,146       36,763          220,362
   Occupancy Expenses                         92,183       29,781          131,551
   Settlement Costs                          320,000           --          320,000
                                          ----------    ---------      -----------
      Total Expenses                       1,459,824      552,655        2,199,986
                                          ----------    ---------      -----------

NET LOSS BEFORE MINORITY INTEREST           (947,464)    (106,805)      (1,154,206)

MINORITY INTEREST                              5,845       17,597           23,442
                                          ----------    ---------      -----------
NET LOSS                                  $ (941,619)   $ (89,208)     $(1,130,764)
                                          ==========    =========      ===========

   The accompanying notes are an integral part of these financial statements.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   CONSOLIDATED STATEMENT OF MEMBERS' EQUITY
            PERIOD FROM MAY 1, 2000 (INCEPTION) TO DECEMBER 31, 2002

                                                                       Number
                                                                     of Shares   Per Share      Total
                                                                     ---------   ---------   -----------
Members' Equity
   Class A-1 Voting
      Shares Issued October 20, 2000                                    1,000       0.03     $        30
                                                                      -------      -----     -----------
   Class A-2 Voting
      Shares Issued October 20, 2000                                        1         --              --
                                                                      -------      -----     -----------
   Class B Non-Voting
      Shares Issued October 20, 2000                                  100,000                    115,990
      Additional Amounts Received for Shares Previously Issued
         January 1, 2001                                                   --                        500
         February 1, 2001                                                  --                        500
         May 17, 2001                                                      --                      3,700
         January 1, 2002                                                4,674       0.75           3,505
         December 31, 2002                                              5,203      31.66         164,730
                                                                      -------      -----     -----------
            Subtotal                                                  109,877                    288,925

      Shares Redeemed
         February 14, 2001                                             (8,000)      0.75          (6,000)
         February 27, 2001                                             (3,200)      2.19          (7,000)
                                                                      -------                -----------
            Total                                                      98,677                    275,925
   Class C Non-Voting
      Shares Issued October 20, 2000                                      100         --              --
                                                                      -------      -----     -----------
         Total Members' Equity                                         99,778                    275,955
                                                                      =======                -----------
Non-Members' Contribution
   Equipment Contributed at Inception                                                             34,730
                                                                                             -----------
Investment of Minority Members in Subsidiary
   December 31, 2001                                                  34.1381%                    48,903
   Additional Amounts Paid in 2001 for Shares Previously Issued                                    1,500
   Acquisition of Minority Interest by Parent at December 31, 2002                               (50,403)
                                                                                             -----------
         Total Minority Interest                                                                      --
                                                                                             -----------

Accumulated Deficit in the Development Stage
   Eight Months Ended December 31, 2000                                                          (99,937)
   Year Ended December 31, 2001                                                                 (106,805)
   Less Minority Interest                                                                         17,597
   Year Ended December 31, 2002                                                                 (947,464)
   Less Minority Interest                                                                          5,845
                                                                                             -----------

         Total Accumulated Deficit in the Development Stage                                   (1,130,764)
                                                                                             -----------
Equity, December 31, 2002                                                                    $  (820,079)
                                                                                             ===========

   The accompanying notes are an integral part of these financial statements.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      May 1, 2000
                                                          Year Ended December 31,    (Inception) to
                                                         -------------------------    December 31,
                                                             2002          2001           2002
                                                         -----------   -----------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Loss                                              $  (941,619)  $   (89,208)    $(1,130,764)
                                                         -----------   -----------     -----------
   Adjustments to Reconcile Net Loss to Net
   Cash Used in Operating Activities:
         Depreciation and Amortization                        56,655        10,501          69,429
         Rent Paid with Equity                                    --         1,000           4,500
         Compensation Paid with Equity                         3,505            --           3,505
         Interest Paid with Equity                               819            --             819
         Loss on Abandonment of Leasehold Improvements         6,877            --           6,877
   (Increase) Decrease in Assets:
         Receivables                                         (63,888)      (14,169)       (107,513)
         Prepaid Expenses                                     (3,058)           77          (4,090)
         Deposits                                             (5,428)           --          (5,428)
   Increase (Decrease) in Liabilities:
         Accounts Payable                                    125,482          (359)        157,283
         Deferred Compensation to Members                         --        74,540         179,423
         Accrued Expenses                                     61,212        (5,717)         66,150
                                                         -----------   -----------     -----------
      Total Adjustments                                      182,176        65,873         370,955
                                                         -----------   -----------     -----------
      Net Cash Used In Operating Activities                 (759,443)      (23,335)       (759,809)
                                                         -----------   -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Additions to Intangible Assets                         (1,274,238)           --      (1,275,149)
   Purchase of Property and Equipment                       (340,621)      (55,321)       (440,668)
                                                         -----------   -----------     -----------
      Net Cash Used In Investing Activities               (1,614,859)      (55,321)     (1,715,817)
                                                         -----------   -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from Short Term Notes                          2,325,000         9,000       2,334,000
   Repayments of Short Term Notes                                 --        (9,000)         (9,000)
   Proceeds from Issuance of Members' Equity                 101,500         3,700         217,720
   Redemption of Members' Interest                                --       (13,000)        (13,000)
   Increase (Decrease) in Minority Interest                   (5,845)       48,903          43,058
   Principal Payments under Capital Lease Obligations           (711)         (628)         (1,382)
                                                         -----------   -----------     -----------
      Net Cash Provided By Financing Activities            2,419,944        38,975       2,571,396
                                                         -----------   -----------     -----------
                                                              45,642       (39,681)         95,770
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH AND CASH EQUIVALENTS-BEGINNING                           50,128        89,809              --
                                                         -----------   -----------     -----------
CASH AND CASH EQUIVALENTS-ENDING                         $    95,770   $    50,128     $    95,770
                                                         ===========   ===========     ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash Paid For Interest                                $       459   $     2,270     $       521
                                                         ===========   ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (CONTINUED FROM PAGE D-11)

                                                                                   May 1, 2000
                                                        Year Ended December 31,   (Inception)to
                                                        -----------------------    December 31,
                                                          2002          2001           2002
                                                        ----------   ----------   -------------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Members' Equity in Exchange for Rent                      $    --      $1,000        $ 4,500
Equipment Contributed by Non-Members                           --          --         34,730
Equipment Acquired with Capital Lease                          --          --          1,652
Furniture Acquired with Note Payable                       11,600          --         11,600
Note Payable Paid with Equity                              36,600          --         36,600
Minority Interest in Subsidiary Acquired with Equity       27,310          --         27,310
Property & Equipment Additions Included in Accounts
   Payable                                                 33,215          --         33,215
Additions to Intangibles Included in Accrued Expenses      45,000          --         45,000

   The accompanying notes are an integral part of these financial statements.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

Note 1 - Summary of Significant Accounting Policies

     The following is a summary of significant accounting policies followed in the preparation of these financial statements. These policies conform to accounting principles generally accepted in the United States of America and have been consistently applied.

     Nature of Activities - The Company is currently conducting research and development activities to develop commercial applications for the One Atmosphere Uniform Glow Discharge Plasma, a process of non-thermal, atmospheric pressure processing for use in areas such as sterilization, decontamination, surface cleaning and etching.

     Principles of Consolidation - The consolidated financial statements of Atmospheric Glow Technologies, LLC include its subsidiary, Plasma Gen, LLC. Plasma Gen, LLC was created in January 2001 by the Company to pursue the commercialization of one application of the One Atmosphere Uniform Glow Discharge Plasma technology. All significant intercompany accounts and transactions have been eliminated.

     Revenue and Cost Recognition - Revenues from research contracts and grants are recognized as costs are incurred under a percentage of completion method. Contract costs include direct materials, labor, subcontract costs and allocated indirect costs such as indirect labor costs, occupancy costs and other general overhead. General and administrative costs are charged to expense as incurred.

     Receivables - The Company's receivables are primarily with Federal government agencies. The receivables are stated at estimated net realizable values. It is the policy of management to review the outstanding accounts receivable periodically, as well as the bad debt write-offs experienced in the past, and establish an allowance for doubtful accounts for uncollectible amounts. Anticipated bad debts are considered by management to be negligible and, accordingly, no provision for bad debts has been included in the accompanying statements.

     Property and Equipment - Property and equipment are stated at cost. Depreciation on equipment is computed primarily on a straight-line basis over estimated useful lives ranging from three to ten years.

     Income Taxes - Deferred income taxes are provided for differences in the timing of reporting income for financial statement and tax purposes arising from differences in the methods of accounting for depreciation. Accelerated depreciation methods are used for tax purposes, and straight-line depreciation is used for financial statement purposes. As a Limited Liability Company, the company is treated as a partnership for Federal income tax purposes and does not pay federal income tax. No provision for state excise tax was necessary due to operating results.

     Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Advertising - Advertising costs are charged to expense as incurred and totaled $45,024 for the year ended December 31, 2002, and from inception.

Note 2 - Receivables

     Receivables at December 31, were as follows:

                                         2002       2001
                                       --------   --------
     U.S. Army                         $ 50,233   $  4,496
     U.S. Air Force                      32,590         --
     Environmental Protection Agency     15,923     28,021
     Oak Ridge National Laboratory        8,065         --
     National Institutes of Health           --      8,611
     University of Tennessee                 --      2,497
     Other                                  702         --
                                       --------   --------
        Total Receivables              $107,513   $ 43,625
                                       ========   ========

Note 3 - Property and Equipment

                                            2002       2001
                                          --------   --------
     Equipment                            $352,546   $115,598
     Furniture and Fixtures                 52,409         --
     Computer Equipment                     19,861     13,736
     Leasehold Improvements                     --      7,098
                                          --------   --------
        Total                              424,816    136,432
        Less Accumulated Depreciation      (36,280)   (12,740)
                                          --------   --------
           Property and Equipment - Net    388,536    123,692
        Add: Construction in Process        72,707         --
                                          --------   --------
     Total Property and Equipment         $461,243   $123,692
                                          ========   ========

          Property and equipment includes $34,730 in equipment donated by non-members. Property and equipment also includes $1,653 in computer equipment acquired under capital lease, with accumulated amortization of $1,653 and $321 included in accumulated depreciation at December 31, 2002 and 2001, respectively. Depreciation and amortization expense for the year ended December 31, 2002, was $22,430 and $1,331, respectively. Depreciation and amortization expense for the year ended December 31, 2001, was $10,478 and $23, respectively.

Note 4 - Capital Lease Obligation
                                                    2002    2001
                                                    ----   -----
Computer Lease Obligation,
   due in monthly payments of $70, which
   includes principal and interest at 19.75%
   through May 2003                                 $270   $ 981
      Less Current Maturities                         --    (647)
                                                    ----   -----
Capital Lease Obligation, Less Current Maturities   $270   $ 334
                                                    ====   =====

Note 5 - Leases

          The Company leases office facilities under a month to month agreement. In September 2002, the Company entered into a new lease agreement for facilities expiring April 2005. Rental payments of $7,164 begin May 1, 2003. Rental expense for all operating leases for the years ended December 31, 2002 and 2001 was approximately $39,000 and $9,200, respectively.

          Future minimum lease payments at December 31, 2002 required under operating leases:

Year Ending December 31,
2003                       $ 57,312
2004                         85,968
2005                         28,656
                           --------
Total                      $171,936
                           ========

Note 6 - Related Party Transactions

          During the year ended December 31, 2002, a loan of $225,000 to purchase equipment was received from a member. At December 31, 2002, the member had elected to exercise their option to convert the note into common stock of Tice Technologies. The stock had not been issued.

          Also, during the year ended December 31, 2002, a loan of $36,600 was received from a member's spouse. This note had been converted to equity at December 31, 2002.

          Approximately $220,000 was payable to members at December 31, 2002, including interest of approximately $9,000, deferred compensation from 2001 and 2000 of approximately $180,000, and various expense reimbursements.

          During the year ended December 31, 2001, the Company received cash advances of $9,000 from a related party. The Company paid interest on these amounts at 6.5% per month totaling $1,872. All advances had been repaid at December 31, 2001.

Note 7 - Compensation to Members

          During the years ended December 31, 2002 and 2001, the Company incurred $235,501 and $225,540, respectively, of compensation to members for technical and administrative services ($590,192 since inception of the Company.) Of the $590,192 since inception, the members deferred $179,423 until such time as the Company is deemed by the Board of Governors to be in a better position to make such payments.

Note 8 - Members' Equity

          The Company was organized on October 20, 2000, as a Tennessee Limited Liability Company with a duration of 49 years. There are four classes of Member Interest, designated as follows:

                                   Percent of    Authorized   Outstanding
                                 Distributions      Units        Units       Amount
                                 -------------   ----------   -----------   --------
A-1   Voting                           0.99%          1,000       1,000     $     30
A-2   Voting                           0.01%              1           1           --
B     Non-Voting                      95.00%      1,000,000      98,677      275,925
C     Non-Voting                       4.00%            100         100           --
                                     ------       ---------      ------     --------
         Total Members' Equity       100.00%      1,001,101      99,778     $275,955
                                     ======       =========      ======     ========

          The voting rights of the Classes of Member Interest are set forth in the Articles of Organization. Only holders of Class A-1 Voting Interest have a vote on any matter except for the election of members to the Board of Governors. The holder of the Class A-2 unit has the right to elect one member to the Board.

          During the year ended December 31, 2002, the Company issued 9,877 units of Class B interest for total consideration of $168,235, including $100,000 cash. Non-cash components were: $3,505 compensation to management, $37,420 conversion of a note payable, and $27,310 to purchase the minority interest in its subsidiary.

          During the year ended December 31, 2001, the Company redeemed 11,200 units of Class B interest for $13,000 and received $3,700 for 12,200 units. This redemption was part of a settlement agreement with two departing former members.

Note 9 - Interest Expense

          Interest incurred and charged to expense for the years ended December 31, 2002 and 2001, totaled $10,204 and $2,270, respectively, including $8,926 in interest costs associated with product financing arrangements in fiscal 2002.

Note 10 - Research and Development Contracts

          Substantially all of the Company's revenue is earned by research and development projects related to possible applications of the One Atmosphere Uniform Glow Discharge Plasma and sponsored by Federal agencies. These contracts and grants primarily reimburse costs expended, both direct project costs such as direct materials, labor, subcontract costs, and certain allocated indirect costs such as indirect labor costs, occupancy costs and other general overhead. Due to the nature of the contracts, total costs allocated to a contract approximate revenues earned. Contract terms are generally payable upon submission of a periodic progress statement to the funding agency, and are typically paid within 30 days of submission. Certain Federal agencies perform reviews of the Company prior to granting the contracts, and all contracts are subject to final audit and possible refunds at the discretion of the Federal agencies. One agency requires a holdback of 15% of all costs until final completion. In the case of contracts and grants, rights to any inventions vest with the Company, providing certain requirements are met.

          Substantially all of the Company's costs are for research and development, either directly or indirectly, and relate to both research contracts and internal research projects.

Note 11 - Concentration of Credit Risk

          The Company maintains cash accounts at various financial institutions. The balances, at times, may exceed federally insured limits. At December 31, 2002, the Company had cash on deposit exceeding the federally insured limit by $17,156.

Note 12 - Notes Payable Under Agreement with Tice Technology

          The Company entered into a letter of intent to sell substantially all of its assets, including all tangible property and commercialization, patent and market rights, to Tice Technology, Inc. (Tice,) a publicly traded holding company, in exchange for 87,456,629 shares of Tice Common stock (approximately 34%) and 500,000 shares of Tice Class B Common (approximately 67%.)

          The Term Sheet was extended in January 2003 to expire no later than June 30, 2003, and is non-binding except as to repayment, or conversion to equity, of funds advanced by Tice prior to closing and certain confidentiality and exclusivity provisions and is contingent on the execution of a definitive agreement. As part of the agreement, Tice provided $1,500,000 to the Company prior to closing to allow the Company to fulfill a Stock Redemption Release and Acquisition Agreement with A3 Technologies, Inc., with whom the Company had previously signed a term sheet.

          In addition, Tice provides funding for the Company's operations through advances until the sale agreement closes. At December 31, 2002, Tice had provided a total of $2,075,000 in advances, including operating advances, and the $1,500,000 referred to above. These advances, initially non-interest bearing, were converted on January 1, 2003 into a note payable due September 30, 2003 bearing interest at 10%.

          A $225,000 loan originally from a member of the Company will be converted to Tice stock and will therefore be owed to Tice. This note bears interest at 8%, is due March 31, 2003, and is secured by equipment.

Note 13 - SIMPLE Plan

          During 2002, the Company established a Savings Incentive Match Plan for Employees of Small Employers (SIMPLE) covering all employees receiving at least $5,000 in compensation in a calendar year. The Company contributes 2% of eligible compensation. Cost of the plan for the year ending December 31, 2002, was $7,394.

Note 14 - Acquisition of A3 Technologies

          On July 9, 2002, under the terms of a settlement agreement, the Company acquired 100% ownership of the outstanding common shares of A3 and obtained and perfected all ownership rights associated with certain intellectual property which were either not owned by the Company at that time or were disputed as to their ownership.

          The results of A3's operations have been included in the consolidated financial statements of the Company since July 9, 2002. A3 was formed for the purposes of raising capital for the development of products based on certain patents and intellectual property and the commercialization of such products. As a result of the acquisition of A3 stock, the Company perfected its ownership of certain patent rights and rights to commercialize, the ownership of which was clouded by the original November 2001 documents and threats of litigation between the parties. The resolution of these issues has allowed the Company, through an agreement with Tice Technology, Inc., to raise additional capital for the development and commercialization of its products.

          The aggregate purchase price was $1,525,000 cash, the payment of which accomplished three purposes:

               1. Acquired 100% ownership of the outstanding common shares of A3.
               2. Perfected the Company's title to rights under certain patents and a license agreement with the University of Tennessee Research Corporation ("UTRC") and other intellectual property and patent rights.
               3. Prevented the filing of a lawsuit against the Company by A3 or other stockholders of A3 which would have impaired the Company's ability to exploit the intellectual property rights that were in dispute, impaired the Company's ability to raise additional capital and avoided the depletion of the Company's resources due to the anticipated expense of a highly technical and potentially protracted litigation of the issues.

          Except for the intangible rights described above, the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition was nominal. The acquisition cost allocated to the commercialization rights (including internally developed patents, unpatented technologies and the license agreement with UTRC) was $1,205,000--an increase of $105,000 over the previously released statements. Expenses, as restated, were reduced by the same amount. These rights are being amortized over 15 years (the average remaining lives of the underlying patents). The remaining cost of the settlement agreement, $320,000, is included in operating expenses as settlement costs and is reasonable based on estimated costs to avoid litigation with A3 and its shareholders.

Note 15 - Intangibles

     Intangibles at December 31, 2002, include:

                                                                                  Amortization
                                                    Accumulated                ------------------
                                        Amount     Amortization       Net      Expense    Period
                                      ----------   ------------   ----------   -------   --------
     Commercialization Rights         $1,205,000      $30,556     $1,174,444   $30,556   15 years
     Purchased Patents                   100,000        2,315         97,685     2,315   18 years
     Trademark                               911           59            852        23   40 years
     Attorney  fees  incurred  in
        relation to patents not yet       14,238           --         14,238        --
        granted
                                      ----------      -------     ----------   -------
        Total                         $1,320,149      $32,930     $1,287,219   $32,894
                                      ==========      =======     ==========   =======

          Amortization costs for the next five years are expected to be approximately $79,000 per year.

Note 16 - Equity Based Compensation

          Effective January 1, 2002, the Company awarded to members of management a bonus of 5% of the Class B membership interests. Compensation costs recognized were $3,505 based on 4,673 shares issued with a value of $.75 per share. At December 31, 2002, the Company had also granted an option to its incoming Governor for 1,600 shares at $.75 per share which had not been exercised. Compensation costs related to these shares of $1,200 is expected to be recognized as services are provided in 2003.

Note 17 - Subsidiaries

          At December 31, 2002, the Company acquired the 34.1381% minority interest in its subsidiary, Plasma Gen, LLC, by issuing 863 shares of its Class B membership interest valued at $27,310. The value of the shares issued was determined based on the contribution of an outside investor for Class B shares at the same date. The subsidiary had initially been formed to pursue a particular commercialization project, but had been generally inactive since formation. The reason for the acquisition was to simplify the structure of the Company.

        Condensed Balance Sheet for Plasma Gen, LLC at December 31, 2002

Cash                                                                       $ 8,635
Property and Equipment - Assigned Value (Net of Accumulated Depreciation
   of $3,153, and reduced in consolidation by $17,248)                       7,490
                                                                           -------
   Total Assets                                                            $16,125
                                                                           =======

Advances from Parent                                                       $25,016
Equity                                                                      (8,891)
                                                                           -------
   Total Liabilities and Equity                                            $16,125
                                                                           =======

          At December 31, 2002, the Company also owns a majority of the stock of A3 Technologies. The stock is held in escrow pending its liquidation and has been inactive since its acquisition.

Note 18 - Continuing Operations

          As discussed above, upon closing of the agreed upon sale, it is expected that the Company's operations will cease except for the holding of Tice stock. The Company is restricted from transferring the acquired shares for a period of twelve months following the closing. However, the acquired shares may be distributed to the Company's members in the event that the Company liquidates.

          Should the sale not be completed, Tice has the option of converting the Company's debt to equity. Should the sale not be completed, the Company's revenues are insufficient to fund its operations at their current level.

                                   Appendix E

          Tice Technology, Inc. And Atmospheric Glow Technologies, LLC
           Unaudited Pro Forma Combined Condensed Financial Statements

                                    Contents

Unaudited Pro Forma Combined Condensed Balance Sheet.........................E-1
Unaudited Pro Forma Combined Condensed Statement of Operations...............E-2
Unaudited Pro Forma Combined Condensed Statement of Operations...............E-3
Notes to Unaudited Pro Forma Combined Condensed Financial Statements.........E-4

          Tice Technology, Inc. And Atmospheric Glow Technologies, LLC
              Unaudited Pro Forma Combined Condensed Balance Sheet
                            As Of September 30, 2003

                                                                           Adjusted      Atmospheric
                                                  Tice                        Tice          Glow
                                              Technology,     Disposal    Technology,   Technologies,   Acquisition
                                                  Inc.      Adjustments       Inc.           LLC        Adjustments   Pro Forma
                                              -----------   -----------   -----------   -------------   -----------   ----------
                                              (unaudited)                 (unaudited)    (unaudited)
Assets

Cash                                          $     5,478   $        --   $     5,478    $    87,257    $   575,000   $  667,735

Accounts receivables                                   --            --            --        135,236             --      135,236
Advances to Atmospheric Glow Technologies,
   LLC                                          2,687,500            --     2,687,500             --     (2,687,500)          --
Prepaid expenses and other current assets              --            --            --         28,421             --       28,421
Assets of discontinued operations                 369,866      (369,866)           --             --             --           --
                                              -----------   -----------   -----------    -----------    -----------   ----------
   Total current assets                         3,062,844      (369,866)    2,692,978        250,914     (2,112,500)     831,392

Property and equipment, net                            --            --            --        577,559             --      577,559

Note receivable                                   209,000            --       209,000             --             --      209,000
Intangible assets, net                            151,765            --       151,765      1,238,869             --    1,390,634

   Total assets                               $ 3,423,609   $  (369,866)  $ 3,053,743    $ 2,067,342    $(2,112,500)  $3,008,585
                                              ===========   ===========   ===========    ===========    ===========   ==========

Liabilities and Stockholders' (Deficit)
   Equity
Current portion of notes payable              $ 4,102,615   $        --   $ 4,102,615    $        --    $(3,191,015)  $  911,600
Current portion of notes payable to related
   parties                                      1,056,250     1,300,000     2,356,250      2,945,495     (5,268,750)      32,995
Obligations under sale agreements                      --       628,293       628,293             --       (628,293)          --
Accounts payable                                  279,488            --       279,488        231,170             --      510,658
Accrued liabilities                               557,782            --       557,782         78,020       (423,700)     212,102
Liabilities of discontinued operations          2,871,896    (2,871,896)           --             --             --           --
                                              -----------   -----------   -----------    -----------    -----------   ----------
   Total current liabilities                    8,868,031      (943,603)    7,924,428      3,254,685     (9,511,758)   1,667,355
                                              -----------   -----------   -----------    -----------    -----------   ----------
Deferred compensation to members                       --            --            --        179,423             --      179,423
Notes  payable  to  related  parties, less
   current portion                                565,721            --       565,721             --             --      565,721
Liabilities of discontinued operations             23,837       (23,837)           --             --             --           --
                                              -----------   -----------   -----------    -----------    -----------   ----------
   Total liabilities                            9,457,589      (967,440)    8,490,149      3,434,108     (9,511,758)   2,412,499

Stockholders' (deficit) equity                 (6,033,980)      597,574    (5,436,406)    (1,366,766)     7,399,258      596,086
                                              -----------   -----------   -----------    -----------    -----------   ----------
Total liability and stockholders'
   (deficit) equity                           $ 3,423,609   $  (369,866)  $ 3,053,743    $ 2,067,342    $(2,112,500)  $3,008,585
                                              ===========   ===========   ===========    ===========    ===========   ==========

  See Notes to the Unaudited Pro Forma Combined Condensed Financial Statements

          Tice Technology, Inc. And Atmospheric Glow Technologies, LLC Unaudited Pro Forma Combined Condensed Statement Of Operations

                                                Tice        Atmospheric
                                             Technology,        Glow
                                                Inc.       Technologies,
                                            For the year     LLC For the
                                                ended        year ended
                                              March 31,     December 31,
                                                2003            2002       Adjustments     Pro Forma
                                            ------------   -------------   -----------   ------------
                                                                              Note 3
Operating revenues:
   Contract revenues earned                   $      --     $  511,881       $     --    $    511,881
   Other                                        130,769            479             --         131,248
                                              ---------     ----------       --------    ------------
      Total operating revenues                  130,769        512,360             --         643,129
                                              ---------     ----------       --------    ------------
Operating expenses:
   Compensation of members                           --        235,501             --         235,501
   Laboratory materials and services                 --        325,803             --         325,803
   General and administrative expenses          703,300        305,191             --       1,008,491
   Payroll and related costs                         --        181,146             --         181,146
   Occupancy expenses                                --         92,183             --          92,183
   Settlement agreement                              --        320,000             --         320,000
                                              ---------     ----------       --------    ------------
      Total operating expenses                  703,300      1,459,824             --       2,163,124
                                              ---------     ----------       --------    ------------
                                               (572,531)      (947,464)            --      (1,519,995)
Operating loss
Other expenses
   Interest expense                            (344,638)            --        245,764         (98,874)
   Other expense                                (50,000)            --             --         (50,000)
                                              ---------     ----------       --------    ------------
                                               (967,169)      (947,464)       245,764      (1,668,869)
Loss from continuing operations
   before foreign taxes
Provision for foreign taxes                      13,077             --             --         13,077
                                              ---------     ----------       --------    ------------
Loss from continuing operations               $(980,246)    $ (947,464)      $245,764    $ (1,681,946)
                                              =========     ==========       ========    ============

Pro forma basic and diluted loss from
   continuing operations per share                                                       $      (0.01)
                                                                                         ============
Shares used in the calculation of
   pro forma basic and diluted loss from
   continuing operations per share                                                        253,550,315
                                                                                         ============

       See Notes to the Unaudited Pro Forma Combined Financial Statements

          Tice Technology, Inc. And Atmospheric Glow Technologies, LLC Unaudited Pro Forma Combined Condensed Statement Of Operations

                                                             Atmospheric
                                                 Tice           Glow
                                             Technology,    Technologies,
                                                 Inc.       LLC the year
                                             For the six     six months
                                             months ended       ended
                                            September 30,      June 30,
                                                 2003            2003        Adjustments      Pro Forma
                                            -------------   -------------   -------------   ------------
                                             (unaudited)     (unaudited)    (Notes 4 & 5)
Operating revenues:
   Contract revenues earned                   $      --       $ 252,568        $     --     $    252,568
   Other                                         45,046              --              --           45,046
                                              ---------       ---------        --------     ------------
      Total operating revenues                   45,046         252,568              --          297,614
                                              ---------       ---------        --------     ------------
Operating expenses:
   Compensation of members                           --         118,069              --          118,069
   Laboratory materials and services                 --          94,061              --           94,061
   General and administrative expenses          225,557         123,528              --          349,085
   Payroll and related costs                         --         158,949              --          158,949
   Occupancy expenses                                --         125,078              --          125,078
                                              ---------       ---------        --------     ------------
      Total operating expenses                  225,557         619,685              --          845,242
                                              ---------       ---------        --------     ------------
                                               (180,511)       (367,117)             --         (547,628)
Operating loss
Other expenses
   Interest expense                            (203,864)             --         154,427          (49,437)
                                              ---------       ---------        --------     ------------
                                               (384,375)       (367,117)        154,427         (597,065)
Loss from continuing operations
   before foreign taxes
Provision for foreign taxes                       4,505              --              --            4,505
                                              ---------       ---------        --------     ------------
Loss from continuing operations               $(388,880)      $(367,117)       $154,427     $   (601,570)
                                              =========       =========        ========     ============
Pro forma basic and diluted loss from
continuing operations per share                                                             $      (0.00)
                                                                                            ============
Shares used in the calculation of
   pro forma basic and diluted loss from
   continuing operations per share                                                           253,550,315
                                                                                            ============

       See Notes to the Unaudited Pro Forma Combined Financial Statements

          Tice Technology, Inc. And Atmospheric Glow Technologies, LLC
                          Notes To Unaudited Pro Forma
                     Combined Condensed Financial Statements
                            As of September 30, 2003

Tice Technology, Inc. & Subsidiaries ("Tice" or the "Company") has decided to pursue a new line of business in an effort to improve operating performance. Historically, the Company has incurred operating losses through its former and existing subsidiaries, and the Board of Directors and management believe that a new opportunity is needed to improve operating results and provide the possibility of creating future value. The technology owned by A-G Tech, in the opinion of the Board of Directors, represents this opportunity. This represents a major shift of strategy for the Company.

                              BASIS OF PRESENTATION

The accompanying unaudited pro forma combined condensed financial statements (the "Statements") give effect to the acquisition by Tice and its subsidiaries, Tice Engineering and Sales, Inc. ("TES" and LandOak Company, Inc. ("LandOak"), of Atmospheric Glow Technologies, LLC ("AG Tech"), and the effect of the disposal of LandOak by Tice. This acquisition and disposal (the "Transaction") are expected to occur no later than March 31, 2004. The accompanying Statements include the combined condensed September 30, 2003, balance sheet and the combined condensed statements of operations for the year ended March 31, 2003 for Tice and December 31, 2002 for A-G Tech, and the six-months ended September 30, 2003 for Tice and June 30, 2003 for A-G Tech.

The March 31, 2003 financial statements for Tice and the December 31, 2002 financial statements for A-G Tech used in the pro forma information have been audited. All other financial statements used in the pro forma information are unaudited. In the opinion of management, the unaudited financial statements used in the pro forma information reflect all adjustments necessary to present fairly the respective pro forma combined condensed financial statements. Such adjustments consist only of normal recurring accruals and adjustments and intercompany eliminations.

The Statements reflect accounting for this Transaction as a reverse acquisition, except that no goodwill or other intangibles are recorded. That is, the Transaction, after Tice's disposition of LandOak, is equivalent to the issuance of stock by A-G Tech for the net monetary assets of Tice, accompanied by a recapitalization.

These Statements should be read in conjunction with the audited financial statements and related notes for both of Tice and A-G Tech contained elsewhere in the proxy statement. Combined operations for the periods that are reflected in the accompanying Statements are not necessarily indicative of those to be expected for the entire fiscal year.

                   PRO FORMA COMBINED CONDENSED FINANCIAL DATA

The unaudited pro forma combined condensed balance sheet as of September 30, 2003 is presented as if the reverse acquisition had occurred as of September 30, 2003. The unaudited pro forma combined condensed statements of operations for the year ended March 31, 2003 and the six-months ended September 30, 2003 for Tice and the unaudited pro forma combined condensed statements of operations for the year ended December 31, 2002 and the six-months ended June 30, 2003 for A-G Tech are presented as if the reverse acquisition had occurred at the beginning of each of the periods presented.

These Statements are based on the assumptions and adjustments described in the accompanying notes and should be read in conjunction with the audited financial statements of Tice and A-G Tech. These Statements are based on historical information and not necessarily indicative of the financial position that would have been reported had such events actually occurred on the date specified, nor is it indicative of the merged Company's financial future.

Note 1 - Overview

Tice and A-G Tech have entered into a term sheet to allow Tice to acquire the assets of A-G Tech. The closing of this Transaction is expected to be no later than March 31, 2004. Tice is a publicly held holding company with two subsidiaries. A-G Tech is a Tennessee Limited Liability Company that is a development stage enterprise pursuing the development and commercialization of the patented One Atmospheric Uniform Glow Discharge Plasma.

Several conditions, some of which have been met, are required for the Transaction to be completed. Tice must divest two of its subsidiaries, MidSouth and LandOak. Tice has sold MidSouth. Tice has a verbal agreement to sell LandOak to two current directors of Tice. Additionally, Tice must have the shareholders of Tice approve an amendment to the charter of the Company increasing the number of authorized shares of Tice to 400,000,000 from its current 30,000,000. Tice must also raise a minimum of $6.5 million, with a minimum of $5.0 million to be available to A-G Tech both before and after closing, and all prior liabilities of Tice must be paid prior to or at closing of the Transaction. Tice has raised $3.5 million during a Phase I Private Placement, and is currently undertaking a Phase II Private Placement to raise between $6 million and $12.8 million to meet or exceed the requirements of the term sheet with A-G Tech. In consideration of the purchase by Tice, Tice will issue 87 million shares of Tice common stock to A-G Tech.

Note 2 - Adjustments to the Unaudited Pro Forma Combined Condensed Balance Sheet

The following table summarizes eliminations and adjustments made to the unaudited pro forma combined condensed balance sheet:

           Tice Technology, Inc. and Atmospheric Glow Technology, LLC
            Adjustments to Pro Forma Combined Condensed Balance Sheet
                               September 30, 2003
                                    Unaudited

                                                                        Acquisition Adjustments
                                                               ------------------------------------------
                                                     (A1)          (A2)           (A3)           (A4)          Total
                                                   Sale of     Intercompany       Fund      Conversion of   Acquisition
                                                   LandOak     Eliminations     Raising         Notes       Adjustments
                                                 -----------   ------------   -----------   -------------   -----------
Assets

Cash                                             $        --    $        --   $   575,000    $        --    $   575,000
Accounts receivables                                      --             --            --             --             --
Advances to Atmospheric Glow Technologies, LLC            --     (2,687,500)           --             --     (2,687,500)
Prepaid expenses and other current assets                 --             --            --             --             --
Assets of discontinued operations                   (369,866)            --            --             --             --
                                                 -----------    -----------   -----------    -----------    -----------
   Total current assets                             (369,866)    (2,687,500)      575,000             --     (2,112,500)

Property and equipment, net                               --             --            --             --             --

Note receivable                                           --             --            --             --             --
Intangible assets, net                                    --             --            --             --             --

   Total assets                                  $  (369,866)   $(2,687,500)  $   575,000    $         0    $(2,112,500)
                                                 ===========    ===========   ===========    ===========    ===========

Liabilities and Stockholders' Deficit

Current portion of notes payable                 $        --    $        --   $   575,000    $(3,766,015)   $(3,191,015)
Current portion of notes payable to
   related parties                                 1,300,000     (2,687,500)           --     (2,581,250)    (5,268,750)
Obligations under sale agreements                    628,293             --            --       (628,293)      (628,293)
Accounts payable                                          --             --            --             --             --
Accrued liabilities                                       --             --            --       (423,700)      (423,700)
Liabilities of discontinued operations            (2,871,896)            --            --                            --
                                                 -----------    -----------   -----------    -----------    -----------
   Total current liabilities                        (943,603)    (2,687,500)      575,000     (7,399,258)    (9,511,758)
                                                 -----------    -----------   -----------    -----------    -----------
Deferred compensation to members                          --             --            --             --             --
Notes payable to related parties, less
   current portion                                        --             --            --             --             --
Liabilities of discontinued operations               (23,837)            --            --             --             --
                                                 -----------    -----------   -----------    -----------    -----------
   Total liabilities                                (967,440)    (2,687,500)      575,000     (7,399,258)    (9,511,758)

Stockholders' deficit                                597,574             --            --      7,399,258      7,399,258
                                                 -----------    -----------   -----------    -----------    -----------

Total liability and stockholders' deficit        $  (369,866)   $(2,687,500)  $   575,000    $         0    $(2,112,500)
                                                 ===========    ===========   ===========    ===========    ===========

Note 2 - Adjustments to the Unaudited Pro Forma Combined Condensed Balance Sheet (continued)

Eliminations and Adjustments:

(A1) Represents the elimination of assets and liabilities of LandOak Company, Inc. ("LandOak" the stock of which is being sold to Patrick Martin and Michael Atkins (Tice directors) as a condition of the reverse acquisition of the Company with A-G Tech. The Company's intercompany obligation of $628,293 to LankOak remains as an obligation payable to the purchaser under the terms of stock sale agreeement and is convertible into Common Stock at a rate of $0.11 per share at the option of the holders. Also remaining are convertible notes totaling $1,300,000 issued to Mr. Martin and Mr.Atkins as part of their agreement to acquire LandOak and to satisfy certain loan reduction requirements of LandOak. The $1,300,000 notes payable to Mr. Martin and Mr. Atkins convert at a rate of $0.07 per share, similar to terms given to investors of the Phase I Private Placement. The Company expects to realize a gain on the LandOak sale of approximately $600,000.

(A2) Represents the elimination of intercompany amounts due to and from the parties. Amounts include a due to Tice from A-G Tech of $2,687,500 and a due from A-G Tech to Tice of $2,687,500.

(A3) Additional funds raised during the Company's Phase II Private Placement offerings, representing the minimum amounts needed to satisfy the requirements of the Term Sheet between the Company and A-G Tech.

(A4) Represents the conversion of notes payable, notes payable-related parties and other obligations of the Company to equity as follows:

                                                                  Per
                          Description                            Share     Amount
                          -----------                            -----   ----------
     Phase I Private Placement - non-related parties             $0.07   $3,293,516
     Assumed bank obligation  - Mr. Martin                        0.11      372,499
     Assumed note payable - Mr. Martin                            0.11      100,000
                                                                         ----------
                                                                         $3,766,015
                                                                         ==========

     Phase I Private Placement - related parties                  0.07   $1,006,250
     Notes payable - Mr. Martin and Mr. Atkins                    0.07    1,300,000
     Assumed note payable - Mr. Martin                            0.11       50,000
     Note payable- Tennessee Center for Research & Development    0.07      225,000
                                                                         ----------
                                                                         $2,581,250
                                                                         ==========

     Assumed obligation - Mr. Martin and Mr. Atkins               0.11   $  628,293
                                                                         ==========

     Accrued wages and consulting fees                            0.11   $  146,291
     Assumed note payable interest - Mr. Martin                   0.11       49,250
     Accrued interest satisfied with Phase I conversions                    228,159
                                                                         ----------
                                                                         $  423,700
                                                                         ==========

Note 3 - Adjustment to the Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended March 31, 2003, for Tice and the year ended December 31, 2002, for A-G Tech represents elimination of certain interest expense related to all interest bearing notes payable converted to equity or paid at closing of the reverse acquisition between Tice and A-G Tech.

Note 4 - Adjustment to the Unaudited Pro Forma Combined Condensed Statement of Operations for the six-months ended September 30, 2003, for Tice and the six-months ended June 30, 2003, for A-G Tech represents elimination of certain interest expense related to all interest bearing notes payable converted to equity or paid at closing of the reverse acquisition between Tice and A-G Tech.

Note 5 - As permitted by SFAS 148 and 123, Tice will choose to apply the fair value method in accounting for options issued as part of this business combination. As a condition of the proposed transaction, Tice has agreed to issue to The Lanrick Group, Inc., which is owned by Mr. Martin, a director and shareholder of Tice, options to acquire 7,142,857 Tice Common Shares at a price of $0.07 per share for three years and to A-G Tech options to acquire 1,375,000 Tice Common Shares at a price of $0.11 per share for three years. There is a fair market value for the Lanrick options of $28,574 and no value for A-G Tech options (based on a share price of $0.06 on December 19, 2003, a dividend growth rate of 0.0%, expected volatility of 12% as determined using the prior three year period, a risk-free interest rate of 4.41 % and a three year life). There is no impact on stockholders' deficit for the period shown and there would be no impact on the net loss per share for the periods covered.

             CONSENT OF COULTER & JUSTUS, P.C., INDEPENDENT AUDITORS

     We consent to the incorporation by reference in Amendment 3 to the Proxy Statement (Schedule 14A) of Tice Technology, Inc. of our report dated May 9, 2003 with respect to the consolidated financial statements of Tice Technology, Inc. included in the Annual Report (Form 10-KSB) for the year ended March 31, 2003.


Coulter & Justus, P.C.

/s/ Coulter & Justus, P.C.

Knoxville, Tennessee
December 30, 2003

            CONSENT OF BIBLE HARRIS SMITH, P.C., INDEPENDENT AUDITORS

     We consent to the incorporation by reference in Amendment No. 3 to the Proxy Statement (Schedule 14A) of Tice Technology, Inc. of our report dated February 25, 2003, except for Note 14 as to which the date is December 16, 2003 with respect to the financial statements of Atmospheric Glow Technologies, LLC for the years ended December 31, 2002 and 2001.


/s/ Bible Harris Smith, P.C.

Bible Harris Smith, P.C.

Knoxville, Tennessee
December 30, 2003

---
 X  PLEASE MARK VOTES
--- AS IN THIS EXAMPLE

                                 REVOCABLE PROXY
                              TICE TECHNOLOGY, INC.

ANNUAL MEETING OF SHAREHOLDERS

          The undersigned shareholder of Tice Technology, Inc hereby appoints PATRICK MARTIN and CHARLES R. WEST, and each of them, attorneys and proxies, with power of substitution, to vote all of the Common Shares of Tice held of record in the name of the undersigned at the close of business on January 2, 2004 at the Annual Meeting of Shareholders of Tice on February 23, 2004, at 10:00 a.m. EDT at 10267 Kingston Place, Knoxville, Tennessee 37922 or at any postponement or adjournment thereof, in accordance with the Notice and Proxy Statement received, for the election of directors and other matters described therein and as may properly come before the meeting. The undersigned hereby ratifies all acts that said Proxy may do and cause to be done in the premises, whether at said meeting or at any change, adjournment, or continuation thereof, and hereby revokes all prior proxies.

                                                       -------------------------
               Please be sure to sign and date         Date
               Date this Proxy in the box below.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
     Stockholder sign above              Co-holder (if any) sign above

1. Election of Directors.

David J. DeCrane, Michael W. Howard, Patrick L. Martin, Thomas W. Reddoch and Kimberly Kelly-Wintenberg

-------- -------- ----------
           With-    For All
  For      Hold     Except
  [ ]       [ ]       [ ]
-------- -------- ----------

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

---------- ---------- -----------
   For       Against    Abstain
---------- ---------- -----------
   [ ]        [ ]        [ ]
---------- ---------- -----------
   [ ]        [ ]        [ ]
---------- ---------- -----------
   [ ]        [ ]        [ ]
---------- ---------- -----------
   [ ]        [ ]        [ ]
---------- ---------- -----------

2. Amendment of Certificate of Incorporation to Change Name of Corporation to Atmospheric Glow Technologies, Inc.

3. Amendment of Certificate of Incorporation to Increase Number of Common Shares Authorized to 400,000,000.

4. Ratification of Sale of Stock of MidSouth Sign Company, Inc. for the assumption of approximately $1,025,000 in liabilities and a $209,000 promissory note and Approval of Sale of Stock of LandOak Company, Inc. for the assumption of approximately $2,013,000 in liabilities.

5. Proposal to Ratify Appointment of Coulter & Justus, P.C. As Tice's Independent Auditors for the Year Ending March 31, 2004.

6. To act upon such other matters as may properly come before the meeting or any postponement or adjournments hereof.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

          This proxy, when properly executed, will be voted in accordance with the specifications indicated; but, if no indication is made, it will be voted FOR Proposals 1, 2, 3, 4 and 5. MANAGEMENT RECOMMENDS A VOTE FOR THE ABOVE MATTERS. The secretary knows of no other business to be brought before the meeting. However, if any other matters properly come before the meeting, it is expected that the proxies will vote on such matters in their discretion.

--------------------------------------------------------------------------------
    Detach above card, sign, date and mail in postage paid envelope provided.

                              TICE TECHNOLOGY, INC.
--------------------------------------------------------------------------------

     This proxy must be signed exactly as the name or names appearing on the label. If you are signing as a trustee, executor, or in any capacity other than as an individual, please so indicate.

                               PLEASE ACT PROMPTLY
                   SIGN, DATE, & MAIL IN YOUR PROXY CARD TODAY
--------------------------------------------------------------------------------

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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